     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 25, 1998

                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                   INSURANCE MANAGEMENT SOLUTIONS GROUP, INC.
             (Exact name of registrant as specified in its charter)

            FLORIDA                           6748                          59-3422536
(State or other jurisdiction of   (Primary Standard Industrial           (I.R.S. Employer
incorporation or organization)     Classification Code Number)          Identification No.)

                             ---------------------
                               360 CENTRAL AVENUE
                         ST. PETERSBURG, FLORIDA 33701
                                 (813) 803-2040
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
                               C. ANTHONY SEXTON
                           ASSOCIATE GENERAL COUNSEL
                   INSURANCE MANAGEMENT SOLUTIONS GROUP, INC.
                               360 CENTRAL AVENUE
                         ST. PETERSBURG, FLORIDA 33701
                                 (813) 803-2040
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                WITH COPIES TO:

                                                             G. WILLIAM SPEER, ESQ.
             TODD B. PFISTER, ESQ.                          POWELL, GOLDSTEIN, FRAZER
                FOLEY & LARDNER                                   & MURPHY, LLP
            100 NORTH TAMPA STREET                         191 PEACHTREE STREET, N.E.
                  SUITE 2700                                       16TH FLOOR
             TAMPA, FLORIDA 33602                            ATLANTA, GEORGIA 30303

                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

=================================================================================================================
            TITLE OF EACH CLASS OF                      PROPOSED MAXIMUM                     AMOUNT OF
          SECURITIES TO BE REGISTERED              AGGREGATE OFFERING PRICE(1)           REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------
Common Stock $.01 par value....................            $80,000,000                        $23,600
=================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                SUBJECT TO COMPLETION, DATED             , 1998
PROSPECTUS

                                                SHARES

                                     [LOGO]

                   INSURANCE MANAGEMENT SOLUTIONS GROUP, INC.
                                  COMMON STOCK
                            ------------------------
     Of the                shares of Common Stock offered hereby,
               shares are being issued and sold by Insurance Management
Solutions Group, Inc. ("IMSG" or the "Company") and                shares are
being sold by the Selling Shareholder. The Company will not receive any proceeds from the sale of Common Stock by the Selling Shareholder. See "Use of Proceeds" and "Principal and Selling Shareholders."

     Prior to this offering, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price for the
Common Stock will be between $       and $       per share. See "Underwriting"
for a discussion of the factors to be considered in determining the initial public offering price.

     The Company has applied for inclusion of the Common Stock on the Nasdaq National Market under the symbol "INMG".
                            ------------------------
     SEE "RISK FACTORS" ON PAGES 5 THROUGH 11 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

======================================================================================================================
                                                             UNDERWRITING                              PROCEEDS TO
                                         PRICE TO           DISCOUNTS AND         PROCEEDS TO            SELLING
                                          PUBLIC            COMMISSIONS(1)         COMPANY(2)          SHAREHOLDER
----------------------------------------------------------------------------------------------------------------------
Per Share........................           $                     $                    $                    $
----------------------------------------------------------------------------------------------------------------------
Total(3).........................           $                     $                    $                    $
======================================================================================================================

(1) The Company, its principal shareholder Bankers Insurance Group, Inc., and the Selling Shareholder have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses, estimated at $          , payable by the Company.
(3) The Company and the Selling Shareholder have granted the Underwriters a
    30-day option to purchase up to                additional shares of Common
    Stock on the same terms and conditions set forth above to cover over-allotments, if any. If the Underwriters exercise the over-allotment
    option in full, the total Price to Public will be $          , the total
    Underwriting Discounts and Commissions will be $          , the total
    Proceeds to Company will be $          and the total Proceeds to the Selling
    Shareholder will be $          . See "Underwriting."
                            ------------------------
     The shares of Common Stock are offered by the several Underwriters subject to prior sale, when, as and if delivered to and accepted by them, and subject to certain other conditions, including the right of the Underwriters to withdraw, cancel, modify or reject any order in whole or in part. It is expected that
delivery of the shares will be made on or about                ,1998, at the
offices of Raymond James & Associates, Inc., St. Petersburg, Florida.

RAYMOND JAMES & ASSOCIATES, INC.                                 LEHMAN BROTHERS

                                  FURMAN SELZ

               The date of this Prospectus is             , 1998.

                                  [COVER FLAP]

PROPERTY & CASUALTY                                              FINANCIAL
INSURANCE COMPANIES                                             INSTITUTIONS
                           INSURANCE
                          MANAGEMENT
                           SOLUTIONS
            [LOGO]
                             GROUP

   [PICTURE        [COLLAGE        [COLLAGE       [COLLAGE
      OF              OF              OF             OF
A MAN AND TWO    CAR, FLOODED    TWO MEN AND A   A HAND ON A
     WOMEN          HOUSE,           WOMAN        COMPUTER
  VIEWING A      BURNING HOME   WORKING, AND A     MOUSE,
   COMPUTER          AND         HAND HOLDING     A CLOCK,
    SCREEN]      A TELEPHONE]     A MEASURING       AND A
                                   COMPASS,       CALENDAR]
                                ALL OVERLAYING
                                   A CLOCK]

    POLICY          CLAIMS        FLOOD ZONE     INFORMATION
ADMINISTRATION  ADMINISTRATION  DETERMINATIONS   TECHNOLOGY

                             ---------------------

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS OR IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                              [INSIDE SPREAD LEFT]

IMSG OFFERS PROPERTY & CASUALTY COMPANIES:

     - Reduced overhead

     - Cost-effective technology

     - Fast, economic expansion of product lines

     - Enhanced customer service

     - Increased speed of product delivery

     - Accounting and regulatory reporting

     - Freedom to focus on strategic planning

IMSG OFFERS FINANCIAL INSTITUTIONS:

     - Flood zone determinations

     - Opportunities to add profit centers in new lines of business

     - A simplified flood compliance regulation process

     - Loan portfolio protection

     - Increased speed of product delivery

OTHER POTENTIAL MARKETS INCLUDE:

     - General Agencies

     - Virtual Insurance Companies

     - Governmental Agencies

     - Lending Institutions

     - Windpools

     - Related Affinity Groups

                       INSURANCE
       [LOGO]          MANAGEMENT
                       SOLUTIONS
                         GROUP

                                 COMPREHENSIVE
                                  OUTSOURCING
                                    SERVICES

                                      FOR

                                   INSURANCE
                                   COMPANIES

                                       &

                                   FINANCIAL
                                  INSTITUTIONS

                             [INSIDE SPREAD RIGHT]

IMSG:  RESOURCES FOR STRATEGIC INSURANCE MANAGEMENT


                                         FLOOD, HOMEOWNERS & AUTOMOBILE INSURANCE PROGRAMS
                                         - Comprehensive Policy Administration
                                         - Experienced Claims Administration & Customer Service
                                         - Integrated Technological Systems & Software
                                         - Private Label Insurance Products
[Collage of a flood zone map, a hand     - Flood Catastrophe Assistance
holding a measuring compass, a clock, a  - Marketing & Advertising Support
car, a burning house, a flooded house,   - Agent Training & Educational Courses
and two men and one woman working]       - Financial & Statistical Reporting
                                         FLOOD ZONE DETERMINATIONS
                                         - Life-of-Loan Flood Compliance Tracking
                                         - Force-placed Flood Insurance
                                         - Database representing 85% of all U.S. Households
                                         - National Flood Zone Database on CD ROM

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. As used herein, the "Company" means Insurance Management Solutions Group, Inc. and its wholly-owned subsidiaries, Insurance Management Solutions, Inc. and Geotrac, Inc. (formerly Bankers Hazard Determination Services, Inc.) ("Geotrac"), unless the context otherwise requires. Unless otherwise indicated, the information in this Prospectus (i) reflects the consummation of the Company's acquisition (the "Geotrac Acquisition") of Geotrac, Inc. ("Old Geotrac"), including the issuance of shares of Common Stock pursuant thereto (assuming an initial
public offering price of $     per share), and (ii) assumes that the
Underwriters' over-allotment option will not be exercised. See "Geotrac Acquisition" and "Underwriting."

                                  THE COMPANY

     The Company provides (1) comprehensive policy and claims outsourcing services to the property and casualty ("P&C") insurance industry, with an emphasis on providing these services to the flood insurance market, and (2) flood zone determinations to financial institutions, mortgage lenders and insurance companies. The Company's outsourcing services, which are offered on either a bundled or "a la carte" basis, include policy administration, claims administration and information technology services. The Company processed approximately 575,000 insurance policies in 1997, including approximately 450,000 flood insurance policies, making it the second largest provider of flood insurance outsourcing services in the United States. The Company provides outsourcing services to its affiliate, Bankers Insurance Group, Inc. (together with its subsidiaries, "BIG"), Mobile USA Insurance Company, Inc. and AAA Auto Club South Insurance Company, as well as to insurance companies that offer flood insurance utilizing BIG as their private label servicing carrier, such as Horace Mann Insurance Company, Armed Forces Insurance Corporation and AMICA Mutual Insurance Company. In conjunction with BIG, the Company is able to offer insurance companies the ability to create a turnkey private label flood insurance product. The Company believes this product is attractive to insurance companies that desire to offer flood insurance but are not certified by the Federal Emergency Management Agency ("FEMA") to sell and service flood insurance. FEMA estimates that only 25% to 33% of U.S. properties required to be covered by flood insurance are in fact covered. Accordingly, the Company anticipates continued growth in the demand for flood insurance and related flood outsourcing and flood zone determination services over the next several years.

     In 1997, the Company processed approximately 1.4 million flood zone determinations for over 750 customers, including financial institutions such as SouthTrust Bank and SunTrust Bank, mortgage lenders such as ABN Amro North America, Inc. and Mortgage Corporation of America, and P&C insurance companies such as American International Group, Inc. and Royal Indemnity Company. Flood insurance is required by federal law in connection with virtually all residential mortgage loans, including refinancing loans, covering properties located within federally designated high-risk flood zones. A flood zone determination is necessary in order to ascertain a property's flood zone classification. In addition, due to more stringent underwriting criteria, P&C insurers increasingly require flood zone determinations prior to issuing commercial property policies. The Company uses its proprietary database, compiled and digitized from flood maps maintained and distributed by FEMA, to determine whether a particular property or structure is located within a flood zone classification that requires flood insurance. The Company estimates that its electronic database includes over 85% of all U.S. households.

     The Company is a      % owned subsidiary of BIG, a holding company
chartered in Florida in 1976. BIG provides multiple lines of P&C insurance, most notably flood, homeowners and automobile insurance, to individuals and businesses throughout the United States. From 1993 to 1997, BIG's total written premiums grew at a compound annual growth rate of 23.0% from $113.1 million to $259.0 million. BIG is the largest underwriter of flood insurance policies through independent agents (and the second largest overall) in the United
States. Upon completion of this offering, BIG will beneficially own      % of
the Company's Common Stock. BIG is the Company's principal customer, accounting for approximately 56% of the Company's total revenues (on a pro forma basis) and 98% of the Company's outsourcing revenues (on a pro forma basis) in 1997. See "Risk Factors -- Reliance on Key Customer."

     The Company's principal growth strategies include (1) expanding the Company's flood outsourcing business by (i) marketing flood outsourcing services to existing carriers certified by FEMA, (ii) offering its outsourcing services to potential new entrants into the flood insurance market, and (iii) marketing its ability, in conjunction with BIG, to provide and service a private label insurance product to insurance companies that desire to offer flood insurance but are not certified by FEMA to sell and service flood insurance, (2) expanding the Company's existing relationships with flood insurance outsourcing and flood zone determination customers to generate additional outsourcing business, (3) focusing on maximizing the Company's existing economies of scale to provide customers with more cost-effective services, and continuing to expand such efficiencies through greater utilization of the Company's existing infrastructure and databases, (4) expanding the Company's direct sales force and developing strategic relationships with other service providers, (5) generating recurring revenues by providing services based on long-term contractual relationships or based upon events which occur frequently in the course of a customer's business, and (6) pursuing strategic acquisitions that offer opportunities to increase market share or expand the Company's menu of outsourcing services. See "Business -- Growth Strategy."

     The Company is a holding company that was incorporated in the State of Florida in December, 1996 by BIG, which contributed to the Company two of its wholly-owned operating subsidiaries, Insurance Management Solutions, Inc. ("IMS") and Bankers Hazard Determination Services, Inc. ("BHDS"), that were previously formed in August, 1991 and June, 1988, respectively.

     The Company's principal executive offices are located at 360 Central Avenue, St. Petersburg, Florida 33701, and its telephone number is (813) 803-2040.

                                  THE OFFERING

Common Stock offered by the
  Company..................                                shares (1)

Common Stock offered by the
  Selling Shareholder......                                shares (1)

Common Stock to be
outstanding after the
  Offering.................                                shares (1)(2)

Use of Proceeds............  To repay outstanding indebtedness, and for general corporate purposes, including capital expenditures for upgraded technology, working capital and possible acquisitions. See "Use of Proceeds."

Proposed Nasdaq National
  Market Symbol............  INMG
---------------

(1) Excludes up to           shares and           shares that may be sold by the
    Company and the Selling Shareholder, respectively, pursuant to the Underwriters' over-allotment option. See "Underwriting."
(2) Excludes (a)        shares of Common Stock reserved for issuance under the
    Company's Long Term Incentive Plan, pursuant to which options to purchase shares will be granted immediately upon the completion of this
    offering, (b)        shares of Common Stock reserved for issuance under the
    Company's Non-Employee Directors' Stock Option Plan, and (c)        shares
    of Common Stock reserved for issuance under the Company's Non-Qualified
    Stock Option Plan, pursuant to which options to purchase        shares will
    be granted immediately upon the completion of this offering. See
    "Management -- Long Term Incentive Plan," "-- Non-Employee Directors' Stock Option Plan" and "-- Non-Qualified Stock Option Plan."

                        SUMMARY HISTORICAL AND PRO FORMA
                     CONDENSED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The historical information presented for the years ended December 31, 1995, 1996 and 1997 was derived from the audited consolidated financial statements of the Company. The historical information presented as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 was derived from the unaudited consolidated financial information of the Company. With respect to the unaudited financial information, the Company is of the opinion that all material adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the Company's interim results of operations have been included. The pro forma condensed consolidated financial data are based on assumptions and adjustments described in the notes to the pro forma condensed consolidated financial statements and are not necessarily indicative of the results of operations that may be achieved in the future. The information set forth below should be read in conjunction with "Selected Consolidated Financial Data of the Company," "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company," the Company's Consolidated Financial Statements and the Company's Pro Forma Condensed Consolidated Financial Statements (unaudited). The results of operations presented below are not necessarily indicative of the results of operations that may be achieved in the future.

                                                 YEAR ENDED                    THREE MONTHS ENDED
                                                DECEMBER 31,                       MARCH 31,
                                    ------------------------------------   --------------------------
                                                                   PRO                          PRO
                                                                  FORMA                        FORMA
                                     1995     1996      1997     1997(1)    1997     1998     1998(1)
                                    ------   -------   -------   -------   ------   -------   -------
STATEMENT OF OPERATIONS DATA:
Outsourcing services revenues.....  $3,444   $ 5,125    29,714    30,577    6,856     8,655     8,655
Flood zone determination services
  revenues........................   5,127     7,705     8,792    22,600    1,947     2,291     6,864
                                    ------   -------   -------   -------   ------   -------   -------
  Total revenues..................   8,571    12,830    38,506    53,177    8,803    10,946    15,519
Operating expenses................   8,083    11,742    32,807    46,281    7,422     9,495    12,539
Operating income..................     488     1,088     5,699     6,896    1,381     1,451     2,980
Net income available for common
  shareholders....................     254       617     3,410     3,968      833     1,108     1,426
Net income per common share(2)....
Weighted average common shares
  outstanding.....................

                                                                         MARCH 31, 1998
                                                             ---------------------------------------
                                                                                        PRO FORMA,
                                                             ACTUAL    PRO FORMA(1)   AS ADJUSTED(3)
                                                             -------   ------------   --------------
BALANCE SHEET DATA:
Working capital (deficiency)...............................  $  (905)    $  (669)          $
Total assets...............................................   25,419      47,004
Long-term debt, less current portion.......................    1,921      10,805
Notes payable -- affiliate.................................    4,950       7,303
Preferred stock of subsidiary..............................    6,750       6,750
Total shareholders' equity.................................      178       5,945

---------------

(1) Unaudited pro forma condensed consolidated financial data as of March 31, 1998 and for the three months ended March 31, 1998 and the year ended December 31, 1997 reflect (i) the Geotrac Acquisition, which was completed in June, 1998, using the purchase method of accounting as if the Geotrac Acquisition had occurred at March 31, 1998 for the Balance Sheet Data and at January 1, 1997 for the Statement of Operations Data, (ii) the new affiliated service and administrative agreements that became effective January 1, 1998 as though the new terms were in existence on January 1, 1997, and (iii) the purchase of certain fixed assets from affiliated companies used in the business, which occurred in April, 1998, as if such purchase had occurred at March 31, 1998 for the Balance Sheet Data and at

    January 1, 1997 for the Statement of Operations Data. See "Geotrac Acquisition," "Certain Transactions" and the Company's Pro Forma Condensed Consolidated Financial Statements (unaudited).
(2) Supplemental net income per common share for the year ended December 31, 1997 and the three months ended March 31, 1998, giving effect to the payment of debt from a portion of the offering proceeds and the increased number of
    common shares, is $          and $     per common share assuming
                   and                weighted average common shares
    outstanding. See "Use of Proceeds."
(3) Pro forma, as adjusted to reflect (i) the application of the net proceeds to be received by the Company from the issuance and sale of shares of Common Stock offered hereby (assuming an initial public offering
    price of $     per share), after deducting underwriting discounts and
    commissions and estimated offering expenses payable by the Company, and (ii) settlement or satisfaction of intercompany accounts from funds made available to BIG by a loan from a subsidiary of the Selling Shareholder, using a portion of the net proceeds of this offering received by the Selling Shareholder. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

     An investment in the shares of Common Stock offered hereby involves a high degree of risk. Prospective investors should consider carefully the following risk factors, as well as the other information set forth in this Prospectus, in evaluating an investment in the Common Stock offered hereby.

     This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 27E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements other than statements of historical facts included in this Prospectus, including without limitation statements set forth under "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company," "Management's Discussion and Analysis of Financial Condition and Results of Operations of Geotrac" and "Business," regarding the Company's financial position, business strategy and plans and objectives of management of the Company for future operations, are forward-looking statements. When used in this Prospectus, words such as "anticipate," "believe," "estimate," "expect," "intend" and similar expressions, as they relate to the Company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company's management as well as assumptions made by and information currently available to the Company's management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, such as those disclosed under "Risk Factors," including but not limited to the Company's reliance on a key customer, dependence on economic and other factors, fluctuations in operating results, changes in legal and regulatory requirements, integration of the Geotrac Acquisition, conflicts of interest, and matters set forth elsewhere in this Prospectus. Such statements reflect the current views of the Company with respect to future events and are subject to those and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this paragraph.

RELIANCE ON KEY CUSTOMER

     The Company derives a substantial portion of its revenues from outsourcing services provided to its principal shareholder, BIG. For the years ended December 31, 1995, 1996, 1997 and 1997 (pro forma), revenues from services provided to BIG accounted for approximately 40%, 37%, 76% and 56%, respectively, of the Company's total revenues and approximately 100%, 93%, 98% and 98%, respectively, of the Company's revenues from outsourcing services. The Company has entered into contracts with BIG pursuant to which it will continue to provide administrative services to BIG. See "Certain Transactions -- Service Agreements." The Company's future financial condition and results of operations will depend to a significant extent upon the commercial success of BIG and its continued willingness to utilize the Company's services. Any significant downturn in the business of BIG or its commitment to utilize the Company's services could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Customers."

DEPENDENCE ON ECONOMIC AND OTHER FACTORS; FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

     The Company's business is dependent upon various factors, such as general economic conditions and weather patterns, that are beyond its control. For example, the demand for flood zone determinations by lenders and their customers is directly related to the affordability of mortgage financing and refinancing. Current interest rates are relatively low and therefore conducive to a higher volume of mortgage lending and flood zone determinations. An increase in interest rates could have a negative impact on mortgage lending and consequently also on the level of flood zone determinations requested. Fluctuations in interest rates will likely produce fluctuations in the Company's quarterly earnings and operating results. Likewise, natural disasters such as hurricanes, tornadoes, and floods, all of which are unpredictable, directly impact the demand for both the Company's outsourcing and flood zone determination services.

GOVERNMENT REGULATION

     As a provider of policy and claims processing to the flood insurance industry, the Company is subject to extensive and continuously changing guidelines of the Federal Insurance Administration. No assurance can be given with respect to the extent to which the Company may become subject to regulation in the future, the ability of the Company to comply with any such regulation, the cost of compliance or an abrupt change in the overall concept or delivery of the flood insurance product on behalf of the federal government. Moreover, if the federal government were to curtail the current federal flood program, or if as a result of the investigation of the participation of Bankers Insurance Company ("BIC"), a subsidiary of BIG, in the program, as described below, sanctions were imposed, it could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Market Opportunities."

     The P&C insurance industry is subject to extensive regulation by state governments. Because the Company markets and sells its services to P&C insurers, certain aspects of the Company's business are affected by such regulation. The Company must continuously update its software to reflect changes in regulations. In addition, changes in regulations that adversely affect the Company's existing and potential customers could have a material adverse effect on the Company's business, financial condition and results of operations. Although the Company's services are not directly subject to insurance regulations in the states where the Company currently provides such services, the Company's outsourcing services may be subject to insurance regulations in states where the Company may do business in the future. Such regulations could require the Company to obtain a license as a managing general agent or third-party administrator. Failure to perform in accordance with state regulations could result in the loss of significant insurance clients. No assurance can be given with respect to the extent to which the Company may become subject to regulation in the future, the ability of the Company to comply with any such regulation, or the cost of compliance.

     BIC is currently subject to an investigation by the Florida Department of Insurance (the "DOI"), the principal regulator of insurance activities in the State of Florida, stemming from BIC's use of a private investigator to gather information on a DOI employee. In addition, certain officers and employees of BIC and the Company have been subpoenaed by FEMA to produce documentation in connection with its investigation of, among other things, certain cash management practices. Although BIC has informed the Company that it has no reason to believe either of these investigations will have a material adverse effect on BIC's business, financial condition or results of operations, no assurances can be given in this regard. In the event either or both of these investigations or any consequence thereof materially adversely affects the business or operations of BIC, it could result in the loss or material decrease in the Company's business from BIC, which would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Legal Proceedings."

INTEGRATION OF RECENT ACQUISITION

     On July 31, 1997 the Company acquired a 49% equity interest in Old Geotrac.
On June   , 1998, the Company acquired the remaining 51% equity interest in Old
Geotrac. The Company is in the process of consolidating its existing flood zone determination operations with those of Old Geotrac in an effort to realize economies of scale. There can be no assurance, however, that the Company will be able to integrate the operations of Old Geotrac with its own operations, or that such economies of scale will be realized. The failure to successfully integrate its own operations with those of Old Geotrac could have a material adverse effect on the Company's business, financial condition and results of operations. See "Geotrac Acquisition."

CONTROL BY PRINCIPAL SHAREHOLDER; CONFLICTS OF INTEREST

     Prior to this offering, BIG owned approximately      % of the outstanding
shares of Common Stock. After this offering, BIG will own      % of the
outstanding shares of Common Stock. As a result, BIG will continue to be able to elect the Company's directors and determine the outcome of other matters requiring shareholder approval. BIG's ultimate parent, Bankers International Financial Corporation, Ltd., is wholly owned by a discretionary charitable trust. David K. Meehan, the Company's Chairman of the Board, President and Chief Executive Officer, and Robert M. Menke and Robert G. Menke, directors of the Company, presently serve on the board of directors of a corporation that possesses discretionary power with respect to this trust to (i) direct the trustee to appoint the trust fund to another trust for the benefit of one or more of the beneficiaries of the trust and (ii) remove the trustee and appoint one or more new trustees. This corporation possesses the same discretionary powers with respect to a discretionary charitable trust that wholly owns the Selling Shareholder. See "Principal and Selling Shareholders."

     The ownership by BIG of shares of Common Stock after this offering may discourage or prevent unsolicited mergers, acquisitions, tender offers, proxy contests or changes of incumbent management, even when shareholders other than BIG consider such a transaction or event to be in their best interests. Accordingly, holders of Common Stock may be deprived of an opportunity to sell their shares at a premium over the trading price of the shares.

     Certain officers and directors of the Company, including David K. Meehan, the Company's Chairman of the Board, President and Chief Executive Officer, also serve as officers and directors of BIG. Effective as of the completion of this offering, certain of these officers and directors will resign from their positions with BIG. However, Mr. Meehan will continue to serve as Vice Chairman of the Board of Directors of BIG, Robert M. Menke will continue to serve as President and Chairman of the Board of Directors of BIG, and Robert G. Menke will continue to serve as Executive Vice President of BIG. In addition, as described below, the Company will continue to have a variety of contractual relationships with BIG. As the interests of the Company and BIG may differ, Messrs. Meehan, Robert M. Menke and Robert G. Menke may face certain conflicts of interests. See "Principal and Selling Shareholders" and "Certain Transactions."

     The Company's relationship with BIG is governed by various agreements, including (i) an administration services agreement pursuant to which BIG provides benefits administration, cash management, and certain limited accounting and legal services to the Company, (ii) service agreements pursuant to which the Company provides policy and claims administration services for BIG,
(iii) lease agreements pursuant to which BIG leases certain facilities to the Company, and (iv) an employee leasing agreement pursuant to which BIG leases certain of its employees to the Company. The agreements generally are intended to maintain the relationship between the Company and BIG in a manner consistent in material respects with past practice, except that certain changes in the fee structure for the Company's services have been implemented and the Company does not anticipate receiving any loans or capital contributions from BIG following this offering. None of these agreements resulted from arm's-length negotiations and, as a result, the terms of such agreements may be more or less favorable to the Company than could be obtained from an independent third party. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company" and "Certain Transactions."

DEPENDENCE ON SENIOR MANAGEMENT

     The success of the Company is largely dependent upon the efforts, direction and guidance of its senior management, and in particular David K. Meehan, the Company's Chairman of the Board, President and Chief Executive Officer, Jeffrey
S. Bragg, the Company's Executive Vice President and Chief Operating Officer, and Daniel J. White, Geotrac's President and Chief Executive Officer. Although each of the Company's executive officers, including Messrs. Meehan, Bragg and White, is a party to an employment agreement with the Company, no assurances can be given that any of them will remain in the employment of the Company. The Company's continued growth and success depends in part on its ability to attract and retain qualified managers, and on the ability of its executive officers and key employees to manage its operations successfully. The loss of any of the Company's senior management or key personnel, or its inability to attract and retain key management personnel in the future, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management."

LIMITED OPERATING HISTORY IN THIRD-PARTY OUTSOURCING

     Although the Company has provided outsourcing services to BIG since the Company's inception, to date it has not derived significant revenue from unaffiliated third-party outsourcing customers. A key element of the Company's growth strategy is to leverage its experience and expertise in servicing BIG's flood, homeowners and automobile business to market its outsourcing capabilities in various P&C lines, including flood, homeowners and automobile insurance, to other insurance companies and financial institutions. There can be no assurance that the Company will be successful in implementing this growth strategy, and the failure to do so could have a material adverse effect on the business, financial condition and results of operations of the Company. See
"Business -- Growth Strategy."

COMPETITION

     The Company competes principally in three markets -- the market for flood insurance outsourcing services, the market for other P&C insurance outsourcing services and the market for flood zone determinations and related services. The markets for these services are highly competitive. The market for flood insurance outsourcing services is dominated by the Company and several principal competitors. The Company competes for these outsourcing customers largely on the basis of price, customer service and responsiveness. The market for other P&C insurance outsourcing services is fragmented. In the policy administration services segment of this market, the Company competes for customers on the basis of customer service, performance and price. The claims administration services segment of the outsourcing market is also highly fragmented, with competition from a large number of claims administration companies of varying size as well as independent contractors. Competition in this segment of the outsourcing market is principally price driven. The Company believes, however, that its most significant competition for outsourcing services comes from policy and claims administration performed in-house by insurance companies. Insurers that fulfill some or all of their policy and claims administration needs in-house typically have made a significant investment in their information processing systems and may be less likely to utilize the Company's services. In addition, insurance company personnel may have a vested interest in maintaining these responsibilities in-house. The market for flood zone determination services is dominated by the Company and several principal competitors. The Company believes that the principal competitive factors in the market for flood zone determinations include quality and reliability of services, response time and price.

     Certain of the Company's competitors in each of these markets have longer operating histories and significantly greater financial, technical, marketing and other resources than the Company, including name recognition with current and potential customers. As a result, these competitors may devote more resources to the development, promotion and sale of their services or products than the Company and respond more quickly to emerging technologies and changes in customer requirements. In addition, current and potential competitors may establish cooperative relationships among themselves or with third parties to increase the ability of their services and products to address customer needs. Accordingly, new competitors or alliances among competitors may emerge and rapidly acquire significant market share. There can be no assurance that the Company will be able to compete successfully against current and future competitors, or that competitive pressure faced by the Company will not have a material adverse effect on its business, financial condition and results of operations. See "Business -- Competition."

IMPLEMENTATION OF ACQUISITION STRATEGY

     A key element of the Company's growth strategy is to pursue potential acquisitions that offer opportunities to increase market share or expand the Company's menu of outsourcing services. Nevertheless, there can be no assurance that the Company will be able to locate and consummate or, if consummated, successfully integrate future acquisitions. Acquisitions involve significant risks which could have a material adverse effect on the Company, including: (i) the diversion of management's time and attention to the negotiation of the acquisition and to the assimilation of the businesses acquired; (ii) the need to modify financial and other systems and add management resources; (iii) potential liabilities of the acquired business; (iv) unforeseen difficulties in the acquired operations; (v) possible adverse short-term effects on the Company's results of operations; (vi) the dilutive effect of the issuance of additional equity securities; and (vii) the financial reporting effects of the amortization of goodwill and other intangible assets. Furthermore, there can be no assurance that any business interest acquired in the future will achieve acceptable levels of revenue and profitability or otherwise perform as expected. Currently, the Company has no arrangements or understandings with any party with respect to any future acquisition. The Company, however, continues to monitor potential acquisition opportunities. See "Business -- Growth Strategy."

POTENTIAL LIABILITY TO CLIENTS

     Many of the Company's contractual engagements involve projects that are critical to the operations of its clients' business and provide benefits that may be difficult to quantify. Any failure in a client's system could result in a claim for substantial damages against the Company, regardless of the Company's responsibility for such failure. Although the Company attempts to limit contractually its liability for damages arising from negligent acts, errors, mistakes or omissions in rendering its services, there can be no assurance that the limitations of liability set forth in its service contracts will be enforceable in all instances or would otherwise protect the Company from liability for damages. Although the Company maintains general liability insurance coverage, including coverage for errors or omissions, there can be no assurance that such coverage will continue to be available on reasonable terms or in sufficient amounts to cover one or more large claims, or that the insurer will not disclaim coverage as to any future claim. The successful assertion of one or more large claims against the Company that exceed available insurance coverage, or changes in the Company's insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON TREND TOWARD OUTSOURCING

     The Company's business and growth depends in large part on the insurance industry's trend toward outsourcing administration and information technology services. There can be no assurance that this trend will continue, as organizations may elect to perform such services in-house. A significant change in the direction of this trend could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Market Opportunities."

RELIANCE ON TECHNOLOGY AND COMPUTER SYSTEMS

     The Company currently licenses its primary processing systems from BIG. Under the terms of its licensing agreement, the Company is responsible for maintaining and upgrading such systems. The Company anticipates that it will be necessary to continue to invest in and develop new technology to maintain its competitiveness. Significant capital expenditures may be required to keep its technology up-to-date. The Company's future success will also depend in part on its ability to anticipate and develop information technology solutions which keep pace with evolving industry standards and changing customer demands. The temporary or permanent loss of any such equipment or systems, through operating malfunction or otherwise, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company," "Business -- Information Systems" and "Certain Transactions."

     In addition, the nature of the Company's business requires that it recruit and retain qualified technical personnel. The Company generally experiences significant turnover of its information technology personnel and is continuously required to recruit and train replacement personnel. The demand for qualified personnel conversant with certain technologies is intense and may exceed supply as new and additional skills are required to keep pace with evolving computer technology. There can be no assurance that the Company will be successful in attracting and retaining the information technology personnel it requires to conduct its operations successfully. Failure to attract and retain such personnel could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Employees."

YEAR 2000 ISSUES

     There is significant uncertainty regarding the impact of Year 2000 issues, which arise when computer systems do not properly recognize date-sensitive information beyond December 31, 1999, thereby generating erroneous data or failing altogether. The Company believes that its primary processing systems will function properly with respect to dates in the Year 2000 and thereafter. However, third parties that have relationships with the Company, including suppliers, customers and creditors, may experience significant Year 2000 issues. These issues may have a serious adverse impact on the operations of such third parties, including a shut-down of operations for a period of time, which may, in turn, have a material adverse effect on the Company's business, financial condition and results of operations. In addition, competitors, and other third parties may experience significant Year 2000 issues and, as a result, seek to hire the Company's programmers and other software-related personnel at higher salaries to address these issues. The loss of certain employees or a significant number of employees could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company -- Year 2000 Compliance" and
"Business -- Employees."

SHARES ELIGIBLE FOR FUTURE SALE

     Upon the completion of this offering, the Company will have
shares of Common Stock outstanding. Of these shares, the                shares
of Common Stock sold in this offering will be freely tradable without restriction or registration under the Securities Act by persons other than "affiliates" of the Company, as defined under the Securities Act. The remaining shares of Common Stock will be "restricted securities" within the meaning of Rule 144 under the Securities Act, and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemptions contained in Rule 144. Upon completion of the offering, the Company will have options outstanding to purchase
shares of Common Stock. In addition,           and           additional shares
will remain available for issuance under the Company's Long Term Incentive Plan and Non-Employee Directors' Stock Option Plan, respectively. See
"Management -- Long Term Incentive Plan," "-- Non-Employee Directors' Stock Option Plan" and "-- Non-Qualified Stock Option Plan" and "Shares Eligible for Future Sale."

     The                restricted shares owned by BIG will, under Rule 144 (and
subject to the conditions thereof, including volume limitations), become eligible for sale 90 days after the offering. However, BIG has agreed not to sell, contract to sell or otherwise dispose of any of these shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Raymond James & Associates, Inc., on behalf of the Underwriters. After such 180-day period, this restriction will expire and shares permitted to be sold under Rule 144 will be eligible for sale. Raymond James & Associates, Inc., on behalf of the Underwriters, may at any time and without prior notice, release all or any portion of the shares of Common Stock subject to such agreement. See "Underwriting."

     Prior to this offering, there has been no public market for the Common Stock and no predictions can be made of the effect, if any, that the sale or availability for sale of additional shares of Common Stock will have on the market price of the Common Stock. Nevertheless, sales of substantial amounts of such shares in the public market, or the perception that such sales could occur, could materially and adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities. See "Shares Eligible for Future Sale."

NO PRIOR PUBLIC MARKET; VOLATILITY OF STOCK PRICE; DILUTION

     Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or continue following this offering, or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price for the Common Stock will be determined by negotiations among the Company, the Selling Shareholder and the Underwriters based on several factors, and may not be indicative of the market price for the Common Stock after this offering. See "Underwriting."

     The Company believes that various factors such as general economic conditions and changes or volatility in the financial markets, changing market conditions, and quarterly or annual variations in the Company's financial results, some of which are unrelated to the Company's performance, could cause the market price of the Common Stock to fluctuate substantially.

     In addition, purchasers of the Common Stock offered hereby will experience
immediate and substantial dilution of $          in the net tangible book value
per share of Common Stock, while the net tangible book value of the shares of
Common Stock owned by BIG and the Selling Shareholder will increase by $     per
share. See "Dilution."

BENEFITS OF THE OFFERING TO THE CURRENT SHAREHOLDERS

     BIG and the Selling Shareholder will benefit from this offering in that a public market will be created for their stock in the Company. The shares of Common Stock that will be owned by BIG after this offering, which were
acquired at a cost of approximately $          , will have a value of
approximately $          , assuming a market price equal to the initial public
offering price. The           shares of Common Stock that will be owned by the
Selling Shareholder after this offering, which were acquired at a cost of
approximately $          , will have a value of approximately $          ,
assuming a market price equal to the initial price to public. The Selling Shareholder will also realize a substantial profit on the shares it sells in this offering. See "Principal and Selling Shareholders."

                              GEOTRAC ACQUISITION

     On July 31, 1997, the Company acquired a 49% equity interest in Geotrac, Inc., an Ohio corporation ("Old Geotrac"), from Daniel J. White and his spouse
(the "Whites"), as joint tenants, for $6.75 million in cash. On June   , 1998,
the Company acquired the remaining 51% equity interest in Old Geotrac from the
Whites in exchange for (i)      shares of Common Stock (assuming an initial
public offering price of $          per share), (ii) a promissory note in the
principal amount of $1.5 million, and (iii) cash in the amount of $728,069. The Company also granted the Whites certain demand and piggyback registration rights with respect to the shares of Common Stock issued to them pursuant to this transaction. The transaction was effected pursuant to the merger of Old Geotrac into a wholly-owned subsidiary of the Company, with the surviving entity being known as "Geotrac, Inc.".

     Old Geotrac, a leading provider of flood zone determinations, began operations in 1978. Old Geotrac's revenues and operating income were $14.1 million and $2.9 million (on a combined basis), respectively, in 1997 and $4.6 million and $1.6 million, respectively, for the three months ended March 31, 1998. Old Geotrac's President, Chief Executive Officer and joint majority shareholder, Daniel J. White, now serves as President, Chief Executive Officer and a director of Geotrac and as a director of the Company.

     The acquisition of Old Geotrac (the "Geotrac Acquisition") strengthens the Company's position as a leader in the flood zone determination business and broadens the range of flood data services the Company is able to provide. In addition, the Company is in the process of consolidating its own flood zone determination operations with those of Old Geotrac in an effort to realize economies of scale. Finally, the Company believes that access to Old Geotrac's customer base of financial institutions and insurance companies will facilitate cross-selling opportunities and expansion of the Company's outsourcing services.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the                shares
of Common Stock offered by the Company (assuming an initial public offering
price of $     per share), after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company, are
estimated to be approximately $          million. The Company intends to use
approximately $          million of the net proceeds to repay indebtedness that
is outstanding at the time of this offering. The Company intends to use the
remaining net proceeds of approximately $          million for general corporate
purposes, including working capital, capital expenditures on upgraded technology and possible acquisitions. The Company has no present commitments or understandings with respect to the acquisition of any business, although the Company continues to monitor potential acquisition opportunities. Pending such uses, the Company intends to invest the net proceeds of this offering in short-term, investment grade, interest-bearing securities. See "Management's

Discussion and Analysis of Financial Condition and Results of Operations of the Company -- Liquidity and Capital Resources" and "Business -- Growth Strategy".

     The indebtedness to be repaid with proceeds from this offering includes a term loan of Geotrac, which had an outstanding principal balance of $7,812,500 at March 31, 1998, bears interest at the current prime rate and matures June 2004, and various debt instruments of the Company including (i) a revolving line of credit with a commercial bank, which had an outstanding balance of $600,000 at March 31, 1998, bears interest at the lender's prime interest rate plus 1.0% and is payable on demand, (ii) a note payable to bank entered into December, 1997 (used to fund capital additions), which had an outstanding balance of $1,972,162 at March 31, 1998, bears interest at 8.19% and matures December, 2000, (iii) various other term loans which totaled $985,889 at March 31, 1998, bearing interest at rates ranging from 8.19% to 8.50%, maturing at various dates from December, 1999 to December, 2000 and (iv) a note payable entered into May, 1998 (used to repurchase preferred stock of a subsidiary), which has an outstanding balance of $6,750,000, bears interest at 8.5% and matures December, 1998.

     The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Shareholder. The net proceeds to be received by the Selling
Shareholder from the sale of the                shares offered by the Selling
Shareholder (assuming an initial public offering price of $     per share) will
be approximately $          after deducting underwriting discounts and
commissions payable by the Selling Shareholder. A wholly-owned subsidiary of the Selling Shareholder has agreed to loan $17.5 million to BIG on or before September 30, 1998, in exchange for a subordinated note. It is anticipated that this loan will be funded using a portion of the net proceeds to be received by the Selling Shareholder in this offering. BIG has agreed with the Company to use a portion of such loan proceeds to satisfy outstanding accounts and note payable to the Company not later than ten business days following receipt of the loan proceeds. As of March 31, 1998 (on a pro forma basis), BIG's accounts and note payable to the Company totaled approximately $14.2 million. The balance of the loan proceeds will provide BIG with additional capital to repay other outstanding indebtedness and expand its operations. The Company, in turn, has agreed with BIG to use a portion of the funds received from BIG to satisfy accounts, income taxes and notes payable to BIG. As of March 31, 1998 (on a pro forma basis), the Company's accounts, income taxes and notes payable to BIG totaled approximately $14.8 million. See "Principal and Selling Shareholders" and "Certain Transactions."

                                DIVIDEND POLICY

     In December, 1996, December, 1997, and June, 1998, the Company paid dividends of $1.0 million, $3.5 million, and $1.1 million, respectively, to BIG. The Company currently anticipates that all of its earnings will be retained for development and expansion of the Company's business and does not anticipate declaring or paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of March 31, 1998: (1) on an actual basis; (2) on a pro forma basis to reflect (i) the Geotrac Acquisition, which was completed in June, 1998, using the purchase method of accounting as if the Geotrac Acquisition had occurred on March 31, 1998 and (ii) the purchase of certain fixed assets from affiliated companies to be used in the business, which occurred in April 1998, as if such purchases had occurred at March 31, 1998; and (3) on a pro forma basis, as adjusted to reflect
(i) the application of the net proceeds from the issuance and sale of shares of Common Stock offered hereby (assuming an initial public
offering price of $     per share), after deducting underwriting discounts and
commissions and estimated offering expenses payable by the Company, and (ii) settlement or satisfaction of intercompany accounts from funds made available to BIG by a loan from a subsidiary of the Selling Shareholder, using a portion of the net proceeds of the offering received by the Selling Shareholder. See "Use of Proceeds."

                                                                          MARCH 31, 1998
                                                              ---------------------------------------
                                                                                         PRO FORMA,
                                                               ACTUAL      PRO FORMA     AS ADJUSTED
                                                              ---------   -----------   -------------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                            (UNAUDITED)
Current portion of long-term debt...........................   $ 1,037      $ 3,060        $
Note payable................................................       600          600
Due to affiliates...........................................     4,591        4,591
Income taxes payable to Parent..............................     2,888        2,888
Long-term debt, less current portion........................     1,921       10,805
Notes payable -- affiliate..................................     4,950        7,303
Preferred stock of subsidiary...............................     6,750        6,750
Shareholders' equity:
  Preferred stock, $.01 par value, 20,000,000 shares
     authorized, no shares issued and outstanding...........        --           --
  Common stock, $.01 par value, 100,000,000 shares
     authorized; 20,000,000 shares issued and outstanding;
                    shares issued and outstanding on a pro
     forma basis; and                shares issued and
     outstanding on a pro forma basis, as adjusted(1).......       200          205
  Additional paid-in capital (deficit)......................       (30)       5,732
  Retained earnings.........................................         8            8
                                                               -------      -------        -------
  Total shareholders' equity................................       178        5,945
                                                               -------      -------        -------
          Total capitalization..............................   $22,915      $41,942        $
                                                               =======      =======        =======

---------------

(1) Excludes (a)           shares of Common Stock reserved for issuance under
    the Company's Long Term Incentive Plan, pursuant to which options to
    purchase           shares will be granted immediately upon the completion of
    this offering, (b)           shares of Common Stock reserved for issuance
    under the Company's Non-Employee Directors' Stock Option Plan, and (c)
              shares of Common Stock reserved for issuance under the Company's Non-Qualified Stock Option Plan, pursuant to which options to purchase shares will be granted immediately upon the completion of this offering. See "Management -- Long Term Incentive Plan," "-- Non-Employee Directors' Stock Option Plan" and "-- Non-Qualified Stock Option Plan."

                                    DILUTION

     Purchasers of the Common Stock offered hereby will experience an immediate and substantial dilution in the net tangible book value (deficiency) of their Common Stock from the initial public offering price. The net tangible book value (deficiency) of the Company as of March 31, 1998 was approximately $(11.4
million), or $(     ) per share. Net tangible book value (deficiency) per share represents the amount of the Company's tangible net worth (total tangible assets less total liabilities) divided by the total number of shares of Common Stock
outstanding. After giving effect to the sale of                shares of Common
Stock by the Company in this offering and the application of the estimated net proceeds therefrom (after deduction of underwriting discounts and commissions and estimated offering expenses payable by the Company), the pro forma net tangible book value of the Company as of March 31, 1998 would have been $
million, or $     per share of Common Stock. This represents an immediate
increase in pro forma net tangible book value of $     per share to the existing
shareholders and an immediate dilution of $     per share to purchasers of
shares of Common Stock in this offering. The following table illustrates the per share dilution:

Assumed initial public offering price per share.............             $
                                                                         --------
  Net tangible book value (deficiency) per share before this offering...............................................  $
                                                              --------
  Increase per share attributable to new investors..........
                                                              --------
Pro forma net tangible book value after this offering(1)....
                                                                         --------
Dilution in net tangible book value per share to new
  investors.................................................             $
                                                                         ========

---------------

(1) If the Underwriters' over-allotment option is exercised in full, the net
    tangible book value after this offering would be $     per share, resulting
    in dilution to new investors in this offering of $     per share.

     The following table sets forth on a pro forma basis as of March 31, 1998 the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share of Common Stock paid by the Company's existing shareholders and to be paid by new investors in this offering and before deduction of estimated underwriting discounts and commissions and estimated offering expenses (and assuming no exercise of the Underwriters' over-allotment option):

                                               SHARES
                                            PURCHASED(1)      TOTAL CONSIDERATION      AVERAGE
                                          -----------------   --------------------       PER
                                          NUMBER    PERCENT     AMOUNT     PERCENT   PRICE SHARE
                                          -------   -------   ----------   -------   -----------
Existing shareholders...................                 %    $5,937,000        %     $
New investors...........................
                                          -------     ---     ----------     ---      --------
          Total.........................              100%    $              100%     $
                                          =======     ===     ==========     ===      ========

---------------

(1) Does not reflect the sale of                shares of Common Stock by the
    Selling Shareholder in this offering and does not include an aggregate of shares of Common Stock issuable upon the exercise of stock options to be granted upon the completion of this offering. See "Management -- Long Term Incentive Plan," "-- Non-Employee Directors' Stock Option Plan" and
    "-- Non-Qualified Stock Option Plan." Sales by the Selling Shareholder in this offering will reduce the number of shares held by existing shareholders
    to                shares, or approximately      %, and will increase the
    number of shares held by new investors to                , or approximately
         %, of the total number of shares of Common Stock outstanding after this offering. See "Principal and Selling Shareholders."

              SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements of the Company and Notes thereto, Pro Forma Condensed Consolidated Financial Statements (unaudited) of the Company, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company" included elsewhere in the Prospectus. The following selected consolidated financial data of the Company as of and for the years ended December 31, 1995, 1996, and 1997 have been derived from the Company's audited consolidated financial statements. The historical information presented as of and for the years ended December 31, 1993 and 1994 and the three months ended March 31, 1997 and 1998 was derived from the unaudited financial statements of the Company. With respect to the unaudited financial information, the Company is of the opinion that all material adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the Company's results of operations and financial position have been included. The results of operations presented below are not necessarily indicative of the results of operations that may be achieved in the future.

                                                                                            THREE MONTHS ENDED
                                            YEAR ENDED DECEMBER 31,                             MARCH 31,
                           ---------------------------------------------------------   ----------------------------
                                                                           PRO FORMA                      PRO FORMA
                            1993     1994     1995      1996      1997      1997(1)     1997     1998      1998(1)
                           ------   ------   -------   -------   -------   ---------   ------   -------   ---------
STATEMENT OF OPERATIONS
  DATA:
Revenues
  Outsourcing services...  $1,454   $1,861   $ 3,444   $ 5,125   $29,714    $30,577    $6,857   $ 8,655    $ 8,655
  Flood zone
    determination
    services.............   2,661    2,975     5,127     7,705     8,792     22,600     1,947     2,291      6,864
                           ------   ------   -------   -------   -------    -------    ------   -------    -------
         Total
           revenues......   4,115    4,836     8,571    12,830    38,506     53,177     8,804    10,946     15,519
                           ------   ------   -------   -------   -------    -------    ------   -------    -------
Expenses
  Cost of outsourcing
    services.............   1,000    1,586     2,955     3,896    21,989     22,097     5,019     6,428      6,146
  Cost of flood zone
    determination
    services.............   2,052    1,842     3,415     5,362     4,764     10,552       975     1,192      3,067
  Selling, general and
    administrative.......     630      990       804     1,121     3,026      5,927       727       923      1,685
  Management services
    from Parent..........     232      362       725     1,054     2,344      2,344       586       679        678
  Deferred compensation
    (non-recurring
    item)................      --       --        --        --        --      1,461        --        --         --
  Depreciation and
    amortization.........      37      106       184       309       684      3,900       116       273        963
                           ------   ------   -------   -------   -------    -------    ------   -------    -------
         Total
           expenses......   3,951    4,886     8,083    11,742    32,807     46,281     7,423     9,495     12,539
                           ------   ------   -------   -------   -------    -------    ------   -------    -------
Operating income
  (loss).................     164      (50)      488     1,088     5,699      6,896     1,381     1,451      2,980
Equity in earnings of
  Geotrac, Inc...........      --       --        --        --       201         --        --       408         --
Other income (non-
  recurring item)........      --       --        --        --        --      1,700        --        --         --
Interest expense.........      --      (48)      (72)      (75)     (149)    (1,372)      (35)      (83)      (369)
                           ------   ------   -------   -------   -------    -------    ------   -------    -------
Income (loss) before
  income taxes...........     164      (98)      416     1,013     5,751      7,224     1,346     1,776      2,611
Provision (benefit) for
  income taxes...........      69      (31)      162       396     2,112      3,027       513       535      1,052
                           ------   ------   -------   -------   -------    -------    ------   -------    -------
Net income (loss)........      95      (67)      254       617     3,639      4,197       833     1,241      1,559
Dividends on Preferred
  Stock of Subsidiary....      --       --        --        --       229        229        --       133        133
                           ------   ------   -------   -------   -------    -------    ------   -------    -------
Net income (loss)
  available for common
  shareholders...........  $   95   $  (67)  $   254   $   617   $ 3,410    $ 3,968    $  833   $ 1,108    $ 1,426
                           ======   ======   =======   =======   =======    =======    ======   =======    =======
Net income (loss) per
  common share(2)........  $        $        $         $         $          $          $        $          $
                           ======   ======   =======   =======   =======    =======    ======   =======    =======
Weighted average common
  shares outstanding.....

                                                                                         MARCH 31,
                                                                       ---------------------------------------------
                                        DECEMBER 31,                                                     PRO FORMA,
                         -------------------------------------------                       PRO FORMA     AS ADJUSTED
                          1993     1994     1995     1996     1997      1997     1998       1998(1)        1998(3)
                         ------   ------   ------   ------   -------   ------   -------   ------------   -----------
                                                               (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital
  (deficiency).........  $   28   $ (146)  $ (141)  $ (425)  $  (148)  $  398   $  (905)    $  (669)
Total assets...........   1,186    1,311    2,649    3,441    19,532    8,738    25,419      47,004
Long-term debt, less
  current portion......     140      278      156      894     2,187      816     1,921      10,805
Notes payable,
  affiliate............      --       --       --       --        --       --     4,950       7,303
Preferred Stock of
  Subsidiary...........      --       --       --       --     6,750       --     6,750       6,750
Total shareholders'
  equity...............     172      125      529      260       170    1,219       178       5,945

---------------

(1) Unaudited pro forma condensed consolidated financial data as of March 31, 1998 and for the three months ended March 31, 1998 and the year ended December 31, 1997 reflect (1) the Geotrac Acquisition, which was completed in June, 1998, using the purchase method of accounting as if the Geotrac Acquisition had occurred at March 31, 1998 for the Balance Sheet Data and at January 1, 1997 for the Statement of Operations Data, (ii) the new affiliated service and administrative agreements that are effective January 1, 1998 as though the new terms were in existence on January 1, 1997 and
    (iii) the purchase of certain fixed assets from affiliated companies used in the business, which occurred in April, 1998, as if such purchases had occurred at March 31, 1998 for the Balance Sheet Data and at January 1, 1997 for the Statement of Operations Data. See "Geotrac Acquisition," "Certain Transactions" and the Company's Pro Forma Condensed Consolidated Financial Statements (unaudited).
(2) Supplemental net income per common share for the year ended December 31, 1997 and the three months ended March 31, 1998, after giving effect to the payment of debt from a portion of the offering proceeds to be received by
    the Company and the increased number of common shares, is $          and
    $     per common share assuming                and                weighted
    average common shares outstanding. See "Use of Proceeds."
(3) Pro forma, as adjusted to reflect (i) the application of the net proceeds
    from the issuance and sale of                shares of Common Stock offered
    hereby (assuming an initial public offering price of $     per share), after
    deducting underwriting discounts and commissions and estimated offering expenses payable by the Company and (ii) settlement or satisfaction of intercompany accounts from funds made available to BIG by a loan from a subsidiary of the Selling Shareholder, using a portion of the net proceeds of the offering received by the Selling Shareholder. See "Use of Proceeds" and "Capitalization."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE COMPANY

     The following discussion and analysis should be read in conjunction with the Company's Consolidated Financial Statements and the notes thereto included elsewhere in this Prospectus.

OVERVIEW

     Insurance Management Solutions Group, Inc. (together with its subsidiaries, the "Company") is a holding company that was incorporated in the State of Florida in December, 1996 by Bankers Insurance Group, Inc. (together with its subsidiaries, "BIG"), which contributed to the Company two of its wholly-owned operating subsidiaries, Insurance Management Solutions, Inc. ("IMS") and Bankers Hazard Determination Services, Inc. ("BHDS"), that were previously formed in August, 1991 and June, 1988, respectively. BIG is a diversified group of P&C insurance companies with premium writings in all fifty states. BIG's principal lines of business include flood, homeowners and automobile insurance lines. From 1993 to 1997, BIG experienced substantial growth in total written premiums from $113.1 million to $259.0 million.

     Prior to 1997, the Company's outsourcing services principally related to information technology services provided to BIG on a cost reimbursement basis. In 1997, the Company entered into service arrangements with BIG to provide a broader menu of outsourcing services. These services primarily consisted of policy and claims administration (including policy issuance, billing and collection functions, claims adjusting and processing) and information technology services provided for BIG's flood and homeowners insurance lines of business. Revenues for these services were derived based on a percentage of direct written premiums for policy administration services and direct paid claims for claims administration services. The Company also provided claims administration services for BIG's other insurance lines, excluding flood and homeowners, on a cost reimbursement basis in 1997.

     Effective January 1, 1998, the Company entered into written service agreements with BIG which modified the existing arrangements to (i) expand the services provided by the Company to include policy administration for certain automobile lines of business, (ii) recognize claims outsourcing revenue based not on a cost reimbursement basis, but rather on a percentage of earned premiums and, with respect to certain types of claims, a percentage of incurred losses, and (iii) implement a change in fee structure from a percentage of incurred loss to a percentage of earned premiums with respect to homeowners claims services. These changes were negotiated in order to effect more uniform revenue recognition. To obtain BIG's agreement to such changes, the Company, in turn, agreed to the revised fee structure with respect to homeowners claims services. BIG presently accounts for approximately 98% of the Company's outsourcing services revenues and is expected to continue to account for a significant majority of the Company's outsourcing revenues in the near future. See "Risk Factors -- Reliance on Key Customer" and "Certain Transactions -- Service Agreements."

     In July, 1997, the Company acquired a 49% interest in Old Geotrac, a leading provider of flood zone determinations. Until June, 1998, when the remaining 51% interest was acquired, this investment was accounted for on the equity method.

     Outsourcing service revenues are principally derived from written and earned insurance premiums. Such premiums are affected by seasonal fluctuations in volume of new and renewal policies received. Outsourcing service revenues generated from the flood and homeowners lines of business increase in the late second quarter and peak during the third quarter in conjunction with home sales. In the Company's experience, increased levels of flood insurance purchases occur in the Southeastern United States during the second and third quarters in anticipation of the onset of the hurricane season.

     During periods of peak demand for flood and homeowners insurance, the number of policies waiting to be issued increases. This backlog represents future service fee income to be earned, generally within one month.

     Flood zone determination revenues, which are recognized as services are performed, are cyclically impacted by both changes in mortgage interest rates and trends in home sales.

     The cost of outsourcing services primarily includes wages and related benefits associated with personnel who perform policy and claims administration services, as well as postage and telephone charges, data processing and other direct costs associated with providing service to customers.

     Cost of flood zone determination services primarily includes wages and related benefits associated with personnel who perform flood zone determination services, telephone expenses, general liability insurance, data processing and other direct costs associated with providing service to customers. Due to the ongoing automation of the Company's flood zone database, a gradual increase in the number of automated flood zone determinations, versus manually determined flood zones, has occurred. Automated flood zone determinations cost less for the Company to perform than manually generated determinations.

     Selling, general and administrative expenses include the wages and related benefits of sales and marketing, executive, finance and accounting personnel, as well as other general operating costs. In addition, wages and related benefits of the management staff of each processing department (i.e. Customer Service, Claims, and Information Services) are included in selling, general and administrative expenses.

     The Company presently purchases certain services, including human resources, internal audit and legal services, from BIG. See "Certain Transactions." If the Company develops the capability to provide these services internally, certain sales and administrative support costs may fluctuate.

QUARTERLY RESULTS

     The following table presents unaudited quarterly operating results for the Company for the quarters included in years 1996 and 1997 and the first quarter of 1998. This information has been prepared on the same basis as the Company's Consolidated Financial Statements included elsewhere in this Prospectus, and includes all adjustments, consisting of normal recurring accruals, that the Company considers necessary for a fair presentation of the periods presented. These operating results are not necessarily indicative of the Company's future performance.

                                                                             QUARTER ENDED
                                       ------------------------------------------------------------------------------------------
                                       MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,   SEPTEMBER 30,
                                         1996        1996         1996            1996         1997        1997         1997
                                       ---------   --------   -------------   ------------   ---------   --------   -------------
Revenues
 Outsourcing services................   $1,200      $1,270       $1,279          $1,376       $6,856      $7,420       $ 7,901
 Flood zone determination services...    1,822       2,237        1,888           1,758        1,948       2,393         2,241
                                        ------      ------       ------          ------       ------      ------       -------
       Total revenues................    3,022       3,507        3,167           3,134        8,804       9,813        10,142
                                        ------      ------       ------          ------       ------      ------       -------
Expenses
 Cost of outsourcing services........      964         963          952           1,017        5,019       5,787         5,722
 Cost of flood zone determination
   services..........................    1,343       1,567        1,269           1,183          975       1,124         1,263
 Selling, general and
   administrative....................      281         269          257             314          727         768           746
 Management services from Parent.....      263         264          263             264          586         586           586
 Depreciation and amortization.......       67          75           80              87          116         132           195
                                        ------      ------       ------          ------       ------      ------       -------
       Total expenses................    2,918       3,138        2,821           2,865        7,423       8,397         8,512
                                        ------      ------       ------          ------       ------      ------       -------
Operating income.....................      104         369          346             269        1,381       1,416         1,630
Equity in earnings (loss) of Geotrac,
 Inc.................................       --          --           --              --           --          --           (32)
Interest expense.....................      (19)        (19)         (18)            (19)         (35)        (37)          (37)
                                        ------      ------       ------          ------       ------      ------       -------
Income before income taxes...........       85         350          328             250        1,346       1,379         1,561
Provision for income taxes...........       35         136          127              98          513         526           605
                                        ------      ------       ------          ------       ------      ------       -------
Net income...........................       50         214          201             152          833         853           956
Dividends on Preferred Stock of
 Subsidiary..........................       --          --           --              --           --          --           114
                                        ------      ------       ------          ------       ------      ------       -------
Net income available for Common
 Shareholders........................   $   50      $  214       $  201          $  152       $  833      $  853       $   842
                                        ======      ======       ======          ======       ======      ======       =======

                                            QUARTER ENDED
                                       ------------------------
                                       DECEMBER 31,   MARCH 31,
                                           1997         1998
                                       ------------   ---------
Revenues
 Outsourcing services................     $7,537       $ 8,655
 Flood zone determination services...      2,210         2,291
                                          ------       -------
       Total revenues................      9,747        10,946
                                          ------       -------
Expenses
 Cost of outsourcing services........      5,461         6,428
 Cost of flood zone determination
   services..........................      1,403         1,192
 Selling, general and
   administrative....................        785           923
 Management services from Parent.....        586           679
 Depreciation and amortization.......        241           273
                                          ------       -------
       Total expenses................      8,476         9,495
                                          ------       -------
Operating income.....................      1,271         1,451
Equity in earnings (loss) of Geotrac,
 Inc.................................        233           408
Interest expense.....................        (40)          (83)
                                          ------       -------
Income before income taxes...........      1,464         1,776
Provision for income taxes...........        467           535
                                          ------       -------
Net income...........................        997         1,241
Dividends on Preferred Stock of
 Subsidiary..........................        115           133
                                          ------       -------
Net income available for Common
 Shareholders........................     $  882       $ 1,108
                                          ======       =======

RESULTS OF OPERATIONS

     The following table sets forth for the periods indicated certain selected historical operating results of the Company as a percentage of total revenues:

                                                                                     THREE MONTHS
                                                YEAR ENDED DECEMBER 31,             ENDED MARCH 31,
                                           ---------------------------------   -------------------------
                                                                   PRO FORMA                   PRO FORMA
                                           1995    1996    1997      1997      1997    1998      1998
                                           -----   -----   -----   ---------   -----   -----   ---------
Revenues
  Outsourcing services...................   40.2%   39.9%   77.2%     57.5%     77.9%   79.1%     55.8%
  Flood zone determination services......   59.8    60.1    22.8      42.5      22.1    20.9      44.2
                                           -----   -----   -----     -----     -----   -----     -----
         Total revenues..................  100.0   100.0   100.0     100.0     100.0   100.0     100.0
                                           -----   -----   -----     -----     -----   -----     -----
Expenses
  Cost of outsourcing services...........   34.5    30.4    57.1      41.6      57.0    58.7      39.6
  Cost of flood zone determination
    services.............................   39.8    41.8    12.4      19.8      11.1    10.9      19.8
  Selling, general and administrative....    9.4     8.7     7.8      11.1       8.2     8.4      10.8
  Management services from Parent........    8.5     8.2     6.1       4.4       6.7     6.2       4.4
  Deferred compensation (non-recurring
    item)................................     --      --      --       2.8        --      --        --
  Depreciation and amortization..........    2.1     2.4     1.8       7.3       1.3     2.5       6.2
                                           -----   -----   -----     -----     -----   -----     -----
         Total expenses..................   94.3    91.5    85.2      87.0      84.3    86.7      80.8
                                           -----   -----   -----     -----     -----   -----     -----
Operating income.........................    5.7     8.5    14.8      13.0      15.7    13.3      19.2
Equity in earnings of Geotrac, Inc.......     --      --     0.5        --        --     3.7        --
Other income (non-recurring item)........     --      --      --       3.2        --      --        --
Interest expense.........................   (0.8)   (0.6)   (0.4)     (2.6)     (0.4)   (0.8)     (2.4)
                                           -----   -----   -----     -----     -----   -----     -----
Income before income taxes...............    4.9     7.9    14.9      13.6      15.3    16.2      16.8
Provision for income taxes...............    1.9     3.1     5.5       5.7       5.8     4.9       6.8
                                           -----   -----   -----     -----     -----   -----     -----
Net income...............................    3.0%    4.8%    9.4%      7.9%      9.5%   11.3%     10.0%
                                           =====   =====   =====     =====     =====   =====     =====

COMPARISON OF THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997

     Outsourcing Services Revenues. Outsourcing services revenue increased $1.8 million, or 26.2%, to $8.7 million in the first quarter of 1998 from $6.9 million in the first quarter of 1997. The increase was primarily attributable to
(i) the expansion of the services provided to BIG to include policy administration for certain of BIG's automobile lines of insurance, (ii) the change in fee structure for claims administration (excluding BIG's flood and homeowners lines) from a cost reimbursement basis to a percentage of earned premium and, in certain instances, incurred losses, and (iii) increased services provided to BIG due to the growth in the volume of BIG's flood insurance business. The increase was partially offset by the revised fee structure pertaining to policy administration and claims administration for BIG's homeowners insurance line.

     Flood Zone Determination Services Revenues. Flood zone determination services revenues increased $344,000, or 17.7%, to $2.3 million in the first quarter of 1998 from $1.9 million in the first quarter of 1997. The revenue growth was primarily attributable to the increased number of flood zone determinations processed due to the large number of mortgage financings and refinancings as a result of continued low interest rates.

     Cost of Outsourcing Services. Cost of outsourcing services increased $1.4 million, or 28.1%, to $6.4 million in the first quarter of 1998 from $5.0 million in the first quarter of 1997. The increase in cost of outsourcing services was primarily attributable to (i) increases in staffing due to the expansion of the services provided to BIG to include policy administration for certain of BIG's automobile lines of insurance, (ii) increased services provided to BIG due to the growth in the volume of BIG's insurance business and (iii) the Company assuming responsibility for claims costs for independent adjusters and appraisers that were previously borne by BIG.

     Cost of Flood Zone Determination Services. Cost of flood zone determination services increased $218,000, or 22.4%, to $1.2 million in the first quarter of 1998 from $974,000 in the first quarter of 1997. As a percentage of revenues, cost of flood zone determination services increased from 50.0% in the first quarter of 1997 to 52.0% in the first quarter of 1998. The increase in cost of flood zone determination services as a percentage of revenues primarily resulted from cross-licensing fees for database management paid to Old Geotrac, which were terminated upon the merger of Old Geotrac into the Company in June, 1998, partially offset by a reduction in insurance cost associated with the Company's life of loan program due to favorable loss experience under the life of loan program. Effective June 1, 1998, the Company terminated its insurance policy associated with its life of loan program. Consequently, from such date forward, the Company will defer a portion of each life of loan fee received in order to account for its obligation to perform future flood zone redeterminations.

     Selling, General and Administrative Expense. Selling, general and administrative expenses increased $196,000, or 27.0%, to $923,000 for the first quarter of 1998 from $727,000 in the first quarter of 1997. The increase is primarily related to additional wages and related benefits associated with adding executive management, accounting, sales and marketing and other administrative staff during 1997 to support the Company's expanded operations.

     Depreciation and Amortization Expense. Depreciation and amortization expense increased $157,000, or 135.0%, to $273,000 in the first quarter of 1998 from $116,000 in the first quarter of 1997 primarily as a result of upgrading existing data processing equipment.

     Equity in Earnings of Geotrac, Inc. During July 1997, the Company purchased a 49% interest in Old Geotrac. Equity in earnings of Old Geotrac contributed $408,000 to net income of the Company for the first quarter of 1998.

     Provision for Income Taxes. The Company's effective income tax rates were 30.1% and 38.1% for the first quarters of 1998 and 1997, respectively. Income before income taxes for the first quarter of 1998, excluding the equity in earnings of Old Geotrac, resulted in a effective income tax rate of 39.1%. The equity in earnings in Old Geotrac are presented net of tax.

     As a result of the Company's acquisition of the remaining 51% interest in Old Geotrac during June, 1998, the Company recorded additional goodwill that is non-deductible for income tax purposes. The annual amortization of the non-deductible goodwill will total approximately $400,000. On a pro forma basis, had the purchase occurred on January 1, 1998, the effective tax rate for the first quarter of 1998 would have been 40.3%.

COMPARISON OF THE YEARS ENDED DECEMBER 31, 1997 AND 1996

     Outsourcing Services Revenues. Outsourcing services revenues increased $24.6 million, or 479.8%, to $29.7 million in 1997 from $5.1 million in 1996. During 1997, outsourcing services revenue was generated primarily from the Company's service agreements with BIG to provide policy and claims administration related to its flood and homeowners insurance programs. In addition, during 1997, the Company provided claims administration services on a cost reimbursement basis for most of BIG's other lines of business, excluding flood and homeowners. During 1996, the Company provided only information technology services to its affiliated companies on a cost reimbursement basis.

     Flood Zone Determination Services Revenues. Flood zone determination services revenues increased $1.1 million, or 14.1%, to $8.8 million in 1997 from $7.7 million in 1996. The increase in revenues was due to the increase in determinations performed, offset by a decrease of approximately 6.0% in the average fee per determination as a result of competitive pressures.

     Cost of Outsourcing Services. Cost of outsourcing services increased $18.1 million, or 464.4%, to $22.0 million in 1997 from $3.9 million in 1996. The increase was primarily the result of the transfer of various policy and claims administration units from BIG to the Company, as well as upward pressure on salaries resulting from continued competition for qualified employees.

     Cost of Flood Zone Determination Services. Cost of flood zone determination services decreased $598,000, or 11.2%, to $4.8 million in 1997 from $5.4 million in 1996. As a percentage of flood zone determination services revenue, cost of flood zone determination services decreased from 69.6% in 1996 to 54.2% in 1997. The decrease was primarily the result of reduced insurance cost of the Company's life of loan program.

     Selling, General and Administrative Expense. Selling, general and administrative expenses increased $1.9 million, or 169.9%, to $3.0 million in 1997 from $1.1 million in 1996. The increase was primarily related to additional wages and related benefits associated with adding executive management, accounting, sales and marketing and other administrative staff during 1997 to support the Company's expanded operations.

     Depreciation and Amortization Expense. Depreciation and amortization expense increased $375,000, or 121.1%, to $684,000 in 1997 from $309,000 in 1996 primarily as a result of upgrading existing data processing equipment.

     Interest Expense. Interest expense increased $74,000, or 98.2%, to $149,000 in 1997 from $75,000 in 1996 as a result of increased borrowings used to fund the Company's capital expenditures.

     Equity in Earnings of Geotrac, Inc. During July 1997, the Company purchased a 49% interest in Old Geotrac. Equity in earnings of Old Geotrac contributed $201,000 to the earnings of the Company in 1997.

     Provision for Income Taxes. The Company's effective income tax rates were 36.7% and 39.1% in 1997 and 1996, respectively. Income before provision for income taxes for 1997, excluding the equity in earnings of Old Geotrac, resulted in an effective income tax rate of 38.1%. The equity in earnings in Old Geotrac are presented net of tax.

COMPARISON OF THE YEARS ENDED DECEMBER 31, 1996 AND 1995

     Outsourcing Services Revenues. Outsourcing services revenues increased $1.7 million, or 48.8%, to $5.1 million in 1996 from $3.4 million in 1995 primarily as a result of an increase in the information technology services provided to BIG due to the growth in the volume of BIG's insurance business.

     Flood Zone Determination Services Revenues. Flood zone determination services revenue increased $2.6 million, or 50.3%, to $7.7 million in 1996 from $5.1 million in 1995, primarily as a result of significant growth in the Company's client base and in the number of requests for flood zone determinations, partially offset by a decrease in the average fee per determination due to competitive pressures.

     Cost of Outsourcing Services. Cost of outsourcing services increased $941,000, or 31.8%, to $3.9 million in 1996 from $3.0 million in 1995. The increase resulted primarily from additions to the Company's information technology staff due to the growth in the volume of BIG's insurance business, as well as salary adjustments due to the competitive market for qualified personnel.

     Cost of Flood Zone Determination Services. Cost of flood zone determination services increased $2.0 million, or 57.0%, to $5.4 million in 1996 from $3.4 million in 1995. The increase was primarily attributable to an increased demand for the Company's life of loan program, for which the Company purchases insurance to fund its obligation to update flood zone determinations under the life of loan program. Additionally, the increase in cost of flood zone determination services was attributable to the addition of flood zone determination staff to handle higher business volume levels.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $317,000 or 39.4%, to $1.1 million in 1996 from $804,000 for 1995, primarily as a result of adding additional administrative staff to support the Company's growth.

     Depreciation and Amortization. Depreciation and amortization increased $125,000, or 67.9%, to $309,000 in 1996 from $184,000 in 1995 primarily as a result of adding $885,000 of property and equipment in 1996.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has historically funded its operations through cash generated from operations and receipt of service fees advanced from BIG. Bank borrowings have been used to finance fixed asset purchases. Net cash provided by operating activities for the three months ended March 31, 1997 and 1998 was $2.2 million and $1.1 million, respectively. For 1995, 1996 and 1997, net cash provided by operating activities was $831,000, $963,000 and $7.7 million, respectively. The significant increase in net cash provided by operating activities in 1997 was primarily attributable to the increased level of net income, employee-related accrued expenses and income taxes payable to BIG.

     Net cash used in investing activities for the three months ended March 31, 1997 and 1998 was $241,000 and $233,000, respectively. For 1995, 1996 and 1997, net cash used in investing activities was $464,000, $1.0 million and $8.2 million, respectively. In July 1997, BHDS issued $6.75 million in non-cumulative, 8% Preferred Stock. The proceeds from the sale of the Preferred Stock were used to fund the purchase of the Company's 49% interest in Old Geotrac. In May 1998, the Company repurchased the outstanding Preferred

Stock in exchange for a note. The note is payable in its entirety on December 31, 1998 and accrues interest at 8.5%. The Company intends to use a portion of the net proceeds from this offering to repay the note. See "Use of Proceeds."

     Net cash used in financing activities for the three months ended March 31, 1997 and 1998 was $2.0 million and $979,000, respectively. For 1995, 1996 and 1997, net cash provided by (used in) financing activities was $(333,000), $12,000 and $681,000, respectively. Cash dividends were paid to BIG in 1996 and 1997 in the amount of $1.0 million and $3.5 million, respectively. Additionally, the Company paid a cash dividend of $1.1 million to BIG in June, 1998. Net advances to BIG were $1.9 million and $5.1 million for the three months ended March 31, 1997 and the year ended December 31, 1997, respectively.

     At December 31, 1997 and March 31, 1998 amounts due from BIG totaled $8.8 million and $9.2 million, respectively. At the same dates, amounts due to BIG and income tax payable to BIG, totaled $5.1 million and $7.5 million, respectively. In addition, at March 31, 1998, a note payable to BIG totaled $4.95 million. Upon completion of this offering, it is contemplated that intercompany balances will be satisfied. At March 31, 1998, the Company maintained a zero balance account arrangement with BIG. As a result of this funding arrangement, the Company has a negative cash balance for financial reporting purposes representing checks that have been issued but that have not yet been presented to the bank for payment. This arrangement was discontinued in June, 1998. See "Certain Transactions -- Miscellaneous."

     The Company believes that cash flows from operations and net proceeds from this offering will not only satisfy working capital needs for approximately one year but also be sufficient to retire or redeem most existing debts of the Company. Unanticipated rapid expansion, business or systems development, or potential acquisitions may cause the Company to require additional funds. In June, 1998, the Company received a commitment for a $5.0 million revolving line of credit with a commercial bank that will provide bridge financing for working capital or acquisition needs. The Company identifies and assesses, in the normal course of its business, technologies or businesses which it believes to strategically fit its business plan. The Company has no current commitments with respect to any such transaction. The Company may, however, enter into such transactions should opportunities present themselves in the future.

NEW ACCOUNTING PRONOUNCEMENTS

     SFAS No. 130. In June, 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 130, Reporting of Comprehensive Income, which establishes standards of reporting and displaying of comprehensive income and its components (revenues, expenses, gains and losses) in the financial statements. SFAS No. 130 requires comprehensive income to be reported with the same prominence as other items in the financial statements. This statement is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods presented for comparative purposes is required. The Company does not anticipate that adoption of SFAS No. 130 will have a material effect on the consolidated financial statements.

YEAR 2000 COMPLIANCE

     The Company is currently addressing a universal situation commonly referred to as the "Year 2000 Problem." The Year 2000 Problem relates to the inability of certain computer software programs to properly recognize and process date-sensitive information relative to the Year 2000 and beyond. The Company believes it has made the necessary changes to the primary operating systems that it licenses from BIG to ensure compliance with the Year 2000 Problem. Additionally, the Company has implemented a plan requiring all third-party software vendors to certify that their software products are Year 2000 compliant. The cost of executing this plan is not expected to have a material impact on the Company's results of operations or financial condition. See "Risk Factors -- Year 2000 Issues."

                SELECTED CONSOLIDATED FINANCIAL DATA OF GEOTRAC
                                 (IN THOUSANDS)

     The following selected financial data should be read in conjunction with the Financial Statements of SMS Geotrac, Inc. (as the predecessor to Geotrac, Inc. (formerly YoSystems, Inc.) ("Old Geotrac")) and the Notes thereto, the Financial Statements of Old Geotrac and the Notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Geotrac" included elsewhere in this Prospectus. The following selected financial data of SMS Geotrac, Inc. for the years ended June 30, 1996 and 1997 and for the one month ended July 31, 1997 and of Old Geotrac for the years ended December 31, 1995, 1996, and 1997 have been derived from the company's audited financial statements. The selected financial data presented as of March 31, 1998 and the three months ended March 31, 1997 and 1998 were derived from the unaudited financial information of the Company. With respect to the unaudited financial information, the Company is of the opinion that all material adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the company's interim results of operations have been included. This data should be read in conjunction with the Financial Statements of SMS Geotrac, Inc. and the Financial Statements of Old Geotrac included elsewhere in this Prospectus.

                                          SMS GEOTRAC, INC.           OLD GEOTRAC (FORMERLY YOSYSTEMS, INC.)
                                    -----------------------------   -------------------------------------------
                                                           ONE                                  THREE MONTHS
                                        YEAR ENDED        MONTH           YEAR ENDED               ENDED
                                         JUNE 30,         ENDED          DECEMBER 31,            MARCH 31,
                                    ------------------   JULY 31,   ----------------------   ------------------
                                     1996       1997       1997     1995    1996     1997     1997        1998
                                    -------    -------   --------   ----    ----    ------   ------      ------
STATEMENT OF OPERATIONS DATA:
Revenues..........................  $12,490    $12,522    $1,210    $ --    $ --    $6,336   $   --      $4,573
                                    -------    -------    ------    ----    ----    ------   ------      ------
Expenses:
 Cost of revenues.................    6,219      5,914       530      --      --     2,679       --       1,874
 Selling, general and
   administrative.................    3,079      2,839       227      10      30     1,319       --         762
 Deferred compensation (non-
   recurring item)................       --         --        --      --      --       733       --          --
 Depreciation and amortization....      689      1,331       104      --      --       594       --         360
                                    -------    -------    ------    ----    ----    ------   ------      ------
       Total expenses.............    9,987     10,084       861      10      30     5,325       --       2,996
                                    -------    -------    ------    ----    ----    ------   ------      ------
Operating income (loss)...........    2,503      2,438       349     (10)    (30)    1,011       --       1,577
Other income (non-recurring
 item)............................       --         --        --     932      --     1,700       --          --
Interest expense..................      (82)       (79)       (8)     --      --      (338)      --        (190)
                                    -------    -------    ------    ----    ----    ------   ------      ------
Income before income taxes........    2,421      2,359       341     922     (30)    2,373       --       1,387
Provision for income taxes........    1,047      1,079       148      --      --       272       --         554
                                    -------    -------    ------    ----    ----    ------   ------      ------
Net income (loss).................  $ 1,374    $ 1,280    $  193    $922    $(30)   $2,101   $   --      $  833
                                    =======    =======    ======    ====    ====    ======   ======      ======

                                               COMBINED GEOTRAC(A)
                                    -----------------------------------------
                                                              THREE MONTHS
                                         YEAR ENDED              ENDED
                                        DECEMBER 31,           MARCH 31,
                                    --------------------   ------------------
                                     1996         1997      1997        1998
                                    -------      -------   ------      ------
STATEMENT OF OPERATIONS DATA:
Revenues..........................  $13,375      $14,063   $2,985      $4,573
                                    -------      -------   ------      ------
Expenses:
 Cost of revenues.................    6,673        6,043    1,380       1,874
 Selling, general and
   administrative.................    3,287        2,900      649         762
 Deferred compensation (non-
   recurring item)................       --          733       --          --
 Depreciation and amortization....      955        1,505      308         360
                                    -------      -------   ------      ------
       Total expenses.............   10,915       11,181    2,337       2,996
                                    -------      -------   ------      ------
Operating income (loss)...........    2,460        2,882      648       1,577
Other income (non-recurring
 item)............................       --        1,700       --          --
Interest expense..................      (69)        (387)      (5)       (190)
                                    -------      -------   ------      ------
Income before income taxes........    2,391        4,195      643       1,387
Provision for income taxes........      975        1,113      296         554
                                    -------      -------   ------      ------
Net income (loss).................  $ 1,416      $ 3,082   $  347      $  833
                                    =======      =======   ======      ======

                                                                        OLD GEOTRAC (FORMERLY
                                                                          YOSYSTEMS, INC.)
                                                                    -----------------------------
                                                                      YEAR ENDED     THREE MONTHS
                                                                     DECEMBER 31,       ENDED
                                                                    --------------    MARCH 31,
                                                                    1996    1997         1998
                                                                    ----   -------   ------------
BALANCE SHEET DATA:
Working capital (deficiency)................................        $(25)  $ 1,402     $ 1,828
Total assets................................................          --    18,637      19,112
Long-term debt..............................................          --     7,745       7,056
Total shareholders' equity (deficit)........................         (25)    7,126       7,959

---------------

(a) SMS Geotrac, Inc. and Old Geotrac are presented on a combined basis for comparability purposes.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS OF GEOTRAC

     The following discussion should be read in conjunction with the Financial Statements of Old Geotrac and the Notes thereto and the Financial Statements of SMS Geotrac, Inc. and the Notes thereto included elsewhere in this Prospectus.

OVERVIEW

     During June, 1998, the Company completed the Geotrac Acquisition. The Geotrac Acquisition occurred through a series of transactions beginning in July, 1997. At that time, the Company acquired 49% of the issued and outstanding common stock of YoSystems, Inc. which had nominal net assets at the date of acquisition. YoSystems, Inc. concurrently purchased all of the issued and outstanding common stock of SMS Geotrac, Inc. ("SMS Geotrac"). SMS Geotrac subsequently merged into YoSystems, Inc., which changed its name to "Geotrac, Inc." ("Old Geotrac"). In June 1998, the Company acquired the remaining 51% of the issued and outstanding common stock of Old Geotrac.

     For comparative purposes, the operating results herein also reflect the combined results of SMS Geotrac and Old Geotrac for the years ended December 31, 1996 and 1997 and the three months ended March 31, 1997. As Old Geotrac is on a different accounting basis resulting from the application of purchase accounting, not all of the combined results, such as depreciation and amortization expense, are comparable. For all periods presented herein and until August 1, 1997, Old Geotrac was a relatively inactive S Corporation whose principal activity was to receive contingent earn-out payments from the prior sale of its operating assets in 1994 and to distribute these earn-out payments to its shareholders.

     Geotrac's primary source of revenues is derived from the performance of flood zone determinations principally for mortgage origination and P&C insurance companies. Revenues are recognized upon completion of work performed. Mortgage interest rates and weather patterns have historically impacted Geotrac's revenues. The current low level of interest rates, which has stimulated the increase in the number of mortgage financings and refinancings, and the increased awareness of severe weather occurrences have resulted in an increase in the number of determinations processed by Geotrac.

     Cost of revenues primarily consists of wages and related benefits for personnel who perform flood zone determinations. As Geotrac continues to migrate towards performing more automated than manual determinations, management believes cost of revenues as a percentage of revenues will decrease.

     Because Old Geotrac had limited operations during the year ended December 31, 1996 and for the period January 1, 1997 through July 31, 1997, the date of the acquisition of SMS Geotrac, Inc., no comparisons of the three months ended March 31, 1998 and 1997, the years ended December 31, 1997 and 1996, and the years ended December 31, 1996 and 1995 are provided. Similarly, no comparison to the prior period is provided for SMS Geotrac with respect to the one month ended July 31, 1997.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, the percentage of revenues represented by certain income and expense items.

                                  SMS GEOTRAC, INC.       OLD GEOTRAC (FORMERLY YOSYSTEMS, INC.)         COMBINED GEOTRAC(A)
                              -------------------------   ---------------------------------------   -----------------------------
                                                                                    THREE MONTHS                    THREE MONTHS
                               YEAR ENDED     ONE MONTH         YEAR ENDED             ENDED         YEAR ENDED         ENDED
                                JUNE 30,        ENDED          DECEMBER 31,          MARCH 31,      DECEMBER 31,      MARCH 31,
                              -------------   JULY 31,    ----------------------   --------------   -------------   -------------
                              1996    1997      1997      1995    1996     1997    1997     1998    1996    1997    1997    1998
                              -----   -----   ---------   -----   -----   ------   -----   ------   -----   -----   -----   -----
STATEMENT OF OPERATIONS
 DATA:
Revenues....................  100.0%  100.0%    100.0%     0.0%    0.0%   100.0%    0.0%   100.0%   100.0%  100.0%  100.0%  100.0%
                              -----   -----     -----      ---     ---    -----     ---    -----    -----   -----   -----   -----
Expenses:
 Cost of revenues...........   49.8    47.2      43.8      0.0     0.0     42.3     0.0     41.0     49.9    43.0    46.2    41.0
 Selling, general and
   administrative...........   24.7    22.7      18.7      0.0     0.0     20.8     0.0     16.6     24.6    20.6    21.8    16.6
 Deferred compensation
   (non-recurring item).....    0.0     0.0       0.0      0.0     0.0     11.5     0.0      0.0      0.0     5.2     0.0     0.0
 Depreciation and
   amortization.............    5.5    10.6       8.6      0.0     0.0      9.4     0.0      7.9      7.1    10.7    10.3     7.9
                              -----   -----     -----      ---     ---    -----     ---    -----    -----   -----   -----   -----
       Total expenses.......   80.0    80.5      71.1      0.0     0.0     84.0     0.0     65.5     81.6    79.5    78.3    65.5
                              -----   -----     -----      ---     ---    -----     ---    -----    -----   -----   -----   -----
Operating income............   20.0    19.5      28.9      0.0     0.0     16.0     0.0     34.5     18.4    20.5    21.7    34.5
Other income (non-recurring
 item)......................    0.0     0.0       0.0      0.0     0.0     26.8     0.0      0.0      0.0    12.1     0.0     0.0
Interest expense............   (0.6)   (0.7)     (0.7)     0.0     0.0     (5.3)    0.0     (4.2)    (0.5)   (2.8)   (0.2)   (4.2)
                              -----   -----     -----      ---     ---    -----     ---    -----    -----   -----   -----   -----
Income before income
 taxes......................   19.4    18.8      28.2      0.0     0.0     37.5     0.0     30.3     17.9    29.8    21.5    30.3
Provision for income
 taxes......................    8.4     8.6      12.2      0.0     0.0      4.3     0.0     12.1      7.3     7.9     9.9    12.1
                              -----   -----     -----      ---     ---    -----     ---    -----    -----   -----   -----   -----
Net income..................   11.0%   10.2%     16.0%     0.0%    0.0%    33.2%    0.0%    18.2%    10.6%   21.9%   11.6%   18.2%
                              =====   =====     =====      ===     ===    =====     ===    =====    =====   =====   =====   =====

---------------

(a) SMS Geotrac, Inc. and Old Geotrac are presented on a combined basis for comparability purposes.

COMPARISON OF THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997 ON A COMBINED BASIS -- GEOTRAC

     Revenues. Revenues increased $1.6 million, or 53.2%, to $4.6 million in the first quarter of 1998 from $3.0 million in the first quarter of 1997. This revenue growth was attributable to the increased number of determinations processed due to the large number of mortgage financings and refinancings as a result of continued low interest rates.

     Cost of Revenues. Cost of revenues increased $494,000, or 35.8%, to $1.9 million in the first quarter of 1998 from $1.4 million in the first quarter of 1997. As a percentage of revenues, cost of revenues decreased to 41.0% in the first quarter of 1998 from 46.2% in the first quarter of 1997. The effect of the efficiencies associated with the increased volume of determinations, coupled with the greater proportion of automated determinations, resulted in the improvement in this percentage in the first quarter of 1998.

     Selling, General and Administrative Expense. Selling, general and administrative increased $113,000, or 17.4%, to $762,000 in the first quarter of 1998 from $649,000 in the first quarter of 1997. As a percentage of revenues, selling, general and administrative expenses decreased to 16.7% in the first quarter of 1998 from 21.7% in the first quarter of 1997. This percentage decrease was primarily due to spreading certain fixed costs over a larger revenue base.

     Depreciation and Amortization. Depreciation and amortization increased $52,000, or 16.9%, to $360,000 in the first quarter of 1998 from $308,000 in the first quarter of 1997. The amortization of intangibles related to Old Geotrac's July, 1997 acquisition of SMS Geotrac accounted for the increase in the first quarter of 1998.

     Interest Expense. Interest expense increased $185,000, to $190,000 in the first quarter of 1998 from $5,000 in the first quarter of 1997. The increase principally relates to interest on the July, 1997 bank borrowings used to fund a portion of the July, 1997 acquisition.

     Provision for Income Taxes. The effective income tax rate was 40.0% for 1998 and 46.0% for 1997, reflecting additional provision for state income taxes in the first quarter of 1997.

COMPARISON OF YEARS ENDED DECEMBER 31, 1997 AND 1996 ON A COMBINED BASIS -- GEOTRAC

     Revenues. Revenues increased $688,000, or 5.1%, to $14.1 million in 1997 from $13.4 million in 1996. Most of this revenue growth occurred after SMS Geotrac, Inc. was acquired in July, 1997, as a result of the increased number of determinations processed due to the large number of mortgage financings and refinancings as a result of continued low interest rates.

     Cost of Revenues. Cost of revenues decreased $630,000, or 9.4%, to $6.0 million in 1997 from $6.7 million in 1996. As a percentage of revenues, cost of revenues decreased to 43.0% in 1997 from 49.9% in 1996. The decrease, in both actual dollar amount and as a percentage of revenues, resulted primarily from
(i) efficiencies associated with an increased volume of determinations, (ii) a greater proportion of automated determinations, and (iii) higher expenses incurred in 1996 related to the expansion of Old Geotrac's automated database.

     Selling, General & Administrative Expense. Selling, general and administrative expenses decreased $387,000, or 11.8%, to $2.9 million in 1997 from $3.3 million in 1996. As a percentage of revenues, selling, general and administrative expenses decreased from 24.6% in 1996 to 20.6% in 1997. This decrease was the result of a reduction of bad debt expense in 1997 resulting from improved billing and collection procedures.

     Deferred Compensation (Non-Recurring Item). On September 11, 1997, Old Geotrac's Board of Directors, recognizing the nonbinding commitment of the president of SMS Geotrac, which commitment originated prior to the acquisition of SMS Geotrac, approved and granted bonuses to certain current and former employees of SMS Geotrac. Such bonuses were principally related to prior services rendered by these employees and resulted in additional compensation in 1997 of $732,795, which amount is separately disclosed in the statement of operations as deferred compensation (non-recurring item) and of which approximately $362,000 and $371,000 relate to cost of revenues and selling, general and administrative expenses, respectively. These amounts are to be paid to the individuals on or before December 31, 1998.

     Prior to and at the time of the acquisition of SMS Geotrac, the president of SMS Geotrac also had a nonbinding commitment to grant to certain former and current employees options to purchase shares of Old Geotrac common stock held jointly by the president and his spouse, for prior employee services rendered. On May 12, 1998, the president and his spouse awarded 46.45 shares of their common stock to these individuals. In conjunction with the agreement and plan of merger with the Company, Old Geotrac acquired the common stock held by these individuals for approximately $728,069. In May, 1998, Old Geotrac will record additional compensation expense (non-recurring item) of $728,069 and an increase to contributed capital of $728,069.

     Depreciation and Amortization. Depreciation and amortization increased $550,000 or 57.6%, to $1.5 million in 1997 from $955,000 in 1996. The depreciation and amortization in 1997 of the additional computer equipment, furniture and fixtures and maps acquired in 1997 and 1996 principally accounted for this increase. In addition, amortization of intangibles related to the July, 1997 acquisition approximated $260,000 in 1997.

     Interest Expense. Interest expense increased $318,000 to $387,000 from $69,000 in 1996. This increase relates to the interest on the bank borrowings used to fund a portion of the July, 1997 acquisition.

     Other Income (Non-Recurring Item). In 1997, Old Geotrac received a contingent earn-out of $1,700,000, representing the final payment under a 1994 sale agreement. No payment was received in 1996.

     Provision for Income Taxes. The effective income tax rate was 26.5% in 1997 and 40.8% in 1996. The lower rate in 1997 principally reflects that the other income of $1,700,000 was not subject to income tax as Old Geotrac was an S Corporation at the time the amount was received and earned.

COMPARISON OF THE YEAR ENDED JUNE 30, 1997 AND 1996 -- SMS GEOTRAC, INC.

     Revenues. Revenues remained relatively unchanged at $12.5 million in fiscal 1997 and 1996. The flat revenues were primarily attributable to a lack of marketing emphasis.

     Cost of Revenues. Cost of revenues decreased $305,000, or 4.9%, to $5.9 million in fiscal 1997 from $6.2 million for fiscal 1996. As a percentage of revenues, cost of revenues decreased to 47.2% in fiscal 1997 from 49.8% in fiscal 1996. Management attributes this decrease to a greater proportion of automated determinations, which are less costly than manual determinations.

     Selling, General and Administrative Expense. Selling, general and administrative expense decreased $240,000, or 7.8%, to $2.8 million in fiscal 1997 from $3.1 million in fiscal 1996. As a percentage of revenues, selling, general and administrative expense decreased to 22.7% in fiscal 1997 from 24.7% in fiscal 1996. The reduction of bad debt expense in 1997, resulting from improved billing and collections procedures, accounted for the decrease in the dollar amount and percentage.

     Depreciation and Amortization. Depreciation and amortization increased $642,000, or 93.2%, to $1.3 million for fiscal 1997 from $689,000 for fiscal 1996. The depreciation and amortization of the additional computer equipment, furniture and fixtures and maps acquired in 1997 and 1996 accounted for this increase.

     Provision for Income Taxes. The effective income tax rate was 45.8% in fiscal 1997 and 43.2% in fiscal 1996, reflecting an additional provision for state income taxes in 1997.

LIQUIDITY AND CAPITAL RESOURCES

     Historically, Geotrac has funded its operations primarily through cash generated from operations and to a lesser extent from capital leases and a revolving line of credit.

     The July, 1997 acquisition of SMS Geotrac was funded by BHDS' contribution of $6,750,000 in cash and proceeds of a new seven year term note of $8,750,000 entered into by Old Geotrac. The note, which had an outstanding balance of $7,812,500 at March 31, 1998, bears interest at prime rate and is collateralized by substantially all of the assets of Old Geotrac. It is anticipated that the note will be repaid from a portion of the offering proceeds. In conjunction with BHDS' purchase of the remaining 51% of Old Geotrac, BHDS was the surviving company and changed its name to "Geotrac, Inc." Accordingly, Geotrac is presently a wholly-owned subsidiary of the Company. As such, the above information should be read in conjunction with "Selected Consolidated Financial Data of the Company," "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company," the Company's Consolidated Financial Statements and the Company's Pro Forma Condensed Consolidated Financial Statements (unaudited).

                                    BUSINESS

GENERAL

     The Company provides (1) comprehensive policy and claims outsourcing services to the property and casualty ("P&C") insurance industry, with an emphasis on providing these services to the flood insurance market, and (2) flood zone determinations to financial institutions, mortgage lenders and insurance companies. The Company's outsourcing services, which are offered on either a bundled or "a la carte" basis, include policy administration, claims administration and information technology services. The Company processed approximately 575,000 insurance policies in 1997, including approximately 450,000 flood insurance policies, making it the second largest provider of flood administration services in the United States. The Company currently provides flood outsourcing services to its affiliate, Bankers Insurance Group, Inc. (together with its subsidiaries, "BIG"), Mobile USA Insurance Company, Inc. and AAA Auto Club South Insurance Company, as well as to insurance companies that offer flood insurance utilizing BIG as their private label servicing carrier, such as Horace Mann Insurance Company, Armed Forces Insurance Corporation and AMICA Mutual Insurance Company. In conjunction with BIG, the Company is able to offer insurance companies the ability to create a turnkey private label flood insurance product. The Company believes this product is attractive to insurance companies that desire to offer flood insurance but are not certified by the Federal Emergency Management Agency ("FEMA") to sell and service flood insurance. FEMA estimates that only 25% to 33% of U.S. properties required to be covered by flood insurance are in fact covered. The Company anticipates continued growth in the demand for flood insurance, and related flood outsourcing and flood zone determination services, over the next several years.

     In 1997, the Company processed approximately 1.4 million flood zone determinations for over 750 customers, including financial institutions such as SouthTrust Bank and SunTrust Bank, mortgage lenders such as ABN Amro North America, Inc. and Mortgage Corporation of America, and P&C insurance companies such as American International Group, Inc., and Royal Indemnity Company. Flood insurance is required by federal law in connection with virtually all residential mortgage loans, including refinancing loans, covering properties located within federally designated high-risk flood zones. A flood zone determination is necessary in order to ascertain a property's flood zone classification. In addition, due to more stringent underwriting criteria, P&C insurers increasingly require flood zone determinations prior to issuing commercial property policies. The Company uses its proprietary database, compiled and digitized from flood maps distributed by FEMA, to determine whether a particular property or structure is located within a flood zone classification that requires flood insurance. The Company estimates that its electronic database includes over 85% of all U.S. households.

     The Company is a      % owned subsidiary of BIG, a holding company
chartered in Florida in 1976. BIG provides multiple lines of P&C insurance, most notably flood, homeowners and automobile insurance, to individuals and businesses throughout the United States. From 1993 to 1997, BIG's premiums grew at a compound annual growth rate of 23.0% from $113.1 million to $259.0 million. BIG is the largest underwriter of flood insurance policies through independent agents (and the second largest overall) in the United States. Upon completion of
this offering, BIG will beneficially own      % of the Company's Common Stock.
BIG is the Company's principal customer, accounting for approximately 56% of the Company's total revenues (on a pro forma basis) and 98% of the Company's outsourcing revenues (on a pro forma basis) in 1997.

OVERVIEW OF THE FEDERAL FLOOD INSURANCE PROGRAM

     The U.S. flood insurance market is regulated by FEMA, which launched the National Flood Insurance Program (the "Flood Program") in 1968. FEMA created the Flood Program to provide federally-backed flood insurance to residents in designated floodplain communities, on the condition that such communities comply with the Flood Program's floodplain management requirements. The Flood Program, as it exists today, is administered by the Federal Insurance Administration ("FIA").

     The Flood Program was launched in 1968, and in 1983, FIA opened the flood insurance market to private insurance companies by establishing the National Flood Insurance Write Your Own ("WYO") program. The

WYO program permits private insurance companies who meet FEMA requirements to sell flood insurance underwritten by the federal government and subject to federal regulation.

     In 1994, Congress passed the National Flood Insurance Reform Act of 1994 (the "1994 Reform Act"). The 1994 Reform Act clarified and strengthened the obligations of mortgage lenders to oversee and ensure the purchase of flood insurance by borrowers who obtain federally-insured residential mortgage loans on properties located in federally designated high-risk flood zones. Under the 1994 Reform Act, mortgage lenders must notify borrowers when flood insurance is required, require flood insurance as a condition to making certain loans, and place flood insurance premiums in escrow. Lenders who fail to comply with the 1994 Reform Act are subject to substantial monetary penalties.

MARKET OPPORTUNITIES

     Growth in the Flood Market. The U.S. flood insurance market has grown significantly in recent years. Currently, almost 19,000 communities participate in the Flood Program, and approximately 100 insurance companies are registered to offer WYO flood insurance. The following table illustrates the growth in flood insurance policies and premiums under the Flood Program since 1987 and highlights the Company's increased penetration of this growing market:

                                                                                             PERCENTAGE OF
                                                                               ANNUAL         TOTAL FLOOD
                                            NUMBER OF      FLOOD PROGRAM        FLOOD          PREMIUMS
                       TOTAL NUMBER OF   FLOOD POLICIES    TOTAL ANNUAL       PREMIUMS       ADMINISTERED
                         POLICIES IN     ADMINISTERED BY       FLOOD       ADMINISTERED BY      BY THE
AS OF SEPTEMBER 30,     FLOOD PROGRAM      THE COMPANY       PREMIUMS        THE COMPANY        COMPANY
-------------------    ---------------   ---------------   -------------   ---------------   -------------
                         (IN 000'S)        (IN 000'S)       (IN 000'S)       (IN 000'S)
       1987..........       2,023               58          $  554,249        $ 16,185            2.9%
       1988..........       2,052               68             571,265          17,918            3.1
       1989..........       2,167               75             623,409          21,277            3.4
       1990..........       2,341               88             658,359          27,055            4.1
       1991..........       2,459              107             716,650          33,171            4.7
       1992..........       2,530              121             779,746          37,723            4.8
       1993..........       2,690              146             859,128          49,191            5.7
       1994..........       2,805              211             946,898          60,739            6.4
       1995..........       3,265              274           1,114,059          79,960            7.2
       1996..........       3,546              376           1,209,178         102,047            8.4
       1997..........       3,811              453           1,390,015         132,041            9.5

     The following table illustrates the growth in the number of flood zone determinations performed by the Company from 1994 through 1997:

                                                TOTAL NUMBER OF             TOTAL NUMBER OF
                                           FLOOD ZONE DETERMINATIONS      1-4 FAMILY MORTGAGE
YEAR                                       GENERATED BY THE COMPANY    LOAN ORIGINATIONS IN U.S.
----                                       -------------------------   --------------------------
1994.....................................            449,789                   7,484,600
1995.....................................            744,454                   5,976,700
1996.....................................          1,191,182                   6,882,300
1997.....................................          1,384,089                   7,192,000

     The Company believes that the demand for flood outsourcing services and flood zone determinations will continue to grow as a result of the following factors:

          - Higher Levels of Compliance with Federal Flood Laws. The 1994 Reform Act has compelled mortgage lenders to enforce federal flood insurance requirements or be subject to substantial monetary penalties. As a result, a higher percentage of purchasers of residential property located in federally designated high-risk flood zones are being required to purchase flood insurance as a condition to receiving mortgage financing from a federally-backed financial institution. Based on a FEMA estimate that only 25% to 33% of U.S. properties required to be covered by flood insurance are in fact covered, and given that only approximately 3.8 million U.S. properties were covered as of September 30, 1997, management estimates that approximately 11.4 million to 15.2 million U.S. properties are in fact required to be covered by flood insurance. The Company believes the demand for flood insurance outsourcing services will grow as compliance with federal flood insurance requirements increases. The Company also believes such compliance will result in greater demand for flood zone determinations, since a flood zone determination is necessary in order to determine whether a property is located in a high-risk flood zone.

          - Increase in Voluntary Purchase of Flood Insurance. The Company expects the number of property owners who purchase flood insurance on a voluntary basis to increase over the next several years. Management believes consumers are increasingly aware that affordable flood insurance is available to them through the Flood Program. Management attributes this growing awareness to a number of factors, including (1) the Flood Program's national advertising campaign, known as Cover America, which began in 1995, (2) increasing consumer awareness that the typical homeowners' policy does not cover flood damage, and (3) the occurrence of several recent flooding disasters, such as the Mississippi River floods of 1993 and the Red River floods of 1997. Similarly, the substantial media attention given the El Nino phenomenon and the resulting severe weather patterns, have heightened the public's awareness that flood insurance may be necessary even for properties not located in high-risk flood zone classifications. Approximately 25% to 30% of flood damage claims paid relate to properties located outside such flood zone classifications. According to the National Flood Insurance Program Bureau and Statistical Agency, the number of flood insurance policies purchased by homeowners on a voluntary basis has increased from 118,000 policies as of September 30, 1994 to 442,000 policies as of September 30, 1997, a compound annual growth rate of 55.3%.

          - Growth in Commercial Flood Zone Determination Business. The demand for flood zone determinations by commercial property insurers and commercial mortgage lenders has increased recently and the Company expects this growth pattern to continue. Commercial property insurance policies generally cover floods and similar events. As public attention has focused more closely on severe weather patterns in recent years and insurers have become increasingly aware of the importance of flood coverage, P&C insurers that issue such policies have been developing more stringent underwriting criteria.

     Trend Toward Outsourcing in the P&C Industry. The P&C industry provides financial protection for individuals, businesses and others against losses of property or losses by third parties for which the insured is liable. P&C insurers underwrite policies that cover various types of risk, which can generally be divided into personal lines of insurance covering individuals and commercial lines of insurance covering businesses. Personal lines are comprised primarily of automobile and homeowners insurance. Commercial lines cover a wide range of commercial risks that affect businesses.

     The P&C industry is highly competitive, with insurance companies competing primarily on the basis of price, consumer satisfaction and the ability to pay claims. According to A.M. Best, as of December 31, 1997, there were approximately 3,300 P&C insurance companies in the United States. These companies generated approximately $277 billion in annual premium revenues in 1997, 41% of which were written by the top ten insurers. According to A.M. Best, premium revenues in the P&C industry have increased by an average of 3.5% annually since 1990.

     Over the past decade, many P&C insurance companies have begun using third-party vendors to provide certain policy and claims administration services that were traditionally performed in-house. This outsourcing of services allows insurers to focus on their core competencies, reduce costs and eliminate capital expenditures for the development, installation, operation and maintenance of information management and automation systems. Insurance companies historically have invested less in information technology than companies in other industries. In 1996, for example, insurance companies spent only 2.4% of revenues on information technology, as compared to 6.6% for banking firms and 2.9% for all industry sectors combined. The Company believes that insurance companies will increase their levels of outsourcing as they determine that policy and claims administration and regulatory compliance are complicated and too costly to perform efficiently in-house. According to forecasts published by The Yankee Group, the amount spent annually by insurers on outsourcing is expected to increase from $5 billion in 1997 to $13 billion within the next five years. The Company believes it will have significant opportunities to market its outsourcing services for the following reasons:

        - Consolidation and Drive for Cost Efficiencies. Providers of outsourcing services are able to consolidate large volumes of business into automated and effective processing systems, thereby creating significant cost efficiencies. The Company believes insurance companies typically outsource administrative services because outsource providers can provide better quality services at a lower cost.

        - Technological Challenges and Complexities. The investment in the specialized technical knowledge required to develop, install and operate information systems necessary for P&C insurers to remain competitive is often cost prohibitive, particularly for smaller companies and new entrants to the market. Insurance companies can take advantage of the economies of technology created by an outsource provider's investment in information systems. For example, the Company believes the Year 2000 issue will generate additional demand for outsourcing services because many insurance companies will resolve the Year 2000 issue by either purchasing new software systems or outsourcing some or all of their policy and claims requirements.

        - Changing Distribution Channels. The Company believes that demand for outsourcing services will increase as banks, credit unions and other financial service companies enter the P&C market. These new entrants were generally precluded from selling insurance until the U.S. Supreme Court decision in Barnett Bank v. Nelson in 1996. The Company believes that, following this decision, and despite continuing restrictions and pressure from state regulators, banks and other financial institutions will enter the P&C market at an increasing rate, often forming joint ventures and other alliances with certain insurers to sell P&C insurance. Many new entrants lack the technology, expertise or desire to perform policy and claims processing in-house. These so-called "virtual insurance companies" often focus their resources on the core marketing, underwriting and financial aspects of the P&C business and seek to outsource their policy and claims administration to third-party vendors. The Company believes that it is well-positioned to provide services to new entrants to the P&C market.

        - Regulatory Reporting Requirements. State insurance regulators closely regulate the product offerings, claims processes and premium rate structures of insurance companies. To comply with such regulations, companies must file annual and other reports relating to their financial condition. Third-party vendors with effective policy and claims administration systems can facilitate compliance with many regulatory requirements by automating statutory reporting and other compliance tasks.

THE IMSG SOLUTION

     The Company believes it has positioned itself to capitalize on the foregoing market opportunities in the following ways:

        - Flood Insurance Experience. The Company believes it is currently the second largest provider of flood insurance outsourcing services in the United States, currently servicing over 450,000 flood insurance policies. As a result, the Company has developed substantial expertise and scale in virtually all aspects of the flood insurance servicing business.

          - Flexible, Comprehensive, Turnkey Solutions. The Company offers a comprehensive range of outsourcing services, both individually and on a bundled basis, giving clients flexibility in selecting and matching services to their needs. The Company's turnkey solutions allow clients to focus on core competencies and better manage costs and allow new market entrants an opportunity to offer insurance products on a cost-effective basis by leveraging the Company's systems and business processes.

          - Insurance Industry Expertise. Unlike certain of its competitors, the Company's senior management has substantial experience in the insurance industry. See "Management." As a result of this core competence, management believes the Company is better suited to understand and address its customers' needs.

          - Flood Zone Determination Services. The Company offers a highly automated flood zone determination service based on its proprietary national database. This service provides an accurate, prompt and relatively low cost determination of a residential or commercial property's status with respect to national flood zones. Insurance companies, credit unions, banks and other financial institutions use this service to comply with federal laws requiring mortgage lenders to oversee and ensure the purchase of flood insurance by certain borrowers, create a competitive advantage in loan approval/insurance underwriting response time and generate additional fees from their borrowers.

          - Modular, Integrated and Real-time Systems. The Company's information systems are table-driven and modular in design, enabling the Company to provide systems that address the specific needs of the client, such as distinct underwriting rules. The core system permits integration of a client's database, thereby eliminating the need for data re-entry for multiple applications. The system provides real-time processing of key functions, such as policy processing and endorsements, that enhances completeness and accuracy in processing. The Company's system also has a proven track record of reliability and low system "down-time." The Company is committed to upgrading and maintaining its systems in an effort to remain competitive.

          - Customer Service to Independent Agent Networks and
            Policyholders. Because residential flood insurance rates are set by FEMA and therefore are not directly subject to competitive pressures, the Company believes customer service is a critical consideration for independent sales agents in determining which carrier's flood insurance policies to sell. BIG is the largest underwriter of flood insurance policies through independent agents in the United States, and the Company processes and services all of BIG's flood insurance policies. The Company believes that as a result of its affiliation with BIG it has developed a customer service-oriented culture that strengthens its clients' relationships with their independent sales agent networks and policyholders. The Company focuses on providing superior service, such as timely policy issuance and rapid and professional response to agent and policyholder inquiries. The Company maintains and monitors quality service standards and continually seeks to measures customer satisfaction. The Company believes that its focus on customer service has enabled it to retain all of its principal outsourcing customers since 1994.

GROWTH STRATEGY

     The Company's objectives are (1) to become a leading provider of outsourcing services to the P&C industry and (2) to become the leading provider of flood zone determinations to financial institutions, mortgage lenders and P&C insurers. The Company's principal strategies for achieving these objectives are as follows:

          - Expand Flood Outsourcing Business. The Company has extensive experience and expertise in virtually all aspects of the flood insurance servicing business and occupies a leading position in that market. Key aspects of the Company's growth strategy include (1) marketing flood outsourcing services to existing WYO carriers that it believes will benefit for cost or infrastructure reasons from the Company's services, (2) offering its outsourcing services to new entrants that lack the infrastructure or expertise necessary to service flood insurance customers, and (3) marketing its ability, in conjunction with BIG, to provide and service a private label insurance product to insurance companies that desire to offer flood insurance but are not certified by FEMA to sell and service flood insurance.

          - Expand Relationships with Existing Customers. The Company intends to capitalize on its existing flood insurance outsourcing customer base and substantial flood zone determination customer base by cross-marketing its flood, homeowners and automobile outsourcing services to certain of these customers. Management believes these marketing opportunities are especially prevalent today, given that recent regulatory changes have permitted non-traditional insurance companies -- most notably banks, credit unions and other financial services companies -- to enter the P&C insurance industry. These new entrants -- many of which are existing flood zone determination customers of the Company -- often do not have the necessary infrastructure or expertise in place and are natural candidates for outsourcing. See "-- Market Opportunities."

          - Focus on Maximizing Economies of Scale. The Company believes that demand for P&C insurance outsourcing services will grow as such services become more affordable and cost effective. To achieve such affordability and cost effectiveness, a P&C outsourcing provider must develop certain economies of scale. The Company currently services over 575,000 insurance policies annually. As a result, it has developed a large number of efficiencies in most aspects of its operations, from the receipt of policy applications to billings and collections. By deploying internally developed applications software, rating disks for applications input, lockbox and cash office processing, automated voice response, computerized forms and automated policy assembly, the Company has attained expense efficiencies that management believes are characteristic of insurers processing substantially greater policy volumes. As a consequence, the Company believes it is well-positioned to capitalize on the growing trend toward outsourcing administrative functions in the P&C industry by offering insurers better quality and more cost-effective "back office" operations. Moreover, the Company intends to continue expanding these efficiencies by increasing the utilization of its existing infrastructure and databases.

          - Expand Direct Sales Force and Develop Strategic Relationships. The Company has recently begun to develop a direct sales force and sales support organization to focus on new customer opportunities and generate additional business from the Company's current customer base. The Company is also seeking to develop new business opportunities by creating additional strategic distribution and marketing alliances. For example, the Company's flood zone determination business targets credit unions of all sizes through its marketing alliance with CUNA Mutual Group, the largest provider of insurance products to credit unions, and large mortgage lenders through its marketing alliance with Equifax Mortgage Services, the nation's largest mortgage credit reporting agency. See
            "-- Services."

          - Generate Recurring Revenues. The Company seeks to generate recurring revenues by entering into contractual relationships (typically one to three years) with its outsourcing customers and by offering services that are structured to generate revenues based on events that occur frequently in the normal course of a customer's business, such as claims, mortgage applications and insurance policy renewals.

          - Pursue Strategic Acquisitions. A key element of the Company's growth strategy is to pursue potential acquisitions that offer opportunities to increase market share or expand the Company's line of outsourcing services. The Company's recent Geotrac Acquisition enabled it to solidify its position as a leader in the flood zone determination business and broaden the range of ancillary services the Company is able to provide. Moreover, the Company is currently in the process of consolidating its own flood zone determination operations with those of Old Geotrac. See "Geotrac Acquisition."

SERVICES

     Outsourcing Services. The Company's outsourcing services include policy administration, claims administration and information technology services. The Company works with each customer in an effort to ensure a seamless integration of the customer's in-house and outsourced activities.

     Policy administration describes the range of services the Company offers customers that are considering outsourcing their policy administration functions. When policy administration is outsourced, the customer retains all financial risk and works with the Company to set underwriting and rating guidelines. The Company typically receives a percentage of premiums for performing policy administration services. The Company's policy administration menu includes the following services: policy processing and related data entry; policy issuance and acceptance; premium management and distribution; accounting, billing and collections; customer service phone center for policyholders and agents; and data collection, statutory reporting and regulatory compliance.

     Claims administration describes the range of services the Company offers in connection with the management of insurance claims. In reviewing a claim, the Company performs a thorough claim analysis and, if warranted, prepares a check for payment of the claim. The Company has a special investigative unit that assists in detecting and deterring fraud in the claim review process. The Company also offers a fully automated, stand-alone catastrophe claims operation, distinguishing its outsourcing services in the P&C insurance market. The Company is typically compensated for claims administration services on either a percentage of earned premiums or claims-paid basis. The Company's claims administration menu includes the following services: toll-free claim reporting; initial coverage confirmation services; loss investigation and determination; review and appraisal of claims; special investigation services, including fraud detection; adjustment of claims and vendor management; litigation management; and settlement and payment of claims.

     The Company also offers a range of information technology services to assist customers in operating, maintaining and enhancing information systems. The Company integrates the customer's system platform with the Company's processing platform, including the installation of all necessary hardware components, depending on the customer's needs. This integration allows the customer to administer its policies and claims internally by using the Company's systems and software. The Company typically receives a percentage of premiums as compensation, subject to a minimum fee. The Company's information technology menu includes the following services: information management via integrated, secure computer systems; document imaging; on-line rating and underwriting services; monetary systems services, including payment processing; automated printing, packaging and distribution of documents; generation of agent commission statements and production reports; security administration and access control; software application enhancement and maintenance; problem resolution and reporting; and data backup and disaster recovery functions.

     Because the Company is affiliated with and provides comprehensive outsourcing services to BIG, a certified WYO carrier under the Flood Program, it emphasizes to prospective customers its ability to provide third-party administration outsourcing for flood insurance. The Company offers its flood outsourcing services, including software and processing functions, policy administration, claims administration and statistical reporting, on either a bundled or "a la carte" basis. New market entrants and certain other insurers may prefer to purchase unbundled services, allowing them to retain in-house control over specific aspects of their businesses. The Company makes available virtually any combination of outsourcing services required by the customer.

     The Company also offers flood outsourcing services to insurance companies that seek to provide flood insurance, but do not want to become certified WYO carriers. In this case, the services are provided in conjunction with a proprietary flood product. An insurance company can establish a private label insurance product written through BIG whereby the customer's name and logo appear on the policy documents, while BIG acts as the servicing carrier. The Company also intends to market its outsourcing services to banks, credit unions and other financial institutions as they become increasingly involved in the sale of insurance.

     Flood Zone Determination Business. For a fixed fee, the Company will provide a customer -- typically a mortgage loan originator or an insurance company -- with a determination as to whether a specified property is located within a federally-designated flood zone classification. The Company uses its proprietary national flood zone database to make flood zone determinations. This database, which is continually updated, allows the Company to determine if a particular structure is located within the special flood hazard areas established by FEMA. These determinations assist mortgage lenders in complying with federal regulations under which they must require borrowers to purchase the appropriate level of flood insurance. Management estimates that approximately 85% of all U.S. households are captured in the Company's flood zone database. For approximately 70% of determinations requested, the Company is able to perform automated flood zone determinations in a matter of seconds. Determinations made on a fully-automated basis are significantly more cost effective than manual determinations. In some cases, particularly where a property is not clearly within or outside a flood hazard area, the database search will not produce an automatic determination, or "hit," and a manual search becomes necessary. Manual searches require extra time and labor and are not nearly as cost effective as fully-automated searches.

     The Company provides both one-time and life-of-loan flood zone determinations. Under a "life of loan" determination, the Company is responsible for updating the initial flood zone determination based on revisions to the federal flood maps occurring during the term of the loan. The Company also provides portfolio analyses and audits for mortgage service agencies by reviewing blocks of loans that usually require between 100 and 50,000 flood zone determinations.

     In addition to flood zone determinations, the Company provides flood-related ancillary services. For example, the Company provides a standard flood compliance packet to lenders which includes information on community status, mapping, specific structure location, amount of flood insurance required, secondary market and government program restrictions, and floodway and coastal zone barrier restrictions. The life-of-loan product tracks both community status and FEMA map changes on a daily basis for the life of the loan. If changes occur that affect the subject property, a new report is automatically generated for no additional charge. Certain ancillary services are transferable if the mortgage loan for which the flood zone determination was done is sold or transferred. Through its GeoCompass(R) service, the Company provides certain CD-ROM services on-site at customer locations. The CD-ROM delivery system offers customers the ability to perform certain flood zone determinations at their own desktops.

     The Company also actively seeks to leverage its expertise in mapping technology by providing ancillary mapping services. For example, the Company has been engaged by various municipalities to digitize manual property tax maps and then integrate these maps with appraisal data. Most municipality property tax maps have not been digitized and the Company believes there is a significant opportunity to penetrate this market. Additionally, the Company was recently hired by the Columbus, Ohio Police Department to digitize property records and then integrate these records with crime statistics in order to better monitor crime trend activity. The Company believes there are numerous other related opportunities to apply its core mapping technology expertise.

     The Company has established a relationship with Kirloskar Computer Services ("KCS"), located in India, which the Company believes can provide certain services that will increase the efficiency of the Company's flood zone determination business. KCS currently builds databases and creates digitized maps that the Company uses in connection with its flood zone determination business. In addition, KCS is able to perform manual flood zone determination searches at costs significantly below U.S. market rates. The Company currently plans to capitalize on its relationship with KCS by implementing a pilot program pursuant to which the Company will outsource approximately 20% of its manual searches to KCS over the next several years. This pilot program is subject to change based upon political and economic conditions in India.

     The Company uses different pricing and contractual arrangements for one-time and life-of-loan flood zone determinations. The Company performs flood zone determinations for both residential and commercial properties, with determinations for residential properties comprising approximately 85% of such business.

CUSTOMER SUPPORT AND INSTALLATION

     The Company's outsourcing services are provided from two separate customer service centers in St. Petersburg, Florida -- one for policy and claims administration and one for catastrophic claims administration.

     The policy administration center has approximately 200 employees, most of whom are trained customer service representatives. Customer service representatives are responsible for the timely handling and resolution of incoming phone calls related to underwriting, rating, billing, policy status and other policy administration matters. While most calls come from insurance agents, the phone center also handles calls from mortgage companies, policyholders and insureds. The policy administration phone center handles an average of approximately 7,000 calls per week.

     The claims administration customer service center is responsible primarily for handling calls from claimants and insureds reporting property losses. The center also handles calls from agents and others related to coverage of existing claims. The center has approximately 170 employees, approximately half of which are licensed claims representatives responsible for the adjustment of claims. Incoming calls are taken by 15 customer service representatives who are trained to handle all types of insurance claims. Unlike many other claims administration centers, the Company's service center is able to immediately assign each claim to a licensed adjuster for processing. The claims administration switchboard is open weekdays from 7:30 a.m. to 9:00 p.m. (Eastern time), and customer service representatives and licensed adjusters are available 24 hours a day, seven days a week, to handle emergency claims.

     The Company currently maintains two separate customer service centers relating exclusively to its flood zone determination business, one of which was acquired as part of the acquisition of Geotrac. The Company is currently in the process of consolidating its own flood zone determination operations with those of Geotrac. See "Geotrac Acquisition." The Company believes the service center acquired as part of the Geotrac Acquisition is one of the largest flood zone determination service centers in the industry. A team comprised of a senior manager and up to four service representatives is assigned to each customer account. The team advises the customer in all matters of flood compliance and will train a customer's staff at their own or the Company's offices. The team also provides direct support to their customers' independent direct sales agent networks.

     The Company installs its GeoCompass(R) CD-ROM system on site at customer locations. GeoCompass(R), which enables customers to make their own flood zone determinations, is based on the Windows operating system, operates on the customer's network and is relatively simple for customers to learn to use.

SALES AND MARKETING

     The Company seeks to market its outsourcing capabilities by leveraging its existing expertise in flood insurance administration, expanding its relationships with existing flood zone determination customers and targeting prospective customers, such as insurers with high expense ratios or limited expertise in certain P&C lines. The Company recently formed a sales and marketing division dedicated to direct sales of its outsourcing services. The Company began staffing its sales and marketing division in 1997. This division now includes a senior vice president, two full-time sales representatives, two project managers and a marketing assistant. The Company plans to add two additional full-time sales representatives and a marketing vice president in the near future. In addition to direct marketing, the Company markets its P&C outsourcing services through insurance brokers, reinsurers and other strategic partners. The Company also advertises in various trade publications and participates in industry conventions and trade shows to enhance the penetration of its flood and non-flood markets.

     The Company markets its flood zone determination services both directly through its own sales personnel and indirectly through its alliances with other service providers. For example, the Company targets credit unions of all sizes through its alliance with CUNA Mutual Group, the nation's largest provider of insurance products to credit unions, and large mortgage lenders through its alliance with Equifax Mortgage Services, believed by the Company to be the largest mortgage credit reporting agency in the U.S.

INFORMATION SYSTEMS

     The Company utilizes fully-integrated, real-time, processing systems at its St. Petersburg facilities to provide many of its outsourcing services. These systems, which run on an IBM AS/400 platform coupled with a relational database, enable the Company to provide on-line ratings and underwriting information, issue required insurance forms to policyholders and agents and produce renewal and non-renewal notices. The processing systems interface with a disbursement system which enables the Company to generate checks automatically.

     A separate IBM AS/400 is used to develop, enhance, and test new and existing systems. In the event of a power failure, the AS/400 site is supported by a fully-functional backup system that provides additional processing time of one hour under full load. Insurance policies and related documents are scanned to optical disks, and are retrievable at most LAN workstations. The Company also has an optical jukebox that can store approximately 10 million documents. The Company data center has controls to ensure security and a disaster recovery plan which is tested regularly.

     The Company also utilizes computer systems at its Geotrac location, including two IBM AS/400 processors. Geotrac also has several major production systems, including GeoCompass(R) and life-of-loan tracking.

     The Company is capable of developing modifications or enhancements to its licensed software to meet its outsourcing customers' particular needs. Business analysts from the Company work with each customer to ensure that the Company understands the customer's system requirements. Once the system requirements have been documented, the Company dedicates a team of systems analysts to develop the appropriate modifications or enhancements to its software system.

     The Company believes that the principal computer equipment and software currently used by the Company will function properly with respect to dates in the year 2000 and thereafter. See "Risk Factors -- Year 2000 Issues."

CUSTOMERS

     The Company currently provides outsourcing services to 18 companies. The Company's largest customer, BIG, accounted for approximately 40%, 37%, 76% and 56%, respectively, of the Company's revenues in 1995, 1996, 1997 and 1997 (pro forma). Any material decrease in the outsourcing business from BIG would have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Reliance on Key Customer." The Company provides outsourcing services to other WYO carriers, including AAA Auto Club South Insurance Company and Mobile USA Insurance Company, Inc. The Company also provides outsourcing services to various insurance companies, such as Horace Mann Insurance Company, Armed Forces Insurance Corporation and AMICA Mutual Insurance Company, that utilize BIG as their servicing carrier.

     The Company provides flood zone determination services to over 750 banks, credit unions, mortgage lenders, insurance companies and, other financial institutions. The Company's principal financial institution customers for such services include SouthTrust Bank and SunTrust Bank. The Company's principal insurance company customers for such services include American International Group, Inc., and Royal Indemnity Company. In addition, the Company provides flood zone determination services to numerous credit unions, a number of which became customers as a result of the Company's alliance with CUNA Mutual Group, the nation's largest provider of insurance products to credit unions. The Company also provides such services to mortgage lenders such as ABN Amro North America, Inc. and Mortgage Corporation of America primarily through its alliance with Equifax Mortgage Services, believed by the Company to be the largest mortgage credit reporting agency in the U.S.

COMPETITION

     The Company competes principally in three markets: (1) the market for flood insurance outsourcing services, (2) the market for other P&C insurance outsourcing services and (3) the market for flood zone determination services. The markets for these services are highly competitive.

     The market for flood insurance outsourcing services is dominated by the Company and several principal competitors, including National Con-Serv, Inc. and Electronic Data Systems, Inc. The Company competes for these outsourcing customers largely on the basis of price, customer service and responsiveness.

     The market for other P&C insurance outsourcing services is fragmented. In the policy administration services segment of this market, principal competitors include Policy Management Services Corporation and INSpire Insurance Solutions, Inc. In this segment of the market, the Company competes for customers on the basis of customer service, performance and price. The claims administration services segment of the P&C outsourcing market also is highly fragmented, with competition from a large number of claims administration companies of varying size, as well as independent contractors. Competition in this segment of the outsourcing market is principally price driven. Competitors include Lindsey Morden Claim Services, Inc., Crawford & Company, Inc. and INSpire Insurance Solutions, Inc.

     The Company believes, however, that its most significant competition for P&C insurance outsourcing services comes from policy and claims administration performed in-house by insurance companies. Insurers that fulfill some or all of their policy and claims administration needs in-house typically have made a significant investment in their information processing systems and may be less likely to utilize the Company's services. In addition, insurance company personnel have a vested interest in maintaining these responsibilities in-house.

     The market for flood zone determination services is dominated by the Company and several principal competitors, including First American Financial, Pinnacle Data Corporation (a subsidiary of National Insurance Group), TransAmerica and Palma Lazar & Ulsh. The Company believes that the principal competitive factors in the market for flood zone determinations include price, quality and reliability of services, and response time.

     Certain of the Company's competitors in each of these markets have longer operating histories and significantly greater financial, technical, marketing and other resources than the Company, including name recognition with current and potential customers. As a result, these competitors may devote more resources to the development, promotion and sale of their services or products than the Company and respond more quickly to emerging technologies and changes in customer requirements. There can be no assurance that the Company will be able to compete successfully against current and future competitors, or that competitive pressure faced by the Company will not have a material adverse effect on its business, financial condition and results of operations.

FACILITIES

     The following table sets forth certain information with respect to the principal facilities used in the Company's operations:

                          SQUARE
        LOCATION           FEET    FUNCTION                  LEASE EXPIRATION
        --------          ------   --------                  ----------------
St. Petersburg,
  Florida(1)............  76,700   Corporate Headquarters    December 1999(2)
St. Petersburg,                      and Outsourcing
  Florida(1)............   7,400   Outsourcing               December 1999(2)
St. Petersburg,
  Florida(1)............   6,600   Flood Zone Determination  May 1999(3)
Norwalk, Ohio...........  12,400   Flood Zone Determination  August 1999(4)
Norwalk, Ohio...........  21,000   Flood Zone Determination  November 2002(4)

---------------

(1) Each of these facilities is leased or subleased from BIG. See "Certain Transactions."
(2) The Company has the option to renew each of these leases for an additional two-year period.
(3) The Company is currently negotiating with BIG to reassign this lease to BIG as of the end of 1998. No assurances can be given that such assignment will occur.
(4) The Company has the option to renew each of these leases for an additional five-year period.

     The Company believes that its existing facilities and additional or alternate space available to it are adequate to meet its requirements for the foreseeable future.

EMPLOYEES

     As of June 1, 1998, the Company had 800 full-time employees, consisting of 14 in sales and marketing, 444 in customer service and support, 310 in technical support, and 32 in management, administration and finance. None of the Company's employees is subject to a collective bargaining agreement, and the Company considers its relations with its employees generally to be good.

LEGAL PROCEEDINGS

     The Company is not involved in any pending legal proceedings other than routine litigation arising in the ordinary course of business. The Company does not believe that the results of such litigation, even if the outcome were unfavorable to the Company, would have a material adverse effect on the Company's business, financial condition or results of operations.

     Bankers Insurance Company ("BIC"), a subsidiary of BIG, the Company's principal shareholder and customer, is currently subject to an investigation by the Florida Department of Insurance (the "DOI"), the principal regulator of insurance activities in the State of Florida, stemming from BIC's use of a private investigator to gather information on a DOI employee. In addition, BIC and certain of its employees (one of whom is now an officer of IMS and several of whom are now employees of the Company) have been subpoenaed on behalf of FEMA to produce documentation in connection with its investigation of, among other things, certain of BIC's cash management practices. Although BIC has informed the Company that it has no reason to believe either of these investigations will have a material adverse effect on BIC's business, financial condition or result of operations, no assurances can be given in this regard. In the event either or both of these investigations or any consequence thereof materially adversely affects the business or operations of BIC, it could result in the loss of or material decrease in the Company's business from BIC, which would have a material adverse effect on the Company's business, financial condition and results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The Company's Board of Directors consists of eight members divided into three classes, with the members of each class serving three-year terms expiring at the third annual meeting of shareholders. The following table sets forth information, as of the date of this Prospectus, regarding the directors and executive officers of the Company.

                                                                                                TERM AS
                                                                                                DIRECTOR
NAME                                        AGE                     POSITION                    EXPIRES
----                                        ---                     --------                    --------
David K. Meehan...........................  51    Chairman of the Board, President, Chief         1999
                                                    Executive Officer and Director
Jeffrey S. Bragg..........................  49    Executive Vice President, Chief Operating       1998
                                                    Officer and Director
Kelly K. King.............................  40    Vice President, Treasurer, Chief Financial
                                                    Officer and Secretary
Daniel J. White...........................  48    President and Chief Executive Officer of        1999
                                                    Geotrac and Director
Robert M. Menke...........................  65    Director                                        2000
Robert G. Menke...........................  36    Director                                        1998
John A. Grant, Jr.........................  54    Director                                        1999
William D. Hussey.........................  64    Director                                        2000
E. Ray Solomon............................  69    Director                                        2000

     David K. Meehan has served as the Chairman of the Board, Chief Executive Officer and a director of the Company since December, 1996. Mr. Meehan joined BIG in 1976 as Corporate Secretary. He was appointed President of BIG in 1979 and will serve in such capacity until the completion of this offering. He is currently Vice Chairman of the Board of BIG and Bankers Insurance Company. Mr. Meehan has served on the Board of Governors of each of the Florida Joint Underwriting Association, the Florida Property and Casualty Joint Underwriting Association and the Florida Residential Property and Casualty Joint Underwriting Association. Mr. Meehan is Director/Vice Chairman of the Florida Insurance Council and past Chairman and President of the Florida Association of Domestic Insurance Companies.

     Jeffrey S. Bragg has served as Executive Vice President and Chief Operating Officer of the Company since November, 1997 and as a director of the Company since May, 1997. Mr. Bragg has 20 years experience in the insurance and insurance related information technology industries. He was with Policy Management Systems Corporation from 1987 to 1995, most recently serving as Senior Vice President and Group Manager. He was also appointed by President Reagan in 1981 to head the Federal Insurance Administration, with responsibility for administering the Flood Program, Federal Crime Insurance program, and Federal Riot Reinsurance programs. Mr. Bragg has served on Legislating and Advising Boards for the Alliance of American Insurance and the National Association of Mutual Insurance Companies.

     Kelly K. King has served as Vice President, Treasurer and Chief Financial Officer of the Company since December, 1996 and as Secretary of the Company since May, 1998. Mr. King joined BIG in 1992 and served as Vice President and Chief Financial Officer from February, 1993 to October, 1997. Prior to 1992, he was employed in various capacities with Integon Insurance Corporation, NAC Re Corporation, A.M. Best Company and Kemper Group. He is a CPA and a Chartered Property Casualty Underwriter.

     Daniel J. White has served as a director of the Company since May, 1998. Mr. White founded Geotrac in 1977 and has served as President of Geotrac since August, 1987 and as Chief Executive Officer of Geotrac since September, 1994. Mr. White also currently serves as a director of Independent Community Bank Corp.

     Robert M. Menke has served as a Director of the Company since December, 1996. Mr. Menke founded BIG in 1976 and has been the Chairman of the Board since 1979. He was honored as "Insurance Man Of The Year" in 1986 by the Florida Association of Domestic Insurance Companies. Mr. Menke is also a member of the Florida Insurance Council. Mr. Menke is currently Chairman of the Board and President of First Community Insurance Company, Bankers Security Insurance Company, Bankers Life Insurance Company and Bankers Insurance Company, all affiliates of BIG and the Company. He is also a director of the Florida Windstorm Association and First Community Bank of America.

     Robert G. Menke has served as a Director of the Company since December, 1996. Mr. Menke, the son of Robert M. Menke, joined BIG in 1985 and has held positions as programmer, systems analyst, systems manager, manager of information services, and Vice President and Senior Vice President of Corporate Services. He is currently Executive Vice-President of BIG and has served in such capacity since October, 1997.

     John A. Grant, Jr. has served as a Director of the Company since December, 1996. Mr. Grant has been a partner with the St. Petersburg, Florida-based law firm of Harris, Barrett, Mann, and Dew since 1989. Since 1986, he has also been a member of the Florida State Senate, where he currently serves as Chairman of the Education Committee and where he previously served as the Chairman of the Banking & Insurance, Commerce, Criminal Justice, Judiciary, and Government Reform committees. He was a former Advisory Board Member of the United States Small Business Administration and served on the Graduate Fellows Board of the United States Department of Education.

     William D. Hussey has served as a Director of the Company since December, 1996. Mr. Hussey is a retired President and Chief Executive Officer of the Florida League of Financial Institutions and is an advisor with the Florida Bankers Association.

     E. Ray Solomon, Ph.D., CLU, has served as a Director of the Company since December, 1996. Dr. Solomon is a retired Professor and the former Dean of the School of Business at Florida State University.

     Messrs. Robert M. Menke, Meehan and Hussey are also members of the Board of Directors of First Community Insurance Company (a company owned 72% by BIG and 28% by Bankers Life Insurance Company). Messrs. Robert M. Menke and Meehan are on the Board of Directors of Bankers Security Insurance Company, which is wholly-owned indirectly by BIG. Messrs. Robert M. Menke and Meehan are on the Board of Directors of each of Bankers Insurance Company and Bankers Life Insurance Company, which are owned directly or indirectly by BIG.

KEY EMPLOYEES

     Kathleen M. Batson has served as Senior Vice President of Insurance Management Solutions, Inc., the Company's outsourcing subsidiary ("IMS"), since December, 1996. She also served as Senior Vice President of the Company from December, 1996 to June, 1998. Mrs. Batson joined BIG in 1983 and most recently served as Senior Vice President of BIG from June, 1992 to December, 1996. Prior to such time, she was employed with Colonial Penn Insurance Company as Sales Manager from 1977 to 1983. Mrs. Batson was the founding Director and Secretary and past President of the Flood Insurance Servicing Companies Association of America, Inc. and is a member of the National Write Your Own (WYO) Flood Marketing Committee and the Institute for Business and Home Safety Flood Committee.

     S. Kyle Moll has served as Vice President and Chief Information Officer of IMS since December, 1996. He also served as Vice President and Chief Information Officer of the Company from December, 1996 to June, 1998. Mr. Moll joined BIG in 1993 and served as its Vice President and Chief Information Officer from October, 1996 to October, 1997. Prior to joining BIG, he was employed by Electronic Data Systems from July, 1985 to September, 1993 as Systems Engineer Manager.

     Robert G. Gantley has served as Vice President -- Claims of IMS since August, 1997. He also served as Vice President-Claims of the Company from August, 1997 to June, 1998. Mr. Gantley joined BIC in October, 1996 and will serve as Vice President -- Claims until the completion of this offering. Prior to joining BIC,

Mr. Gantley was the Assistant Director of the Massachusetts State Lottery from 1993 to 1996 and a Territorial Claims Manager with Allstate Insurance Company from 1989 to 1993.

     Howard B. Davis has served as Vice President -- Customer Service and Residual Markets of IMS since December, 1996. He also served as Vice
President -- Customer Service and Residential Markets of the Company from August, 1997 to June, 1998. Mr. Davis joined BIG in 1988 and served as its Vice President -- Customer Service and Residual Markets from 1990 to 1997. He was appointed Executive Vice President of Universal Acceptance Corporation in 1991 and will continue to serve in such capacity until the completion of this offering. Prior to joining BIG, Mr. Davis was with Colonial Penn Insurance Company. He is a past President of the Florida Premium Finance Association and past Chairman of the Florida Auto Joint Underwriting Association Operating Committee.

     Karen R. Kiedrowicz has served as Vice President -- Human Resources of Geotrac since January, 1996. Ms. Kiedrowicz joined Geotrac in September, 1993 and served as Training Leader from September, 1993 to May, 1995 and as Human Resources Manager from May, 1995 to January, 1996. Prior to joining Geotrac, she served as Recruiting and Training Manager of KPMG Peat Marwick, LLP from September, 1989 to July, 1992.

     Thomas Becker has served as Vice President -- Production and Operations of Geotrac since March, 1996. Prior to joining Geotrac, Mr. Becker spent over 15 years with Equifax, Inc., most recently as Regional Office Manager from October, 1988 to February, 1996.

     James J. Andrews has served as Vice President -- Information Systems of Geotrac since March, 1998. Mr. Andrews joined Geotrac in June, 1996 as AS/400 Project Leader and served in such capacity until March, 1998. Prior to joining Geotrac, Mr. Andrews was President and owner of Andrews Technical Services, Inc., a computer consulting firm, from May, 1995 to June, 1996, and MIS Manager of Green Circle Growers, Inc. and Express Seed Company from August, 1984 to May, 1995.

EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning compensation paid to or earned by the Company's Chairman of the Board and Chief Executive Officer and each of the Company's three other current executive officers for the year ended December 31, 1997.

                           SUMMARY COMPENSATION TABLE

                                                                   ANNUAL COMPENSATION
                                                          --------------------------------------
                                                                                      OTHER
                       NAME AND                                                      ANNUAL
                  PRINCIPAL POSITION                       SALARY      BONUS     COMPENSATION(1)
                  ------------------                      --------    -------    ---------------
David K. Meehan
  Chairman of the Board and Chief Executive
  Officer(2)..........................................    $220,999    $58,000           --
Jeffrey S. Bragg
  Executive Vice President and Chief Operating
  Officer(3)..........................................      84,806     10,000           --
Kelly K. King
  Vice President, Treasurer, Chief Financial Officer
  and Secretary(4)....................................      56,151      7,500           --
Daniel J. White
  President and Chief Executive Officer of
  Geotrac(5)..........................................          --         --           --

---------------

(1) Does not include the value of the perquisites provided to certain of the named executive officers which in the aggregate did not exceed 10% of such officer's salary and bonus. Also excludes benefits, if any, accruing to Messrs. Meehan, Bragg and King under the Executive Phantom Stock Plan of Bankers Financial Corporation, the parent of BIG. Upon completion of this offering, no officers or directors of the Company (with the exception of
     Robert G. Menke) will be eligible to receive additional grants under such Phantom Stock Plan.
(2) During the year ended December 31, 1997, certain of the executive officers of the Company were also executive officers or employees of BIG, and BIG paid a portion of their respective compensation. Consequently, Mr. Meehan was the only executive officer of the Company who was paid in excess of $100,000 by the Company in 1997.
(3) Mr. Bragg joined the Company in May, 1997.
(4) Excludes $56,151 in salary and $7,500 in bonus paid to Mr. King by BIG for his service as an executive officer of BIG during the year ended December 31, 1997.
(5) Mr. White did not join the Company as an officer until the consummation of
    the Geotrac Acquisition on June      , 1998.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with each of Messrs. Meehan, Bragg and King, which shall become effective as of the completion of this offering. The initial annual base salary payable to these executive officers under their respective employment agreements are as follows: David K. Meehan, $245,000; Jeffrey S. Bragg, $145,000; and Kelly K. King, $125,000. The remaining terms of each of the employment agreements are substantially the same. Each employment agreement provides for an initial term of three years, subject to automatic continuation until terminated by either party. Each agreement further provides that, if the employee is terminated by the Company without cause (as defined therein), the employee shall be entitled to severance payments, payable in accordance with the Company's usual payroll practices, equal to the employee's then current annual base salary. In the event the employee secures employment during the twelve months following termination, then the Company shall be entitled to a credit against its obligation to make severance payments in the amount of 75% of the base salary paid to the employee by his or her new employer during the twelve-month period following termination by the Company.

     Each employment agreement provides that the employee shall be provided benefits, such as health, life and disability insurance, on the same basis as the Company's other employees. In addition, to the extent authorized by the Board of Directors, the employee also shall be entitled to participate in the Company's bonus, stock option and other plans, if any. Each agreement further provides that, during the term of the agreement and for a period of two years thereafter, the employee will not, directly or indirectly, compete with the Company by engaging in certain proscribed activities.

     In connection with the Geotrac Acquisition, Geotrac entered into an employment agreement with Daniel J. White pursuant to which Mr. White will continue to serve as President and Chief Executive Officer of Geotrac. This agreement provides for an initial term of four years and shall continue in effect thereafter until terminated by either party upon 90 days prior written notice. The agreement provides for an initial annual base salary of $150,000, subject to annual review by Geotrac's board of directors. To the extent authorized by Geotrac's board of directors, Mr. White shall be entitled to participate in any bonus programs established by Geotrac. Mr. White shall also be entitled comparable benefits, including health, life and disability insurance, as are offered to any of Geotrac's other executive officers. In the event of Mr. White's death or disability, Geotrac's obligations under the agreement will automatically terminate, except that Mr. White shall be entitled to severance equal to his then current annual base salary. The agreement further provides that, in the event of termination by Geotrac without cause (as defined therein) or by Mr. White for good reason (as defined therein), or in the event the agreement is not renewed for any reason other than death, disability or for cause, then Geotrac shall pay Mr. White at the rate of his annual base salary then in effect for the longer of (i) the remainder of the term of the agreement and (ii) one year after such termination date, subject to a credit of up to 75% of the base salary paid to Mr. White by his new employer, if any.

     This agreement also provides that, for a period of two years following Mr. White's termination of employment other than by Mr. White for good reason or by Geotrac without cause, Mr. White will not, directly or indirectly, engage (or have an interest) in the flood zone compliance business nor in any other business engaged or planned to be engaged in by Geotrac within any state or country in which Geotrac is doing or plans to do business. Finally, the agreement provides that, during the term of the agreement and for a period of two years thereafter, Mr. White will not, directly or indirectly, employ, attempt to employ, or solicit for employment, any of Geotrac's employees.

LONG TERM INCENTIVE PLAN

     The Company currently maintains a Long Term Incentive Plan (the "Incentive Plan") to attract, retain and motivate participating employees of the Company and its subsidiaries through awards of shares of Common Stock, options to purchase shares of Common Stock and stock appreciation rights ("SARs"). A total
of           shares of Common Stock may be issued pursuant to the Incentive
Plan. The Incentive Plan has been adopted by the Company's Board of Directors and is expected to be approved by the shareholders of the Company prior to the consummation of this offering.

     The Incentive Plan provides for the grant of incentive or nonqualified stock options to purchase shares of Common Stock. Upon the completion of this offering, the executive officers of the Company will be granted options to
purchase a total of           shares of Common Stock at the initial public
offering price as follows: David K. Meehan,           shares; Jeffrey S. Bragg,
          shares; Kelly K. King,           shares; and Daniel J. White,
          shares. All employees of the Company as a group, including these
executive officers, will be granted options to purchase a total           shares
of Common Stock at the initial public offering price. All of such options expire on the tenth anniversary of the date of grant. Options shall become exercisable over a period of five years in equal amounts. The Incentive Plan is administered by the Compensation Committee of the Board of Directors.

NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

     The Company also maintains a Non-Employee Directors' Stock Option Plan (the "Non-Employee Director Plan") to secure for the Company and its shareholders the benefits of the incentive inherent in increased Common Stock ownership by the members of the Company's Board of Directors who are not employees of the Company. The Non-Employee Director Plan has been adopted by the Company's Board of Directors and is expected to be approved by the shareholders of the Company prior to the consummation of this offering.

     The Non-Employee Director Plan provides for the grant of nonqualified stock
options to purchase up to           shares of Common Stock to members of the
Board of Directors who are not employees of the Company. As of the date of this Prospectus, such members held no options under the Non-Employee Director Plan.
Each non-employee director shall be granted options to purchase           shares
of Common Stock as of the adjournment of each annual meeting of shareholders of the Company. In addition, each non-employee director shall be granted options to
purchase an additional 400 shares of Common Stock (          shares in the event
the non-employee director is absent from, arrives late for, or departs early from, such meeting) upon the adjournment of each regularly scheduled quarterly meeting of the Board of Directors (other than following the annual meeting of shareholders). Notwithstanding the foregoing, neither Robert M. Menke nor Robert
G. Menke will accept any option grants under the Non-Employee Director Plan. All options granted will have an exercise price equal to the fair market value of the Common Stock as of the date of grant, will become exercisable on the date of grant, and will expire on the sixth anniversary of the date of grant. The Non-Employee Director Plan is a formula plan and accordingly is intended to be self-governing. To the extent that questions of interpretation arise, they will be resolved by the Board of Directors.

NON-QUALIFIED STOCK OPTION PLAN

     The Company's Board of Directors also has adopted a Non-Qualified Stock Option Plan (the "Non-Qualified Plan"), which plan is expected to be approved by the shareholders of the Company prior to the consummation of this offering. The Non-Qualified Plan provides for the grant of non-qualified stock options to
purchase up to           shares of Common Stock. Upon the completion of this
offering, options to purchase           shares of Common Stock at the initial
public offering price will be granted to certain executive
officers of BIG, including options to purchase           shares each to Messrs.
Robert M. Menke and Robert G. Menke, directors of the Company. All of such options expire on the tenth anniversary of the date of grant. Options shall become exercisable over a period of five years in equal amounts. The Non-Qualified Plan is administered by the Compensation Committee of the Board of Directors of the Company.

DIRECTOR COMPENSATION

     Directors who are executive officers of the Company receive no compensation as such for service as members of either the Board of Directors or committees thereof. Directors who are not executive officers of the Company receive $1,000 per Board meeting attended and $150 ($200 in the case of a committee chairperson) per committee meeting attended, plus reimbursement of reasonable expenses. The outside directors are also eligible to receive options to purchase Common Stock under the Company's 1998 Non-Employee Directors' Stock Option Plan. See " -- Stock Option Plans -- 1998 Non-Employee Directors' Stock Option Plan."

COMMITTEES OF THE BOARD

     The Board of Directors has established committees whose responsibilities are summarized as follows:

          Audit Committee. The Audit Committee is comprised of Messrs. Solomon, Hussey and Grant and is responsible for reviewing the independence, qualifications and activities of the Company's independent certified public accountants and the Company's financial policies, control procedures and accounting staff. The Audit Committee recommends to the Board the appointment of the independent certified public accountants and reviews and approves the Company's financial statements. The Audit Committee is also responsible for the review of transactions between the Company and any Company officer, director or entity in which a Company officer or director has a material interest.

          Compensation Committee. The Compensation Committee is comprised of Messrs. Solomon, Hussey and Grant and is responsible for establishing the compensation of the Company's directors, officers and other managerial personnel, including salaries, bonuses, termination arrangements, and other executive officer benefits. In addition, the Compensation Committee is responsible for the administration of the Employee Plan, including the recipients, amounts and terms of stock option grants thereunder.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Compensation Committee recently was established in connection with this offering. Except for David K. Meehan, no officer or employee of the Company has participated in deliberations of the Board of Directors prior to this offering concerning executive officer compensation.

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of Common Stock as of the date of this Prospectus, and as adjusted to reflect the sale of Common Stock offered hereby, with respect to: (i) each of the Company's directors and the executive officers named in the Summary Compensation Table; (ii) all directors and executive officers of the Company as a group; and (iii) each person known by the Company to own beneficially more than 5% of the Common Stock. Each of the shareholders listed below has sole voting and investment power over the shares beneficially owned.

                                                 SHARES BENEFICIALLY             SHARES BENEFICIALLY
                                                        OWNED                           OWNED
                                                  PRIOR TO OFFERING    SHARES      AFTER OFFERING
                                                 -------------------    BEING    -------------------
NAME                                              SHARES    PERCENT    OFFERED    SHARES    PERCENT
----                                             --------   --------   -------   --------   --------
Bankers Insurance Group, Inc.(1)...............                 %        --                     %
Venture Capital Corporation(2).................
David K. Meehan(3).............................       --      --         --           --      --
Jeffrey S. Bragg...............................       --      --         --           --      --
Kelly K. King..................................       --      --         --           --      --
Daniel J. White................................         (4)              --             (4)
Robert M. Menke(3).............................       --      --         --           --      --
Robert G. Menke................................       --      --         --           --      --
John A. Grant, Jr..............................       --      --         --           --      --
William D. Hussey..............................       --      --         --           --      --
E. Ray Solomon.................................       --      --         --           --      --
All directors and executive officers as a group
  (9 persons)(3)(4)............................       --      --         --           --      --

---------------

  * Less than 1%.
(1) The business address of Bankers Insurance Group, Inc. is 360 Central Avenue, St. Petersburg, Florida 33701. Bankers Insurance Group, Inc. is an indirect subsidiary of Bankers International Financial Corporation, Ltd. ("BIFC"), a Cayman Islands corporation wholly owned by Bankers International Financial Corporation II Trust, a discretionary charitable trust. The sole trustee of this trust is Ansbacher (Cayman) Limited, a Cayman Islands corporation unaffiliated with BIG, the Company or their respective officers or directors. Pursuant to the trust's declaration of trust, Independent Foundation for the Pursuit of Charitable Endeavors, Ltd., a not for profit Cayman Islands corporation ("IFPCE"), possesses the discretionary power to
    (i) direct the trustee to appoint the trust fund to another trust for the benefit of one or more of the beneficiaries of the trust and (ii) remove the trustee and appoint one or more new trustees outside the Cayman Islands. A majority vote of the directors of IFPCE is required to take either of these actions. The Articles of Association of IFPCE provide that the Board of Directors shall consist of seven members, three of whom shall be the top three executives of Bankers International Financial Corporation, a Florida corporation and subsidiary of BIFC, three of whom shall be Mr. Robert M. Menke and his lineal descendants, and one of whom shall be a director elected by a majority vote of the remaining six directors (or, if they cannot agree, appointed by a court of competent jurisdiction). Until his death or adjudication of incompetency, Robert M. Menke shall have five votes and all other directors shall have one vote, and Robert M. Menke's presence at a meeting shall be required for a quorum. As of the date of this Prospectus, the directors of IFPCE include David K. Meehan, Robert M. Menke and Robert G. Menke.
(2) The business address of Venture Capital Corporation is Bank America Building, Fort Street, Georgetown, Grand Cayman, British West Indies. Venture Capital Corporation is a Cayman Islands corporation wholly owned by Venture II Trust, a discretionary charitable trust. The sole trustee of this trust is Cayman National Bank, a Cayman bank unaffiliated with BIG, the Company or their respective officers or directors. Pursuant to the trust's declaration of trust, IFPCE possesses the same discretionary powers as described in note (1) above.

(3) Excludes                shares held by Bankers Insurance Group, Inc. and
                   shares held by Venture Capital Corporation. See Notes (1) and
    (2) above.
(4) Held jointly with his spouse. Constitutes the number of shares of Common Stock issued jointly to the Whites in connection with the Geotrac
    Acquisition, assuming an initial public offering price of $          . If
    the initial public offering price is greater or less than $          , the
    number of shares held jointly by the Whites will be adjusted proportionately. See "Geotrac Acquisition."

                              CERTAIN TRANSACTIONS

ADMINISTRATION SERVICES AGREEMENT

     Effective as of January 1, 1998, the Company and BIG entered into an Administration Services Agreement (the "Administration Agreement") pursuant to which BIG (i) provides the Company with various administrative and support services, including benefits administration, accounting, legal, cash management and investment services, requested by the Company from time to time and reasonably necessary in the conduct of its operations, and (ii) makes available its facilities to the Company as requested by the Company from time to time and as reasonably necessary to the conduct of its operations. The Company reimburses BIG for all direct and directly allocable expenses determined by BIG to be attributable to the provision of such services and facilities, plus an agreed upon assessment for direct overhead. For the services and facilities being provided in 1998, the Company shall pay BIG a quarterly fee of $392,500, subject to renegotiation by either party. In addition, the Company shall pay BIG at established hourly rates or negotiated fees for any legal and corporate communications services provided. The term of the Administration Agreement expires on March 31, 1999. The Administration Agreement memorializes the administrative service arrangements that existed between the Company and BIG prior to such time.

SERVICE AGREEMENTS

     During 1995, 1996 and 1997, the Company provided information technology services to BIG based generally on actual cost incurred (including selling, general and administrative expenses), which amounted to $3,443,628, $4,787,772 and $3,236,255 in outsourcing revenue for 1995, 1996 and 1997, respectively.

     Under the terms of its service arrangements with BIG in 1997, the Company charged a monthly fee for its policy and claims administration services based on certain factors. For policy and claims administration, the Company charged a fee based on a percentage of direct written premiums and a percentage of direct paid losses for certain lines of business, respectively. The fee ranged from 8.5% to 9.0% for services rendered in connection with policy administration and 0.5% to 15.0% for claims administration services related to these policies. Also, in 1997, the Company processed claims for BIG and its other affiliates related to those lines of business not covered under the service agreement and provided other miscellaneous services on a cost reimbursement basis. Charges related to this claims processing and other miscellaneous services amounted to $9,518,525 for 1997.

     Effective as of January 1, 1998, the Company entered into a separate Service Agreement (each a "Service Agreement") with each of Bankers Insurance Company, First Community Insurance Company and Bankers Security Insurance Company, all direct or indirect subsidiaries of BIG, pursuant to which the Company will continue to provide policy administration, claims administration and data processing services to such entities in connection with their flood, homeowners and automobile lines of business, and claims administration and data processing services for all such entities' other P&C lines of business. Under the Service Agreements, each entity pays the Company as follows: (1) for its policy administration services a monthly fee based upon direct written premiums for the flood, homeowners and automobile insurance programs; (2) for its claims administration services a monthly fee based upon direct earned premiums for the property, casualty, automobile property, automobile casualty, flood, and workers' compensation insurance programs (In addition, a monthly fee based upon direct incurred losses is charged for flood claims administration and a reimbursement not to exceed 5% of direct incurred losses from a single event in excess of $2 million is charged to property claims.); (3) for its data processing services, a monthly fee based upon direct earned premiums for all insurance programs; and (4) for certain customer services such as mailroom, policy assembly and cash office a monthly fee based upon direct earned premiums (except, if provided in connection with their flood, homeowner and automobile insurance lines, where no such fees are imposed). The term of each Service Agreement shall expire on June 1, 2001, provided that it shall thereafter be automatically extended until terminated upon 90 days prior notice by either party.

PROPERTY LEASES

     The Company currently leases from BIC approximately 76,700 square feet of office space in St. Petersburg, Florida at a monthly rate of approximately $76,700. The initial term of this lease expires on December 31, 1999. The Company has an option to renew this lease for an additional two-year term at a monthly rate not to exceed approximately $83,200.

     The Company currently leases from BIG approximately 7,400 square feet of office space in St. Petersburg, Florida at a monthly rate of approximately $7,400. The initial term of this lease also expires on December 31, 1999, subject to the Company's right to renew the lease for an additional two-year period at a monthly rate not to exceed approximately $8,000.

     Effective January 1, 1998, BIG assigned to the Company a lease of approximately 6,600 square feet of office space in St. Petersburg, Florida. This lease expires on May 31, 1999, subject to the Company's right to renew the lease for four successive one-year terms. The current monthly rental rate under this lease is approximately $2,500. The Company is currently negotiating with BIG to reassign this lease to BIG as of the end of 1998. No assurances can be given that such assignment will occur.

EMPLOYEE LEASING AGREEMENT

     Effective as of January 1, 1998, the Company entered into an Employee Leasing Agreement with BIC (the "Employee Leasing Agreement") pursuant to which the Company continues to lease customer service personnel from BIC. The number of employees to be leased will vary depending on the needs of the Company and the availability of employees from BIC. The Company shall be responsible for all expenses associated with such leased employees, including salaries, bonuses and benefits. The Company may terminate any leased employee for disloyalty, misconduct or other similar cause. The Employee Leasing Agreement is terminable by either the Company or BIC upon 60 days prior notice.

SALES AND ASSIGNMENT AGREEMENT

     In May, 1998, the Company entered into a sales and assignment agreement with BIG and certain affiliated companies whereby certain assets were transferred and assigned to the Company, effective retroactively to April, 1998, for use in its business. The assets, including, but not limited to, telephone equipment, computer hardware and software, and service marks were transferred at their net book value as of the date of transfer. The Company paid consideration consisting of $325,075 in cash and entered into two promissory notes amounting to $2,802,175. The notes require monthly installment payments of $10,417 plus accrued interest and mature on April 1, 1999 and December, 2000. In addition, the Company assumed the existing leases with unaffiliated third parties relating to various computer equipment.

SOFTWARE LICENSING AGREEMENT

     Effective January 1, 1998, the Company entered into a non-exclusive license agreement with BIG and BIC pursuant to which the Company licenses its primary operating systems from BIG and BIC in exchange for a nominal fee. The term of the license is perpetual. The license agreement provides that the Company shall be solely responsible for maintaining and upgrading the systems and shall have the authority to sell or license such systems to third parties.

GEOTRAC TRANSACTIONS

     During the year ended June 30, 1996 and on July 30, 1997, SMS Geotrac, Inc. ("SMS Geotrac") made payments of $932,222 and $1,700,000, respectively, to SMS Geotrac's former owner in conjunction with the August 1, 1994 purchase of SMS Geotrac. The amounts were recorded as an increase to goodwill and an additional capital contribution to SMS Geotrac.

     During the year ended June 30, 1997, SMS Geotrac and its parent agreed to treat all outstanding amounts owed to the parent, $1,611,140, as an additional capital contribution. In addition, the parent contributed $500,000 to SMS Geotrac.

     During the one month period ended July 31, 1997, SMS Geotrac, Inc. advanced $796,596 to YoSystems, Inc. ("YoSystems").

     On July 31, 1997, the Company, through its subsidiary, BHDS, acquired a 49% interest in YoSystems. YoSystems concurrently acquired all of the issued and outstanding shares of capital stock of SMS Geotrac. SMS Geotrac merged into YoSystems, with YoSystems being the surviving entity and changing its name to Geotrac. The Company acquired its 49% interest in YoSystems for $6,750,000 in cash. YoSystems acquired SMS Geotrac for $15,000,000, consisting of $6,750,000 in cash and a term note in the principal amount of $8,250,000.

     In connection with the Company's purchase of a 49% interest in YoSystems, BHDS issued 675,000 shares of non-cumulative 8% preferred stock to Heritage Hotel Holding Company ("Heritage"), a corporation owned by the half brother of Robert M. Menke, a director of the Company. Heritage funded the preferred stock purchase by entering into a note agreement with a commercial bank for $6,750,000, with the preferred stock serving as collateral. On May 8, 1998, the Company purchased the outstanding preferred stock of BHDS in exchange for a note to Heritage in the principal amount of $6,750,000. The note is payable in its entirety on December 31, 1998 and accrues interest at a rate of 8.5%. After May 8, 1998, the preferred stock of BHDS held by the Company was exchanged for 675,000 shares of 8.5% cumulative preferred stock of BHDS. The shares of non-cumulative 8% preferred stock were then retired. The new preferred stock serves as collateral on the note payable to the commercial bank.

     On June   , 1998, the Company acquired the remaining 51% interest in Old
Geotrac pursuant to the merger of Old Geotrac with and into BHDS, with the surviving entity being known as "Geotrac, Inc." In connection with this transaction, Geotrac entered into an employment agreement with Daniel J. White pursuant to which Mr. White will serve as President and Chief Executive Officer of Geotrac. See "Geotrac Acquisition" and "Management -- Employment Agreements."

     Geotrac currently leases a 12,400 square-foot facility in Norwalk, Ohio from DanYo LLC, a limited liability company wholly owned by Daniel J. White and his spouse. This lease is for a term of five years, expiring on August 31, 1999, and provides for monthly rental payments of approximately $8,717, plus payment of utilities, real estate taxes and assessments, insurance, repairs and similar expenses.

MISCELLANEOUS

     A wholly-owned subsidiary of the Selling Shareholder has agreed to loan $17.5 million to BIG on or before September 30, 1998, in exchange for a subordinated note. It is anticipated that this loan will be funded by using a portion of the net proceeds to be received by the Selling Shareholder in this offering. BIG has agreed with the Company to use a portion of such loan proceeds to satisfy outstanding accounts and note payable to the Company not later than ten business days following receipt of the loan proceeds. As of March 31, 1998 (on a pro forma basis), BIG's accounts and note payable to the Company totaled approximately $14.2 million. The balance of the loan proceeds will provide BIG with additional capital to repay other outstanding indebtedness and expand its operations. The Company, in turn, has agreed with BIG to use a portion of the funds received from BIG to satisfy accounts, income taxes and notes payable to BIG. As of March 31, 1998 (on a pro forma basis), the Company's accounts, income taxes and notes payable to BIG totaled approximately $14.8 million. See "Use of Proceeds" and "Principal and Selling Shareholders."

     The Audit Committee of the Board of Directors is responsible for reviewing all future transactions between the Company and any officer or director of the Company or any entity in which an officer or director has a material interest. Any such transactions must be on terms no less favorable than those that could be obtained on an arms-length basis from independent third parties.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, par value $.01 per share, and 20,000,000 shares of Preferred Stock, par value $.01 per share. As of the date of this Prospectus, there were
issued and outstanding                shares of Common Stock and no shares of
Preferred Stock. See "Principal and Selling Shareholders." The following description is qualified in its entirety by reference to the Company's Amended and Restated Articles of Incorporation (the "Articles of Incorporation") and Amended and Restated Bylaws (the "Bylaws"), which are filed as exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

     The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Cumulative voting in the election of directors is not permitted. Subject to preferences that may be granted to holders of Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference, if any, which may be granted to the holders of Preferred Stock. Holders of Common Stock have no conversion, preemptive or other rights to subscribe for additional shares or other securities, and there are no redemption or sinking fund provisions with respect to such shares. The issued and outstanding shares of Common Stock are, and the shares offered hereby will be upon payment therefor, fully paid and nonassessable.

PREFERRED STOCK

     The Board of Directors has the authority to issue up to 20,000,000 shares of Preferred Stock in one or more series and to fix the number of shares constituting any such series and the rights and preferences thereof, including dividend rates, terms of redemption (including sinking fund provisions), redemption price or prices, voting rights, conversion rights and liquidation preferences of the shares constituting such series, without any further vote or action by the Company's shareholders. The issuance of Preferred Stock by the Board of Directors could adversely affect the rights of holders of Common Stock. For example, an issuance of Preferred Stock could result in a class of securities outstanding that would have preferences over the Common Stock with respect to dividends and liquidations, and that could (upon conversion or otherwise) enjoy all of the rights appurtenant to Common Stock.

CERTAIN STATUTORY AND OTHER PROVISIONS

     The Florida Business Corporation Act (the "Florida Act"), the Company's Articles of Incorporation and the Company's Bylaws contain provisions that could have an anti-takeover effect. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board and in the policies formulated by the Board and to discourage certain types of transactions described below, which may involve an actual or threatened change of control of the Company. The provisions are designed to encourage any person interested in acquiring the Company to negotiate with and obtain the approval of the Board in connection with the transaction. However, certain of these provisions may discourage a future acquisition of the Company not approved by the Board in which shareholders might receive the maximum value for their shares or which a substantial number and perhaps even a majority of the Company's shareholders believes to be in the best interests of all shareholders. As a result, shareholders who might desire to participate in such a transaction may not have the opportunity to do so. See "Risk Factors -- Anti-Takeover Considerations."

     Statutory Provisions. The Company is subject to several anti-takeover provisions under Florida law that apply to a public corporation organized under Florida law unless the corporation has elected to opt out of such provisions in its Articles of Incorporation or (depending on the provision in question) its Bylaws. The Company has not elected to opt out of these provisions. The Florida Act contains a provision that prohibits the voting of shares in a publicly held Florida corporation which are acquired in a "control share acquisition" unless the board of directors approves the control share acquisition or the holders of a majority of the corporation's voting shares (exclusive of shares held by officers of the corporation, inside directors or the acquiring party) approve the granting of voting rights as to the shares acquired in the control share acquisition. A control share acquisition is defined as an acquisition that immediately thereafter entitles the acquiring party to vote in the election of directors within each of the following ranges of voting power: (i) one-fifth or more but less than one-third of such voting power, (ii) one third or more but less than a majority of such voting power and (iii) a majority or more of such voting power. This statutory voting restriction is not applicable in certain circumstances set forth in the Florida Act.

     The Florida Act also contains an "affiliated transaction" provision that prohibits a publicly-held Florida corporation from engaging in a broad range of business combinations or other extraordinary corporate transactions with an "interested shareholder" unless (i) the transaction is approved by a majority of disinterested directors before the person becomes an interested shareholder,
(ii) the interested shareholder has owned at least 80% of the Company's outstanding voting shares for at least five years, or (iii) the transaction is approved by the holders of two-thirds of the Company's voting shares other than those owned by the interested shareholder. An interested shareholder is defined as a person who, together with affiliates and associates, beneficially owns (as defined in Section 607.0901(1)(e), Florida Statutes) more than 10% of the Company's outstanding voting shares.

     Classified Board of Directors. Under the Company's Articles of Incorporation and Bylaws, the Board of Directors of the Company is divided into three classes, with staggered terms of three years each. Each year the term of one class expires. The Company's Articles of Incorporation provide that any vacancies on the Board of Directors shall be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum. The Articles of Incorporation of the Company also provide that any director may be removed from office, with or without cause.

     Special Voting Requirements. The Company's Articles of Incorporation provide that all actions taken by shareholders must be taken at an annual or special meeting of the shareholders or by unanimous written consent. The Articles of Incorporation provide that special meetings of shareholders may be called by only a majority of the members of the Board of Directors, the Chairman of the Board or the holders of not less than 10% of the Company's outstanding voting shares. Under the Company's Bylaws, shareholders will be required to comply with advance notice provisions with respect to any proposal submitted for shareholder vote, including nominations for elections to the Board of Directors. The Articles of Incorporation and Bylaws of the Company contain provisions requiring the affirmative vote of the holders of at least two-thirds of the Common Stock to amend certain provisions thereof.

     Indemnification and Limitation of Liability. The Florida Act authorizes Florida corporations to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or other entity, against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or on behalf of a corporation, indemnification may not be made if the person seeking indemnification is adjudged liable, unless the court in which such action was brought determines such person is fairly and reasonably entitled to indemnification. The indemnification provisions of the Florida Act require indemnification if a director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding to which he or she was a party by reason of the fact that he or she is or was a director or officer of the corporation. The indemnification authorized under Florida law is not exclusive and is in addition to any other rights granted to officers and directors under the Articles of Incorporation or Bylaws of the corporation or any agreement between officers and directors and the corporation. A corporation may purchase and maintain insurance or furnish similar protection on behalf of any officer or director against any liability asserted against the officer or director and incurred by the officer or director in such capacity, or arising out of the status, as an officer or director, whether or not the corporation would have the power to indemnify him or her against such liability under the Florida Act.

     The Company's Articles of Incorporation provide for the indemnification of directors, officers, employees and agents of the Company to the maximum extent permitted by Florida law and for the advancement of expenses incurred in connection with the defense of any action, suit or proceeding that the director, officer, employee or agent was a party to by reason of the fact that he or she is or was a director or executive officer of the Company so long as he or she has undertaken to repay such amount if it is ultimately determined that such person is not entitled to indemnification.

     Under the Florida Act, a director is not personally liable for monetary damages to the Company or any other person for acts or omissions in his or her capacity as a director except in certain limited circumstances such as certain violations of criminal law and transactions in which the director derived an improper personal benefit. As a result, shareholders may be unable to recover monetary damages against directors for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although injunctive or other equitable relief may be available.

     The foregoing provisions of the Florida Act and the Company's Articles of Incorporation and Bylaws could have the effect of preventing or delaying a person from acquiring or seeking to acquire a substantial equity interest in, or control of, the Company.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is Firstar Trust Company, Milwaukee, Wisconsin.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon the completion of this offering, the Company will have shares of Common Stock outstanding. Of these shares, the
               shares of Common Stock sold in this offering will be freely tradable by persons other than affiliates of the Company, without restriction under the Securities Act of 1933, as amended (the "Securities Act"). The
remaining                shares of Common Stock will be "restricted" securities
within the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemptions contained in Rule 144. All of the restricted shares beneficially owned by BIG will be eligible for public sale pursuant to Rule 144 commencing 90 days after the date of this Prospectus, subject to the volume restrictions discussed below. However, BIG has agreed not to sell, contract to sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of the Underwriters.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate of the Company, who has beneficially owned his or her shares for at least one year (including the prior holding period of any prior owner other than an affiliate) is entitled to sell within any three-month period that number of shares which does not exceed the greater of 1% of the outstanding shares of the Common Stock, or the average weekly trading volume during the four calendar weeks preceding each such sale. Sales under Rule 144 also are subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not or has not been deemed an "affiliate" of the Company for at least three months, and who has beneficially owned shares for at least two years (including the holding period of any prior owner other than an affiliate) would be entitled to sell such shares under Rule 144 without regard to the limitations discussed above.

     Prior to this offering, there has been no public market for the Common Stock. Sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement, the Company and the Selling Shareholder have agreed to sell to each of the Underwriters listed below, and the Underwriters, for whom Raymond James & Associates, Inc., Lehman Brothers Inc. and Furman Selz LLC are acting as representatives (the "Representatives"), have severally agreed to purchase, the respective number of shares of Common Stock set forth opposite their names below:

                        UNDERWRITERS                          NUMBER OF SHARES
                        ------------                          ----------------
Raymond James & Associates, Inc.............................
Lehman Brothers Inc.........................................
Furman Selz LLC.............................................
                                                                  --------
          Total.............................................
                                                                  ========

     Raymond James & Associates, Inc. and Lehman Brothers Inc. are acting as Joint Lead Managers and Joint Lead Bookrunners of this offering.

     The Underwriting Agreement provides that the obligations of the several Underwriters thereunder are subject to approval of certain legal matters by their counsel and to various other conditions. The Underwriters are obligated to purchase all the shares of Common Stock offered hereby, excluding shares covered by the over-allotment option granted to the Underwriters, if any are purchased.

     The Company and the Selling Shareholder have been advised by the Representatives that the Underwriters propose to offer the Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price, less a concession of not in
excess of $     per share, and that the Underwriters and such dealers may
re-allow a concession of not in excess of $     per share to other dealers. The
public offering price and concessions and re-allowances to dealers may be changed by the Representatives after the initial public offering.

     The Company and the Selling Shareholder have granted to the Underwriters an option, exercisable within 30 days after the date of the initial public
offering, to purchase up to an additional                shares of Common Stock
to cover over-allotments, at the same price per share to be paid by the Underwriters for the other shares offered hereby. If the Underwriters purchase any such additional shares pursuant to this option, each of the Underwriters will be committed to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may purchase such shares only to cover over-allotments, if any, in connection with the offering.

     This offering of Common Stock is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of this offering without notice. The Underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

     Until the distribution of Common Stock in this offering is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Common Stock. As an exception to these rules, the Representatives are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock. If the Underwriters create a short position in the Common Stock in connection with this offering, i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus, the Representatives may reduce the short position by purchasing Common Stock in the open market. The Representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above. The Representatives may also impose a penalty bid on certain Underwriters and selling group members. This means that if the Representatives purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of this offering. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it discouraged resales of any security. Neither the Company, the Selling Shareholder nor any of the Underwriters makes any representations or predictions as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company, the Selling Shareholder nor any of the Underwriters makes any representation that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     The Company, BIG, the Selling Shareholder and certain officers and directors of the Company have agreed that they will not, without the prior written consent of Raymond James & Associates, Inc., sell, offer to sell, contract to sell or otherwise transfer or dispose of any shares of Common Stock (other than the shares offered by the Selling Shareholder in this offering), options, rights or warrants to acquire shares of Common Stock, or securities exchangeable for or convertible into shares of Common Stock, during the 180-day period commencing on the date of this Prospectus, except that the Company may grant additional options under the Incentive Plan and the Non-Employee Director Plan, provided that without the prior written consent of Raymond James & Associates, Inc., such additional options shall not be exercisable during such period. See "Shares Eligible for Future Sale."

     Prior to this offering, there has been no public market for the Common Stock. The initial public offering price was determined by negotiation among the Company, the Selling Shareholder and the Representatives. The factors considered in determining the initial public offering price include the history of and prospects for the business in which the Company operates, past and present operations, revenues and earnings of the Company and the trend of such earnings, the prospects for such earnings, the general condition of the securities markets at the time of the offering and the demand for similar securities of reasonably comparable companies.

     The Representatives have informed the Company that the Underwriters do not intend to make sales to any accounts over which they exercise discretionary authority.

     The Company, BIG, the Selling Shareholder and the Underwriters have agreed to indemnify, or to contribute to payments made by, each other against certain civil liabilities, including certain civil liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Foley & Lardner, Tampa, Florida. Certain legal matters in connection with the sale of the Common Stock offered hereby will be passed upon for the Underwriters by Powell, Goldstein, Frazer & Murphy LLP, Atlanta, Georgia.

                                    EXPERTS

     The consolidated financial statements of Insurance Management Solutions Group, Inc. as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 appearing in this Prospectus and in the Registration Statement, have been audited by Grant Thornton LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Geotrac, Inc. (formerly YoSystems, Inc.) as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 appearing in this Prospectus and in the Registration Statement, have been audited by Grant Thornton LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of SMS Geotrac, Inc. for each of the two years in the period ended June 30, 1997 and for the one month period ended July 31, 1997 appearing in this Prospectus and in the Registration Statement, have been audited by Grant Thornton LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (of which this Prospectus is a part) under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in the Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at the public reference facilities maintained by the Commission at 450 Fifth Street, N. W., Washington, D. C. 20549, at prescribed rates. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission. The address of such web site is http://www.sec.gov.

     The Company intends to furnish its shareholders with annual reports containing audited financial statements certified by an independent public accounting firm and quarterly reports containing unaudited financial statements for the first three quarters of each fiscal year.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
  (UNAUDITED)
Pro forma Condensed Consolidated Financial Information......   F-2
Pro forma Condensed Consolidated Financial Statements:
  Balance Sheet as of March 31, 1998 and Notes to Pro Forma
     Balance Sheet..........................................   F-3
  Statement of Income for the year ended December 31, 1997
     and for the three months ended March 31, 1998 and Notes
     to Pro Forma Statements of Income......................   F-6
INSURANCE MANAGEMENT SOLUTIONS GROUP, INC. CONSOLIDATED
  FINANCIAL STATEMENTS
Report of Independent Certified Public Accountants..........  F-11
Consolidated Balance Sheets as of December 31, 1996 and
  1997, and March 31, 1998 (unaudited)......................  F-12
Consolidated Statements of Income for the years ended
  December 31, 1995, 1996 and 1997, and for the three months ended March 31, 1997 and 1998 (unaudited).................  F-13
Consolidated Statements of Shareholders' Equity for the
  years ended December 31, 1995, 1996 and 1997, and for the
  three months ended March 31, 1998 (unaudited).............  F-14
Consolidated Statements of Cash Flows for the years ended
  December 31, 1995, 1996 and 1997, and for the three months ended March 31, 1997 and 1998 (unaudited).................  F-15
Notes to Consolidated Financial Statements..................  F-16
GEOTRAC, INC. (FORMERLY YOSYSTEMS, INC.) FINANCIAL
  STATEMENTS
Report of Independent Certified Public Accountants..........  F-31
Balance Sheets as of December 31, 1996 and 1997, and March
  31, 1998 (unaudited)......................................  F-32
Statements of Operations for the years ended December 31,
  1995, 1996 and 1997, and for the three months ended March
  31, 1998 (unaudited)......................................  F-33
Statement of Shareholders' Equity (Deficit) for the years
  ended December 31, 1995, 1996 and 1997, and for the three
  months ended March 31, 1998 (unaudited)...................  F-34
Statements of Cash Flows for the years ended December 31,
  1995, 1996 and 1997, and for the three months ended March
  31, 1998 (unaudited)......................................  F-35
Notes to Financial Statements...............................  F-37
SMS GEOTRAC, INC. FINANCIAL STATEMENTS
Report of Independent Certified Public Accountants..........  F-45
Statements of Income for the years ended June 30, 1996 and
  1997, and for the one month period ended July 31, 1997....  F-46
Statement of Shareholder's Equity for the years ended June
  30, 1996 and 1997, and for the one month period ended July
  31, 1997..................................................  F-47
Statements of Cash Flows for the years ended June 30, 1996
  and 1997, and for the one month period ended July 31,
  1997......................................................  F-48
Notes to Financial Statements...............................  F-49

             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

INTRODUCTION

     The accompanying unaudited pro forma condensed consolidated balance sheet as of March 31, 1998, and the unaudited pro forma condensed consolidated statements of income for the year ended December 31, 1997 and for the three months ended March 31, 1998 reflect (i) the acquisition of Geotrac, Inc., which was completed in June 1998, using the purchase method of accounting as if the acquisition of Geotrac, Inc. had occurred at March 31, 1998 for balance sheet purposes and at January 1, 1997 for income statement purposes, (ii) the new affiliated service and administrative agreements that are effective January 1, 1998 as though the new terms were in existence on January 1, 1997 and (iii) fixed asset purchases from affiliated companies, consisting of telephone equipment and computer hardware and software, to be used in operating the business, which occurred in April 1998, as if the purchase had occurred at March 31, 1998 for balance sheet purposes and at January 1, 1997 for income statement purposes.

     The unaudited pro forma condensed consolidated statements of income are based on currently available information and do not purport to represent what the Company's results of operations would have been if the events referred to occurred on the above dates, or to project the Company's results of operations for any future periods.

     The pro forma condensed consolidated financial statements should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company," "Management's Discussion and Analysis of Financial Condition and Results of Operations of Geotrac," the Company's Consolidated Financial Statements, Geotrac, Inc.'s (formerly YoSystems, Inc.) Financial Statements and SMS Geotrac, Inc.'s financial statements.

          INSURANCE MANAGEMENT SOLUTIONS GROUP, INC. AND SUBSIDIARIES

           PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
                                 MARCH 31, 1998

                                        INSURANCE
                                        MANAGEMENT
                                     SOLUTIONS GROUP                                   PRO FORMA           PRO
                                     AND SUBSIDIARIES   GEOTRAC, INC.    COMBINED     ADJUSTMENTS        FORMA(1)
                                     ----------------   -------------   -----------   ------------     ------------
                       ASSETS
CURRENT ASSETS
  Cash and cash equivalents........    $        --       $ 2,073,279    $ 2,073,279   $   (728,069)(a)
                                                                                          (379,598)(c) $   965,612
  Accounts receivable, trade.......      1,251,564         2,844,241      4,095,805             --       4,095,805
  Due from affiliates..............      9,220,150                --      9,220,150             --       9,220,150
  Deferred tax assets and other
    current assets.................        242,984           548,128        791,112             --         791,112
                                       -----------       -----------    -----------   ------------     -----------
         Total current assets......     10,714,698         5,465,648     16,180,346     (1,107,667)     15,072,679
PROPERTY AND EQUIPMENT, net........      2,334,409         3,312,670      5,647,079      3,545,249(c)    9,192,328
INVESTMENT IN GEOTRAC, INC.........      7,244,397                --      7,244,397      7,994,250(a)           --
                                                                                       (15,238,647)(b)
GOODWILL, net......................             --         8,552,215      8,552,215      7,279,911(b)   15,832,126
NOTE RECEIVABLE -- AFFILIATE.......      4,950,000                --      4,950,000             --       4,950,000
OTHER NON-CURRENT ASSETS, net......        175,021         1,781,868      1,956,889             --       1,956,889
                                       -----------       -----------    -----------   ------------     -----------
         Total assets..............    $25,418,525       $19,112,401    $44,530,926   $  2,473,096     $47,004,022
                                       ===========       ===========    ===========   ============     ===========

        LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Current portion of long-term
    debt...........................    $ 1,037,404       $ 1,538,952    $ 2,576,356   $    484,100(c)  $ 3,060,456
  Note payable.....................        600,000                --        600,000             --         600,000
  Accounts payable, trade..........        318,357           224,183        542,540             --         542,540
  Due to affiliates................      4,590,788                --      4,590,788             --       4,590,788
  Accrued expenses.................      2,090,817         1,312,737      3,403,554             --       3,403,554
  Income taxes payable.............      2,888,160           562,000      3,450,160             --       3,450,160
  Deferred revenue.................         93,993                --         93,993             --          93,993
                                       -----------       -----------    -----------   ------------     -----------
         Total current
           liabilities.............     11,619,519         3,637,872     15,257,391        484,100      15,741,491
LONG-TERM DEBT.....................      1,920,647         7,055,793      8,976,440      1,500,000(a)
                                                                                           328,127(c)   10,804,567
NOTES PAYABLE -- AFFILIATE.........      4,950,000                --      4,950,000      2,353,424(c)    7,303,424
DEFERRED REVENUE...................             --           460,000        460,000             --         460,000
PREFERRED STOCK OF SUBSIDIARY......      6,750,000                --      6,750,000             --       6,750,000
SHAREHOLDERS' EQUITY...............        178,359         7,958,736      8,137,095      5,766,181(a)
                                                                                        (7,958,736)(b)   5,944,540
                                       -----------       -----------    -----------   ------------     -----------
         Total liabilities and
           shareholders' equity....    $25,418,525       $19,112,401    $44,530,926   $  2,473,096     $47,004,022
                                       ===========       ===========    ===========   ============     ===========

                            See accompanying notes.

          INSURANCE MANAGEMENT SOLUTIONS GROUP, INC. AND SUBSIDIARIES

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                           BALANCE SHEET (UNAUDITED)
                                 MARCH 31, 1998

(1) See the introduction to Pro Forma Condensed Consolidated Financial Information.

(2) The following pro forma adjustments were made to reflect the June 1998 acquisition of the remaining 51% interest in Geotrac, Inc. using the purchase method of accounting as if it had occurred at March 31, 1998.

     (a) To record the Company's investment in Geotrac as a result of acquiring, in June 1998, the remaining 51% of outstanding shares of Common Stock not held by the Company. In July 1997, the Company acquired a 49% interest in Geotrac, Inc. and, accordingly, is reflected in the historical balance sheet at March 31, 1998. A summary of the total consideration paid for the 51% interest consists of the following:

               shares of Company's Common Stock valued at        per
          share, the estimated initial public offering price........  $5,766,000
        Promissory note.............................................   1,500,000
        Cash........................................................     728,000
                                                                      ----------
                                                                      $7,994,000
                                                                      ==========

        The following is a summary of the Company's total investment in Geotrac at March 31, 1998 assuming the remaining 51% was acquired on March 31, 1998:

        Initial July 1997 investment (including goodwill
          $3,442,500)...............................................  $ 6,750,000
        49% share in equity earnings, net of amortization of
          goodwill..................................................      494,000
                                                                      -----------
        March 31, 1998 historical basis.............................    7,244,000
        Additional June 1998 investment.............................    7,994,000
                                                                      -----------
        March 31, 1998 investment on pro forma basis................  $15,238,000
                                                                      ===========

        In July 1997, Geotrac, Inc. acquired 100% of SMS Geotrac's outstanding Common Stock for $15,000,000, with $6,750,000 of the Company's contributed cash along with a note of $8,250,000. The purchase price was allocated based upon estimated fair value as follows:

        Current assets..............................................  $ 3,026,000
        Property and equipment......................................    3,547,000
        Goodwill....................................................    8,847,000
        Customer contracts..........................................    1,600,000
        Other assets................................................      288,000
        Liabilities assumed.........................................   (2,308,000)
                                                                      -----------
                                                                      $15,000,000
                                                                      ===========

        In June 1998, the Company paid $7,994,000 to purchase the remaining 51% of Geotrac, of which approximately $7,280,000 has been allocated to goodwill, with the remaining $714,000 being associated with the identifiable net assets acquired. Accordingly, on a pro forma basis, as if the July 1997 and June 1998 transactions occurred January 1, 1997, aggregate goodwill would have been approximately $16,127,000 (unamortized goodwill of $15,830,000 at March 31, 1998) consisting of the July 1997 component of $8,847,000 and the June 1998 component of $7,280,000. In addition to goodwill, the Company also has assigned $1,600,000 (unamortized balance of approximately $1,467,000 included in other assets at March 31, 1998) of the total purchase price to customer contracts. Based on various factors including the nature of the product or service provided, the Company's strong market position, historical and projected operating results, management intends to

          INSURANCE MANAGEMENT SOLUTIONS GROUP, INC. AND SUBSIDIARIES

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                    BALANCE SHEET (UNAUDITED) -- (CONTINUED)

        amortize these assets using the straight-line method over 20 years for goodwill (approximately $805,000 a year) and 8 years for customer contracts ($200,000 a year).

     (b) Eliminate the Company's investment in Geotrac, Inc. and reflect the results of Geotrac, Inc. on a consolidated basis.

     (c) Reflect certain assets, consisting of telephone equipment, computer hardware and software, transferred and assigned to the Company for use in its business. The Company paid consideration consisting of $325,075 in cash, entered into two promissory notes amounting to $2,802,175, and assumed the existing leases relating to various computer equipment.

(3) The following is provided for informational purposes only:

      As a result of the acquisition of Geotrac, the Company will write-off (charge to expense) approximately $130,000 of duplicate database costs in June 1998.

          INSURANCE MANAGEMENT SOLUTIONS GROUP, INC. AND SUBSIDIARIES

        PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                              INSURANCE
                              MANAGEMENT         COMBINED/
                           SOLUTIONS GROUP       CONFORMED                       PRO FORMA            PRO FORMA
                           AND SUBSIDIARIES   GEOTRAC, INC.(2)    COMBINED     ADJUSTMENTS(3)       ADJUSTMENTS(4)     PRO FORMA(1)
                           ----------------   ----------------   -----------   --------------       --------------     ------------
REVENUES
  Outsourcing services...    $29,714,044        $        --      $29,714,044    $        --          $   862,756(g)    $ 30,576,800
  Flood zone
    determination
    services.............      8,791,935         14,062,665       22,854,600       (254,683)(a)               --         22,599,917
                             -----------        -----------      -----------    -----------          -----------       ------------
        Total revenues...     38,505,979         14,062,665       52,568,644       (254,683)             862,756         53,176,717
                             -----------        -----------      -----------    -----------          -----------       ------------
EXPENSES
  Cost of outsourcing
    services.............     21,988,824                 --       21,988,824             --            1,124,810(h)
                                                                                                      (1,016,349)(i)     22,097,285
  Cost of flood zone
    determination
    services.............      4,763,723          6,042,664       10,806,387       (254,683)(a)               --         10,551,704
  Selling, general and
    administrative.......      3,026,388          2,900,281        5,926,669             --                   --          5,926,669
  Management services
    from Parent..........      2,343,866                 --        2,343,866             --                   --          2,343,866
  Deferred compensation
    (non-recurring
    item)................             --            732,795          732,795        728,069(b)                --          1,460,864
  Depreciation and
    amortization.........        683,672          1,505,484        2,189,156        694,383(c)         1,016,349(i)       3,899,888
                             -----------        -----------      -----------    -----------          -----------       ------------
                              32,806,473         11,181,224       43,987,697      1,167,769            1,124,810         46,280,276
                             -----------        -----------      -----------    -----------          -----------       ------------
  Operating income.......      5,699,506          2,881,441        8,580,947     (1,422,452)            (262,054)         6,896,441
  Equity in earnings of
    Geotrac, Inc.........        201,009                 --          201,009       (201,009)(d)               --                 --
  Interest expense.......       (149,345)          (386,730)        (536,075)      (437,891)(e-1)
                                                                                   (127,500)(e-2)       (270,619)(j)     (1,372,085)
  Other income (non-
    recurring item)......             --          1,700,000        1,700,000             --                   --          1,700,000
                             -----------        -----------      -----------    -----------          -----------       ------------
  Income before income
    taxes................      5,751,170          4,194,711        9,945,881     (2,188,852)            (532,673)         7,224,356
  Provision for income
    taxes................      2,112,200          1,112,900        3,225,100          2,000(f)          (200,400)(k)      3,026,700
                             -----------        -----------      -----------    -----------          -----------       ------------
  Net income.............      3,638,970          3,081,811        6,720,781     (2,190,852)            (332,273)         4,197,656
  Dividends on Preferred
    Stock of
    Subsidiary...........        229,315                 --          229,315             --                   --            229,315
                             -----------        -----------      -----------    -----------          -----------       ------------
  Net income available
    for common
    shareholders.........    $ 3,409,655        $ 3,081,811      $ 6,491,466    $(2,190,852)         $  (332,273)      $  3,968,341
                             ===========        ===========      ===========    ===========          ===========       ============
  Net income per common
    share................    $       .17                                                                               $
                             ===========                                                                               ============
  Weighted average common
    shares outstanding...     20,000,000
                             ===========                                                                               ============

                            See accompanying notes.

          INSURANCE MANAGEMENT SOLUTIONS GROUP, INC. AND SUBSIDIARIES

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                        STATEMENT OF INCOME (UNAUDITED)
                      FOR THE YEAR ENDED DECEMBER 31, 1997

(1) See the introduction to Pro Forma Condensed Consolidated Financial Information.

(2) Represents the combined historical financial statements of SMS Geotrac, Inc. and Geotrac, Inc. (formerly YoSystems, Inc.) to reflect the combined 1997 operations of the two entities on a calendar year basis. Geotrac, Inc. acquired SMS Geotrac on July 31, 1997 and accordingly SMS Geotrac, Inc. is reflected in Geotrac, Inc.'s results of operations for the five months ended December 31, 1997. In order to reflect SMS Geotrac, Inc.'s operations for an entire year for pro forma purposes, SMS Geotrac, Inc.'s results of operations for the seven months ended July 31, 1997 have been combined with Geotrac, Inc.'s results of operations. As a result of the July 1997 acquisition, the accounting basis of SMS Geotrac, Inc. and Geotrac, Inc. are different principally relating to goodwill amortization. SMS Geotrac, Inc. had a June 30th fiscal year end, which has been conformed to a calendar year in order to facilitate the combination. A summary of the combining and conforming for selected captions follows:

                                                                                                   COMBINED/
                                                                                                   CONFORMED
                                       SMS GEOTRAC, INC.                     GEOTRAC, INC.          GEOTRAC
                       -------------------------------------------------   -----------------   -----------------
                                          SIX MONTHS         ONE MONTH
                        YEAR ENDED           ENDED             ENDED          YEAR ENDED          YEAR ENDED
                       JUNE 30, 1997   DECEMBER 31,1996    JULY 31, 1997   DECEMBER 31, 1997   DECEMBER 31,1997
                       (AUDITED)(1)     (UNAUDITED)(2)     (AUDITED)(3)      (AUDITED)(4)       (UNAUDITED)(5)
                       -------------   -----------------   -------------   -----------------   -----------------
Total Revenues.......   $12,521,507       $6,004,546        $1,209,679        $6,336,025          $14,062,665
Operating Income.....     2,437,398          916,387           349,236         1,011,194            2,881,441
Net Income...........     1,279,448          491,461           193,021         2,100,803            3,081,811

Columns (1) -- (2) + (3) + (4) = (5)

(3) The following pro forma adjustments were made to reflect the results of operations as though Geotrac, Inc. was purchased in its entirety on January 1, 1997.

     (a) Eliminate intercompany transactions between the Company and Geotrac, Inc. related to the Cross-License Agreement.

     (b) In conjunction with the acquisition, Geotrac, Inc.'s shareholders granted 46.45 shares of Common Stock to certain former and current employees for prior employee services rendered while employed at Geotrac. These shares were granted immediately prior to the closing of this transaction. In accordance with the purchase agreement, the Company is to reacquire for $728,000 the stock held for these individuals. Accordingly, the compensation expense has been reflected. This will be recognized in Geotrac's historical financial statements in May 1998.

     (c) Reflect amortization of goodwill and customer contracts assuming Geotrac, Inc. was purchased in its entirety on January 1, 1997. Goodwill of approximately $16,127,000 and customer contracts of approximately $1,600,000 are being amortized using the straight-line method over a 20 and 8 year amortization period, respectively.

     (d) Eliminate the equity in earnings of Geotrac, Inc. which has been reflected historically on the equity method of accounting.

     (e-1) Reflect interest, at a rate of 9.5%, on a promissory note, of which $8,250,000 was used as partial consideration to acquire SMS Geotrac, Inc. on July 31, 1997.

     (e-2) Reflect interest, at a rate of 8.5%, on a $1,500,000 promissory note issued as partial purchase consideration for the acquisition of the remaining 51% interest in Geotrac, Inc. in June 1998.

          INSURANCE MANAGEMENT SOLUTIONS GROUP, INC. AND SUBSIDIARIES

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                 STATEMENT OF INCOME (UNAUDITED) -- (CONTINUED)

     (f) Reflect the income tax effect of combining the Company and Geotrac, Inc., and of recognizing the pro forma adjustments:

Total pro forma adjustments (loss) before income taxes......  $(2,189,000)
Equity in earnings..........................................      201,000
Non-deductible goodwill amortization........................      293,000
S Corporation earnings not previously taxed *...............    1,700,000
                                                              -----------
Additional pre-tax earnings.................................  $     5,000
                                                              ===========

---------------

     * Prior to August 1, 1997 Geotrac, Inc. was an S Corporation.

     Since the above items relate to Geotrac, Inc., its statutory rate of approximately 40% was used to calculate the income tax effect.

(4) The following pro forma adjustments were made to reflect the results of operations for the year ended December 31, 1997 under the Company's new service agreements, which were effective January 1, 1998:

     (g) Reflects outsourcing revenues based on the revised policy and claims administration agreements adopted January 1, 1998. The adjustment reflects (i) a change in the service fee percentage charged for policy administration for certain lines of business, (ii) a change in the claims service fee from a cost reimbursement basis to percentage of earned premium for certain lines of business, (iii) a change in the claims service fee from a percentage of direct incurred losses to a percentage of direct earned premium for certain lines of business, and
         (iv) claims administration revenue related to the Florida Automobile Joint Underwriting Association ("FAJUA") and the Florida Residential Property and Casualty Joint Underwriting Association ("FRPCJUA"). The FAJUA and FRPCJUA contracts are currently in run-off and were charged on a cost reimbursement basis during 1997. Also included is a Pro Forma adjustment to reflect a deferral of claims service fee income based on the 1998 service agreement as claims service fees are being charged on an earned premium basis, which is in advance of the total claims expense that will be recognized by the Company.

     (h) Reflects additional claims adjustment expenses that would have been recognized by the Company during 1997 had it operated under the provisions of the 1998 service agreements. Such expenses were previously passed through to the affiliated companies under the 1997 service agreements.

     (i) Reclassify amounts previously charged to the Company related to fixed assets that were owned by affiliated companies and purchased at their net book value by the Company.

     (j) Reflect interest, at a rate of 8.5%, on two promissory notes entered into to fund equipment purchases from affiliated companies.

     (k) Represents the income tax effects on the year ended December 31, 1997 pro forma adjustments at the statutory rate of 37.63%.

(5) The following is provided for informational purposes only:

     (A) As a result of the acquisition of Geotrac, in June 1998 the Company will write-off (charge to expense) approximately $130,000 of duplicate database costs.

     (B) Effective January 1, 1998, the Company began servicing its affiliated companies automobile lines of insurance under its servicing agreements. Had this servicing commenced January 1, 1997, outsourcing service revenue and cost of outsourcing services would have increased by approximately $2,670,000 and $2,472,000, respectively, for the year ended December 31, 1997.

          INSURANCE MANAGEMENT SOLUTIONS GROUP, INC. AND SUBSIDIARIES

        PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998

                                INSURANCE
                                MANAGEMENT
                                SOLUTIONS
                                GROUP AND                                     PRO FORMA
                               SUBSIDIARIES   GEOTRAC, INC.    COMBINED     ADJUSTMENTS(2)     PRO FORMA(1)
                               ------------   -------------   -----------   --------------     ------------
REVENUES
  Outsourcing services.......  $ 8,655,019     $       --     $ 8,655,019     $      --        $ 8,655,019
  Flood zone determination
     services................    2,290,920      4,572,866       6,863,786            --          6,863,786
                               -----------     ----------     -----------     ---------        -----------
          Total revenues.....   10,945,939      4,572,866      15,518,805            --         15,518,805
                               -----------     ----------     -----------     ---------        -----------
EXPENSES
  Cost of outsourcing
     services................    6,427,537             --       6,427,537      (282,015)(a)      6,145,522
  Cost of flood zone
     determination
     services................    1,192,462      1,874,263       3,066,725            --          3,066,725
  Selling, general and
     administrative..........      922,976        761,866       1,684,842            --          1,684,842
  Management services from
     Parent..................      678,572             --         678,572            --            678,572
  Depreciation and
     amortization............      272,921        360,196         633,117       282,015(a)
                                                                                 47,961(b)         963,093
                               -----------     ----------     -----------     ---------        -----------
                                 9,494,468      2,996,325      12,490,793        47,961         12,538,754
                               -----------     ----------     -----------     ---------        -----------
Operating income.............    1,451,471      1,576,541       3,028,012       (47,961)         2,980,051
Equity in earnings of
  Geotrac, Inc...............      408,138             --         408,138      (408,138)(c)             --
Interest expense.............      (83,190)      (189,607)       (272,797)      (31,800)(d-1)
                                                                                (64,177)(d-2)     (368,774)
                               -----------     ----------     -----------     ---------        -----------
Income before income taxes...    1,776,419      1,386,934       3,163,353      (552,076)         2,611,277
Provision for income taxes...      534,900        554,000       1,088,900       (36,900)(e)      1,052,000
                               -----------     ----------     -----------     ---------        -----------
Net income...................    1,241,519        832,934       2,074,453      (515,176)         1,559,277
Dividends on Preferred Stock
  of Subsidiary..............      133,151             --         133,151            --            133,151
                               -----------     ----------     -----------     ---------        -----------
Net income available for
  common shareholders........  $ 1,108,368     $  832,934     $ 1,941,302     $(515,176)       $ 1,426,126
                               ===========     ==========     ===========     =========        ===========
Net income per common share..  $       .06                                                     $
                               ===========                                                     ===========
Weighted average common
  shares outstanding.........   20,000,000
                               ===========                                                     ===========

                            See accompanying notes.

                               NOTES TO PRO FORMA

            CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998

(1) See the introduction to Pro Forma Condensed Consolidated Financial Information.

(2) The following pro forma adjustments were made to reflect the results of operations as though Geotrac was purchased in its entirety on January 1, 1997.

(a) Reclassify amounts previously charged to the Company related to fixed assets that were owned by affiliated companies and purchased at their net book value by the Company.

(b) Reflects amortization additional goodwill assuming Geotrac was purchased in its entirety on January 1, 1997. Goodwill is being amortized using the straight-line method over a 20 year amortization period.

(c) Eliminate the equity in earnings of Geotrac, which has been reflected historically on the equity method of accounting.

(d-1) Reflect interest, at a rate of 8.5%, on a $1,500,000 promissory note issued as partial purchase consideration for the acquisition of the remaining 51% interest in Geotrac, Inc.

(d-2) Reflect interest, at a rate of 8.5%, on two promissory notes entered into to fund equipment purchases from affiliated companies.

(e) Represents the income tax effects on the three months ended March 31, 1998 pro forma adjustments, not including the equity in earnings of $408,138 and non-deductible goodwill amortization of $47,961, at the statutory rate of 40%.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors of
Insurance Management Solutions Group, Inc.

     We have audited the accompanying consolidated balance sheets of Insurance Management Solutions Group, Inc. and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Insurance Management Solutions Group, Inc. and subsidiaries as of December 31, 1996 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          GRANT THORNTON LLP

Tampa, Florida
May 29, 1998
(Except for Notes 1 and 3
as to which the date is June   , 1998)

     The foregoing auditors report is in form which will be signed upon the consummation of the purchase transaction described in Notes 1 and 3 of the financial statements.

                                          GRANT THORNTON LLP

Tampa, Florida
June 24, 1998

                   INSURANCE MANAGEMENT SOLUTIONS GROUP, INC.
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                               DECEMBER 31,
                                                         ------------------------    MARCH 31,
                                                            1996         1997          1998
                                                         ----------   -----------   -----------
                                                                                    (UNAUDITED)
                        ASSETS
CURRENT ASSETS
  Cash.................................................  $       --   $   115,070   $        --
  Accounts receivable, trade...........................     894,323     1,218,741     1,251,564
  Due from affiliates..................................     903,789     8,834,733     9,220,150
  Prepaid expenses and other assets....................      63,119       108,150       242,984
                                                         ----------   -----------   -----------
          Total current assets.........................   1,861,231    10,276,694    10,714,698
PROPERTY AND EQUIPMENT, net............................   1,446,376     2,331,336     2,334,409
INVESTMENT IN GEOTRAC, INC.............................          --     6,879,291     7,244,397
OTHER ASSETS
  Note receivable -- affiliate.........................          --            --     4,950,000
  Deferred tax assets..................................     128,700            --       111,800
  Other................................................       4,935        44,384        63,221
                                                         ----------   -----------   -----------
          Total assets.................................  $3,441,242   $19,531,705   $25,418,525
                                                         ==========   ===========   ===========
         LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Current portion of long-term debt....................  $  315,500   $ 1,522,822   $ 1,037,404
  Note payable.........................................     600,000       600,000       600,000
  Accounts payable, trade..............................      53,519       271,165       318,357
  Due to affiliates....................................      26,303     2,889,212     4,590,788
  Employee related accrued expenses....................     570,312     1,850,553     1,486,691
  Other accrued expenses...............................     241,257       596,424       604,126
  Income taxes payable to Parent.......................     472,729     2,239,058     2,888,160
  Deferred revenue.....................................       6,811       455,827        93,993
                                                         ----------   -----------   -----------
          Total current liabilities....................   2,286,431    10,425,061    11,619,519
LONG-TERM DEBT, less current portion...................     894,475     2,186,653     1,920,647
NOTE PAYABLE -- AFFILIATE..............................          --            --     4,950,000
COMMITMENTS AND CONTINGENCIES
PREFERRED STOCK OF SUBSIDIARY..........................          --     6,750,000     6,750,000
SHAREHOLDERS' EQUITY
  Preferred Stock, $.01 par value; 20,000,000 shares
     authorized, no shares issued and outstanding......          --            --            --
  Common Stock, $.01 par value; 100,000,000 shares
     authorized, 20,000,000 shares issued and
     outstanding.......................................     200,000       200,000       200,000
  Additional paid-in capital (deficit).................      60,336       (30,009)      (30,009)
  Retained earnings....................................          --            --         8,368
                                                         ----------   -----------   -----------
          Total shareholders' equity...................     260,336       169,991       178,359
                                                         ----------   -----------   -----------
          Total liabilities and shareholders' equity...  $3,441,242   $19,531,705   $25,418,525
                                                         ==========   ===========   ===========

 The accompanying notes are an integral part of these consolidated statements.

                   INSURANCE MANAGEMENT SOLUTIONS GROUP, INC.
                                AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                                         THREE MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,                   MARCH 31,
                                            ---------------------------------------   -------------------------
                                               1995          1996          1997          1997          1998
                                            -----------   -----------   -----------   -----------   -----------
                                                                                             (UNAUDITED)
REVENUES
  Outsourcing services -- affiliated......  $ 3,443,628   $ 4,787,772   $29,114,601   $ 6,764,655   $ 8,493,788
  Outsourcing services....................           --       337,458       599,443        91,702       161,231
                                            -----------   -----------   -----------   -----------   -----------
                                              3,443,628     5,125,230    29,714,044     6,856,357     8,655,019
  Flood zone determination services.......    5,126,926     7,705,240     8,791,935     1,947,193     2,290,920
                                            -----------   -----------   -----------   -----------   -----------
         Total revenues...................    8,570,554    12,830,470    38,505,979     8,803,550    10,945,939
                                            -----------   -----------   -----------   -----------   -----------
EXPENSES
  Cost of outsourcing services............    2,954,766     3,895,801    21,988,824     5,019,131     6,427,537
  Cost of flood zone determination
    services..............................    3,415,023     5,362,154     4,763,723       974,046     1,192,462
  Selling, general and administrative.....      804,003     1,121,467     3,026,388       726,877       922,976
  Management services from Parent.........      724,904     1,053,546     2,343,866       585,966       678,572
  Depreciation and amortization...........      184,155       309,188       683,672       116,133       272,921
                                            -----------   -----------   -----------   -----------   -----------
         Total expenses...................    8,082,851    11,742,156    32,806,473     7,422,153     9,494,468
                                            -----------   -----------   -----------   -----------   -----------
OPERATING INCOME..........................      487,703     1,088,314     5,699,506     1,381,397     1,451,471
EQUITY IN EARNINGS OF GEOTRAC, INC. ......           --            --       201,009            --       408,138
INTEREST EXPENSE..........................       71,493        75,350       149,345        35,466        83,190
                                            -----------   -----------   -----------   -----------   -----------
INCOME BEFORE PROVISION FOR INCOME
  TAXES...................................      416,210     1,012,964     5,751,170     1,345,931     1,776,419
PROVISION FOR INCOME TAXES................      162,400       396,000     2,112,200       512,900       534,900
                                            -----------   -----------   -----------   -----------   -----------
NET INCOME................................      253,810       616,964     3,638,970       833,031     1,241,519
DIVIDENDS ON PREFERRED STOCK OF
  SUBSIDIARY..............................           --            --       229,315            --       133,151
                                            -----------   -----------   -----------   -----------   -----------
NET INCOME AVAILABLE FOR COMMON
  SHAREHOLDERS............................  $   253,810   $   616,964   $ 3,409,655   $   833,031   $ 1,108,368
                                            ===========   ===========   ===========   ===========   ===========
NET INCOME PER COMMON SHARE...............  $       .01   $       .03   $       .17   $       .04   $       .06
                                            ===========   ===========   ===========   ===========   ===========
Weighted average common shares
  outstanding.............................   20,000,000    20,000,000    20,000,000    20,000,000    20,000,000
                                            ===========   ===========   ===========   ===========   ===========

 The accompanying notes are an integral part of these consolidated statements.

                   INSURANCE MANAGEMENT SOLUTIONS GROUP, INC.
                                AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                             ADDITIONAL
                                                              PAID-IN      RETAINED
                                                   COMMON     CAPITAL      EARNINGS
                                                   STOCK     (DEFICIT)     (DEFICIT)       TOTAL
                                                  --------   ----------   -----------   -----------
Balance at January 1, 1995......................  $200,000   $  (9,000)   $   (66,138)  $   124,862
  Capital contribution from Parent..............        --     150,000             --       150,000
  Net income....................................        --          --        253,810       253,810
                                                  --------   ---------    -----------   -----------
Balance at December 31, 1995....................   200,000     141,000        187,672       528,672
  Capital contribution from Parent..............        --     114,700             --       114,700
  Cash dividends to Parent......................        --    (195,364)      (804,636)   (1,000,000)
  Net income....................................        --          --        616,964       616,964
                                                  --------   ---------    -----------   -----------
Balance at December 31, 1996....................   200,000      60,336             --       260,336
  Cash dividends to Parent......................        --     (90,345)    (3,409,655)   (3,500,000)
  Cash dividend declared on Preferred Stock of
     Subsidiary.................................        --          --       (229,315)     (229,315)
  Net income....................................        --          --      3,638,970     3,638,970
                                                  --------   ---------    -----------   -----------
Balance at December 31, 1997....................   200,000     (30,009)            --       169,991
  Cash dividend declared on Preferred Stock of
     Subsidiary (unaudited).....................        --          --       (133,151)     (133,151)
  Cash dividend declared to Parent
     (unaudited)................................        --          --     (1,100,000)   (1,100,000)
  Net income (unaudited)........................        --          --      1,241,519     1,241,519
                                                  --------   ---------    -----------   -----------
Balance at March 31, 1998 (unaudited)...........  $200,000   $ (30,009)   $     8,368   $   178,359
                                                  ========   =========    ===========   ===========

  The accompanying notes are an integral part of this consolidated statement.

                   INSURANCE MANAGEMENT SOLUTIONS GROUP, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                          THREE MONTHS ENDED
                                                      YEAR ENDED DECEMBER 31,                 MARCH 31,
                                               -------------------------------------   ------------------------
                                                 1995         1996          1997          1997          1998
                                               ---------   -----------   -----------   -----------   ----------
                                                                                             (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.................................  $ 253,810   $   616,964   $ 3,638,970   $   833,031   $1,241,519
  Adjustments to reconcile net income to net
    cash provided by operating activities:
    Depreciation and amortization............    184,155       309,188       683,672       116,133      272,921
    Loss on disposal of property and
      equipment..............................      7,124        72,726         2,329            --           --
    Equity in earnings of Geotrac, Inc.......         --            --      (201,009)           --     (408,138)
    Deferred income taxes, net...............     (4,200)     (119,800)      131,000        35,300     (114,100)
    Changes in assets and liabilities:
      Accounts receivable....................   (379,694)     (179,713)     (324,418)     (164,706)     (32,823)
      Prepaid expenses and other current
         assets..............................     (7,075)      (11,751)      (45,031)       (9,618)    (134,834)
      Other assets...........................         --        (4,935)      (40,394)        1,391      (18,837)
      Accounts payable, trade................    290,755      (301,090)      217,646       631,626       47,192
      Employee related accrued expenses......    196,858       136,210     1,280,241       424,470     (363,862)
      Other accrued expenses.................    147,516        79,591       123,552       (81,042)    (123,149)
      Income taxes payable to Parent.........    137,127       365,515     1,766,329       371,351      649,102
      Deferred revenue.......................      4,861          (153)      449,016        62,328       81,870
                                               ---------   -----------   -----------   -----------   ----------
         Net cash provided by operating
           activities........................    831,237       962,752     7,681,903     2,220,264    1,096,861
                                               ---------   -----------   -----------   -----------   ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Investment in Geotrac, Inc.................         --            --    (6,750,000)           --           --
  Purchases of property and equipment........   (464,048)   (1,011,807)   (1,498,298)     (240,979)    (232,962)
                                               ---------   -----------   -----------   -----------   ----------
         Net cash used in investing
           activities........................   (464,048)   (1,011,807)   (8,248,298)     (240,979)    (232,962)
                                               ---------   -----------   -----------   -----------   ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings under line of credit........    213,000            --            --            --           --
  Proceeds from issuance of Preferred Stock
    of Subsidiary............................         --            --     6,750,000            --           --
  Proceeds from the issuance of debt.........         --     1,054,000     2,815,000            --           --
  Repayment of debt..........................   (122,000)     (122,025)     (315,500)      (78,875)    (751,424)
  Cash dividends paid to Parent..............         --    (1,000,000)   (3,500,000)           --           --
  Capital contribution from Parent...........    150,000       114,700            --            --           --
  Net advances to affiliates.................   (573,847)      (34,886)   (5,068,035)   (1,900,410)    (227,545)
                                               ---------   -----------   -----------   -----------   ----------
         Net cash provided by (used in)
           financing activities..............   (332,847)       11,789       681,465    (1,979,285)    (978,969)
                                               ---------   -----------   -----------   -----------   ----------
INCREASE (DECREASE) IN CASH..................     34,342       (37,266)      115,070            --     (115,070)
CASH, beginning of year......................      2,924        37,266            --            --      115,070
                                               ---------   -----------   -----------   -----------   ----------
CASH, end of year............................  $  37,266   $        --   $   115,070   $        --   $       --
                                               =========   ===========   ===========   ===========   ==========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  ACTIVITIES:
  Cash paid for:
    Interest.................................  $  71,493   $    75,350   $   149,345   $    35,466   $   83,190
                                               =========   ===========   ===========   ===========   ==========
    Income taxes.............................  $  50,000   $   150,290   $   214,743   $        --   $       --
                                               =========   ===========   ===========   ===========   ==========
  Non-cash financing activities:
    Preferred Stock dividend accrual.........  $      --   $        --   $   229,315   $        --   $  133,151
                                               =========   ===========   ===========   ===========   ==========
    Dividend declared to Parent..............  $      --   $        --   $        --   $        --   $1,100,000
                                               =========   ===========   ===========   ===========   ==========

 The accompanying notes are an integral part of these consolidated statements.

                   INSURANCE MANAGEMENT SOLUTIONS GROUP, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  DESCRIPTION OF ORGANIZATION AND BUSINESS

     Insurance Management Solutions Group, Inc. ("IMSG") is a holding company that was incorporated in the State of Florida in December 1996 by its parent, Bankers Insurance Group ("BIG" or the "Parent"), which contributed to IMSG two of its wholly-owned operating subsidiaries, Insurance Management Solutions, Inc. ("IMS") and Bankers Hazard Determination Services, Inc. ("BHDS"), which were previously formed in August 1991 and June 1988, respectively. IMSG, IMS and BHDS are hereinafter collectively known as the "Company". In July 1997, the Company acquired a 49% interest in Geotrac, Inc. and, in June 1998 acquired the remaining 51% interest.

     The Company operates in two major business segments: providing outsourcing services to the property and casualty insurance industry with an emphasis on flood insurance; and providing flood zone determinations primarily to insurance companies and financial institutions. The Company's outsourcing services, which are provided by IMS, include policy and claims administration (policy issuance, billing and collection functions, claims adjusting and processing) and information technology services. The Company's flood zone determination services are provided by BHDS and Geotrac, Inc.

     Prior to 1997, the Company's outsourcing services principally related to information technology services provided to BIG and its other affiliates on a cost reimbursement basis. Commencing in 1997, the Company also provided, on a fee basis, policy and claims administration services, previously provided by BIG and its other affiliates, related to flood and homeowners insurance lines accounting for approximately 55% of total outsourcing revenues for 1997, and 51% and 95% for the three months ended March 31, 1997 and 1998, respectively. Starting in 1998, the automobile insurance line has also been added to these services. During 1997, the Company also provided claims administration services to its affiliates on all other insurance lines on a cost reimbursement basis accounting for approximately 29% of total outsourcing revenues. In 1998, the company receives a fee for claims administration on these insurance lines similar to that for flood, homeowners and automobile lines. In addition, in 1998, third-party claims adjustment costs, such as outside appraisers, are recognized by the Company. In 1997, these costs were paid and absorbed by the Company's affiliates.

     The Company is substantially dependent on the business of its affiliated insurance companies under the common control of BIG as the Company derives a substantial portion of its revenue from outsourcing services provided to these affiliated companies and its Parent.

     See Notes 2 and 12 for further organization and business information.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     The formation of IMSG as described in Note 1, is reflected in the financial statements retroactively on a historical cost basis as if the entities under common control had been consolidated for all years presented. IMSG, IMS and BHDS have historically maintained separate accounting records as their operations have generally been on a stand-alone basis in regards to BIG and its other affiliates.

     The Company, under a management agreement with BIG, is charged a management fee for common costs that are incurred by its Parent on behalf of all affiliated companies. Management services include human resources, legal, corporate planning and communications, cash management, certain executive management and rent. The basis of allocation for the management services is employee head counts and estimates of time incurred, which management believes to be a reasonable basis of allocation.

     In January 1998, the Board of Directors increased the amount of the Company's authorized shares of Common Stock from 1,000,000 to 100,000,000 shares and changed the Common Stock's par value from $1.00 to $.01 per share. Effective May 8, 1998, the Company declared a stock dividend of 40,000 shares of Common

                   INSURANCE MANAGEMENT SOLUTIONS GROUP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
Stock for each share of Common Stock then outstanding, resulting in an increase in the number of outstanding shares of Common Stock from 500 to 20,000,000 shares. This recapitalization has been retroactively reflected in the financial statements.

     In May 1998, the Board of Directors declared a cash dividend payable to its Parent in the amount of $1,100,000. This dividend has been reflected at March 31, 1998 in the accompanying consolidated balance sheet.

  Principles of Consolidation

     The consolidated financial statements include the accounts of Insurance Management Solutions Group, Inc. and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Prior to June 1998, the Company's investment in Geotrac, Inc. was accounted for using the equity method since the Company owns less than 50% and has a significant but not controlling influence (See Note 3).

  Use of Estimates

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash Equivalents

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. There were no cash equivalents at December 31, 1995, 1996 and 1997, and March 31, 1998.

     The Company maintains a zero balance account arrangement with its Parent. As a result of this funding arrangement, the Company has a negative cash balance for financial reporting purposes representing checks that have been issued but that have not yet been presented to the bank for payment. Such negative cash balances have been reclassified to accounts payable in the accompanying consolidated balance sheets.

  Accounts Receivable, Trade and Concentration of Credit Risk

     Accounts receivable, trade represents amounts due from BHDS' customers. BHDS provides flood zone determination services to insurance companies and financial institutions. Credit is granted to customers of BHDS based on management's assessment of their credit worthiness. There was no allowance for doubtful accounts related to accounts receivable, trade for all periods presented in the accompanying consolidated financial statements.

  Property and Equipment

     Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are provided for using the straight-line method over the assets' estimated service lives. Accelerated methods are used for tax purposes.

                   INSURANCE MANAGEMENT SOLUTIONS GROUP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) Impairment of Long-Lived Assets

     The Company evaluates the recoverability of its long-lived assets (including goodwill) in accordance with Statement of Financial Accounting Standards No. 121, ("SFAS No. 121"), Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. SFAS No. 121 requires long-lived assets to be reviewed for impairment whenever circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment is recognized to the extent the sum of undiscounted estimated future cash flows expected to result from the use of the asset is less than the carrying value.

  Revenue Recognition and Deferred Revenue

     Revenue generated from outsourcing and flood zone determination services are recognized as services are provided.

     In 1997, the Company's affiliated service arrangements, as they pertain to policy administration, resulted in deferred revenue being recorded as the related fees are billed and payable based on a percentage of the customers' premiums written which is in advance of a portion of the administrative services being performed by the Company. In 1998, the service arrangements were changed so that fees related to policy administration services are billed based on a percentage of written and earned premiums, which generally eliminates the need for any deferral. The transition from the 1997 service arrangements to the 1998 service agreements resulted in the Company reclassifying on January 1, 1998 deferred revenue of $443,704 recorded at December 31, 1997 to due to affiliates.

     In 1998, the affiliated service agreements as they pertain to claims administration, resulted in deferred revenue being recorded as the related fees are billed and payable based on a percentage of the customers' earned premiums which is in advance of a portion of the total claims expense that will be incurred by the Company. In 1997, deferred revenue related to claims administration was not recorded, as the Company was paid, either on a fee or cost reimbursement basis, as the claims and related expenses were incurred. The Company, in 1998, estimates the deferred revenue amounts based on several factors including actual historical claims expense and related development factors. The transition from the 1997 to the 1998 service agreements resulted in the Company recording, at January 1, 1998, deferred revenue of approximately $2,138,000 along with a due from affiliates for the same amount, representing the Company's estimated future cost of servicing claims associated with premiums earned prior to December 31, 1997.

     Under the affiliated claims service agreements, the payment of claim costs associated with the litigation of the claims remains the customers' responsibility. In addition, the agreements contain a catastrophe provision under which the Company would be reimbursed for costs associated with independent adjusters and appraisers when indemnity losses from a single event exceed $2,000,000, subject to a cap of 5% of direct incurred losses from that storm.

     In connection with the Company's outsourcing and flood zone determination services, the Company has recorded deferred revenues totaling $2,231,993 at March 31, 1998, of which $2,138,000 represents amounts billed and due from its affiliates. As such, for financial statement reporting purposes, the $2,138,000 amount has been netted against due from affiliates at March 31, 1998.

  Income Taxes

     The Company accounts for income taxes on the liability method, as provided by SFAS No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates

                   INSURANCE MANAGEMENT SOLUTIONS GROUP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) which will be in effect when these differences reverse. Deferred tax expense is the result of changes in deferred tax assets and liabilities. The Company's results of operations are included in the consolidated federal and state income tax returns of its Parent. As provided by SFAS No. 109 and in accordance with the intercompany tax sharing/allocation agreement with its Parent and affiliates, income taxes are determined by the amount that would have been due and payable had the Company filed a separate income tax return. Income taxes payable, in the accompanying consolidated balance sheets, represents amounts due to the Company's Parent.

  Net Income Per Common Share

     Net income per common share, which represents both basic and diluted earnings per share since no dilutive securities were outstanding for all periods presented, is computed by dividing net income available to common shareholders by the weighted average common shares outstanding.

  Fair Value of Financial Instruments

     The carrying amount of the Company's financial instruments, which include cash, accounts receivable, due from affiliates, accounts payable, due to affiliates and debt, approximate fair value due to the short maturity of those instruments. The Company considers the fixed and variable rate debt instruments to be representative of current market interest rates and, accordingly, the recorded amounts approximate their present fair market value.

  New Accounting Pronouncement Not Yet Adopted

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, Reporting of Comprehensive Income, which establishes standards of reporting and displaying of comprehensive income and its components (revenues, expenses, gains and losses) in the financial statements. SFAS No. 130 requires comprehensive income to be reported with the same prominence as other items in the financial statements. This statement is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods presented for comparative purposes is required. The Company does not anticipate that adoption of SFAS No. 130 will have a material effect on the consolidated financial statements.

  Unaudited Financial Statements

     The unaudited financial statements and the related notes thereto for March 31, 1997 and 1998 include all normal and recurring adjustments, which in the opinion of management are necessary for a fair presentation and are prepared on the same basis as the audited annual financial statements. The interim results are not necessarily indicative of the results that may be expected for the full year.

NOTE 3.  INVESTMENT IN GEOTRAC, INC.

     On July 31, 1997, the Company, through its subsidiary, BHDS, acquired a 49% interest in YoSystems, Inc. ("YoSystems"). YoSystems concurrently acquired all of the issued and outstanding shares of capital stock of SMS Geotrac, Inc. SMS Geotrac, Inc. merged into YoSystems, with YoSystems becoming the surviving entity, which then changed its name to Geotrac, Inc. The Company acquired its 49% interest in YoSystems for $6,750,000 in cash. YoSystems entered into a term note for $8,750,000 to provide additional funds required to fund the total purchase price of $15,000,000.

                   INSURANCE MANAGEMENT SOLUTIONS GROUP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 3.  INVESTMENT IN GEOTRAC, INC. -- (CONTINUED)
     The following table represents summarized financial information of Geotrac, Inc. for the period August 1, 1997 to December 31, 1997 and the three-month period ended March 31, 1998:

                                                              FOR THE PERIOD      THREE
                                                                AUGUST 1,        MONTHS
                                                                 1997 TO          ENDED
                                                               DECEMBER 31,     MARCH 31,
                                                                   1997           1998
                                                              --------------   -----------
                                                                               (UNAUDITED)
Condensed Statements of Income:
  Total revenues............................................   $ 6,336,025     $ 4,572,866
  Operating income..........................................     1,001,775       1,576,541
  Net income................................................       410,222         832,934
Condensed Balance Sheets:
  Current assets............................................     4,693,232       5,465,648
  Noncurrent assets.........................................    13,943,450      13,646,753
  Current liabilities.......................................     3,291,024       3,637,872
  Non-current liabilities...................................     8,219,856       7,515,793
  Shareholders' equity......................................     7,125,802       7,958,736

     The investment in Geotrac, Inc. includes unamortized goodwill of $3,442,500 recognized on August 1, 1997. Goodwill is being amortized on a straight-line basis over its estimated economic useful life of 20 years. Accumulated amortization amounted to $71,718 and $114,750 at December 31, 1997 and March 31, 1998, respectively.

     In connection with the acquisition, the Company and Geotrac, Inc. entered into a Cross-License Agreement in which the flood zone databases of each company were made available to one another in exchange for specified license fees. In addition to the use of each Company's database, Geotrac, Inc. is primarily responsible for the development, modification and maintenance of the respective databases. Total amounts incurred during 1997 and the three months ended March 31, 1998 for maintenance of the databases amounted to $129,056 and $74,736, respectively. The Company incurred $125,627 and $77,437 for usage of Geotrac, Inc.'s database for 1997 and the three months ended March 31, 1998, respectively.

     In June 1998, the Company, acquired the remaining 51% of the outstanding shares of Geotrac, Inc.'s common stock for a total consideration of $7,994,250 consisting of:

       shares of the Company's common stock valued at
  $       per share, the estimated initial public offering
  price.....................................................  $5,766,181
Promissory note.............................................   1,500,000
Cash........................................................     728,069
                                                              ----------
                                                              $7,994,250
                                                              ==========

     This transaction, along with the July 1997 investment in Geotrac, Inc. resulted in goodwill of approximately $16,000,000 being recognized on a consolidated basis. Goodwill is being amortized using the straight-line method over a 20 year period. Geotrac, Inc. merged into BHDS, with BHDS as the surviving company, which subsequently changed its name to Geotrac, Inc. In addition, the Cross-License Agreement with BHDS, referred to above, has been terminated along with any amounts due to each other, which were not insignificant.

                   INSURANCE MANAGEMENT SOLUTIONS GROUP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 4.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                           DECEMBER 31,
                                            LIFE     ------------------------    MARCH 31,
                                           (YEARS)      1996         1997          1998
                                           -------   ----------   -----------   -----------
                                                                                (UNAUDITED)
Computer equipment and acquired
  software...............................   3-5      $1,475,970   $ 2,864,348   $ 3,061,970
Office furniture and equipment...........    5          545,773       575,940       610,090
Leasehold improvements...................    5           31,673        31,673        31,673
Maps and map database....................    5          107,633       194,954       194,954
                                                     ----------   -----------   -----------
                                                      2,161,049     3,666,915     3,898,687
Less -- accumulated depreciation and
  amortization...........................              (714,673)   (1,335,579)   (1,564,278)
                                                     ----------   -----------   -----------
                                                     $1,446,376   $ 2,331,336   $ 2,334,409
                                                     ==========   ===========   ===========

     Depreciation and amortization expense was $184,155, $309,188, and $611,954 in 1995, 1996 and 1997, respectively, and $116,133 and $229,889 for the three months ended March 31, 1997 and 1998, respectively.

NOTE 5.  NOTE PAYABLE

     The Company has a revolving line of credit agreement with a bank that provides for borrowings of up to $600,000 subject to 80% of eligible receivables, as defined. Interest is payable monthly at the bank's prime rate plus 1% (9.5% at December 31, 1997). The principal balance plus accrued interest are due on demand. The note is collateralized by the eligible receivables.

NOTE 6.  NOTE RECEIVABLE AND PAYABLE -- AFFILIATE

     On March 31, 1998, the Company entered into a promissory note with an affiliate that had previously advanced funds to the Company. This note has an interest rate of 8.5%, with principal and accrued interest due in April 1999.

     On April 1, 1998, the Company entered into a note receivable from an affiliate for a portion of the due from affiliate balance at March 31, 1998 totaling $4.95 million. This note has an interest rate of 8.5% with principal and accrued interest due to the Company in April 1999. At March 31, 1998, this portion of the due from affiliate balance representing the $4.95 million has been reflected in the financial statements as a non-current note receivable.

     In May 1998, the Company entered into a sales and assignment agreement with certain affiliated companies whereby certain assets were transferred and assigned to the Company, effective April 1998, for use in its business. The assets, consisting of telephone equipment and computer hardware and software, were transferred at their net book value as of the date of transfer. The Company paid consideration consisting of $325,075 in cash and entered into two promissory notes amounting to $2,802,175. The notes require monthly installment payments of $10,417 plus accrued interest and mature on April 1, 1999 and December 2000. In addition, the Company assumed the existing leases relating to various computer equipment.

                   INSURANCE MANAGEMENT SOLUTIONS GROUP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 7.  LONG-TERM DEBT

     Long-term debt consists of the following:

                                                         DECEMBER 31,
                                                    ----------------------    MARCH 31,
                                                      1996         1997         1998
                                                    --------    ----------   -----------
                                                                             (UNAUDITED)
Note payable to bank, interest at a fixed rate of
  8.19%, due in monthly principal and interest
  installments of $66,965, with the final payment
  due December 2000, collateralized by certain
  fixed assets of the Company..................... $      --    $2,131,000   $1,972,162
Note payable to bank, interest at the lender's
  base lending rate (8.5% at December 31, 1997),
  due in monthly principal installments of
  $16,854, plus accrued interest thereon, with the
  final payment due December 2000, collateralized
  by certain fixed assets of the Company and
  guaranteed by the Company's Parent..............   809,000       606,750      556,187
Promissory note to bank, interest at a fixed rate
  of 8.19%, due at maturity on February 28, 1998,
  collateralized by certain fixed assets of the
  Company.........................................        --       500,000           --
Notes payable to banks, interest at both fixed
  (8.19%) and at the lender's base lending rate
  (8.5% at December 31, 1997), due in monthly
  principal installments ranging from $1,000 to
  $5,104, with the final payments due ranging from
  December 1999 to 2000, collateralized by certain
  fixed assets of the Company, with certain notes
  guaranteed by the Company's Parent..............   400,975       471,725      429,702
                                                   ---------    ----------   ----------
                                                   1,209,975     3,709,475    2,958,051
Less current maturities...........................   315,500     1,522,822    1,037,404
                                                   ---------    ----------   ----------
                                                   $ 894,475    $2,186,653   $1,920,647
                                                   =========    ==========   ==========

     Certain of the Company's debt agreements contain cross-default provisions whereby the Company's debt instruments could be in default if any of the Company's affiliates are in default on debt instruments with the same financial institution. In the opinion of management, all debt of the Company and of BIG and its affiliates was in compliance with required debt covenants. The Company anticipates it will repay all of its debt instruments containing cross-default provisions from the proceeds received from the contemplated initial public offering.

     Aggregate maturities of long-term debt are as follows for the years ended December 31:

1998........................................................  $1,522,822
1999........................................................   1,083,819
2000........................................................   1,102,834
                                                              ----------
                                                              $3,709,475
                                                              ==========

NOTE 8.  PREFERRED STOCK OF SUBSIDIARY

     In connection with the Company's purchase of a 49% interest in Geotrac, Inc., BHDS issued non-cumulative, 8% Preferred Stock to a corporation owned by the half-brother of a director of the Company. The

                   INSURANCE MANAGEMENT SOLUTIONS GROUP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 8. PREFERRED STOCK OF SUBSIDIARY -- (CONTINUED) related party funded the Preferred Stock purchase by entering into a note agreement with a bank. The Preferred Stock served as collateral on the bank note and the Company acts as a guarantor. On May 8, 1998, IMSG repurchased the outstanding Preferred Stock of BHDS in exchange for a note in the same amount. The note is payable in its entirety on December 31, 1998 and accrues interest at 8.5%. Subsequent to May 8, 1998, the Preferred Stock of BHDS, currently held by IMSG, was exchanged for 675,000 shares of 8 1/2% cumulative Preferred Stock of BHDS. The non-cumulative 8% Preferred Stock was then retired. The new Preferred Stock serves as collateral on the bank note held by the related party. Dividends declared on the Preferred Stock for 1997 and the three months ended March 31, 1998 were $229,315 and $133,151, respectively.

NOTE 9.  SHAREHOLDERS' EQUITY

  Long Term Incentive Plan

     The Long-Term Incentive Plan (the "Incentive Plan") has been adopted by the Company's Board of Directors and is expected to be approved by the shareholders of the Company prior to the consummation of the contemplated initial public
offering. A total of        shares of Common Stock may be issued pursuant to the
Incentive Plan. The Incentive Plan provides for the grant of incentive or nonqualified stock options to purchase shares of Common Stock. Upon the completion of the contemplated initial public offering, the executive officers
of the Company will be granted options to purchase a total of        shares of
Common Stock at the initial public offering price. The options expire on the tenth anniversary of the date of grant. Options shall become exercisable over a period of five years in equal amounts.

  Non-Employee Directors' Stock Option Plan

     The Non-Employee Directors' Stock Option Plan (the "Non-Employee Director Plan") has been adopted by the Company's Board of Directors and is expected to be approved by the shareholders of the Company prior to the consummation of the contemplated initial public offering. The Non-Employee Director Plan provides
for the grant of nonqualified stock options to purchase up to        shares of
Common Stock to members of the Board of Directors who are not employees of the Company. Each non-employee director shall be granted options to purchase shares of Common Stock as of the adjournment of each annual meeting of shareholders of the Company. In addition, each non-employee director shall be
granted options to purchase an additional    shares of Common Stock (
shares in the event the non-employee director is absent from, arrives late for, or departs early from, such meeting) upon the adjournment of each regularly scheduled quarterly meeting of the Board of Directors (other than following the annual meeting of shareholders). All options granted will have an exercise price equal to the fair market value of the Common Stock as of the date of grant, will become exercisable on the date of grant, and will expire on the sixth anniversary of the date of grant.

  Non-Qualified Stock Option Plan

     The Non-Qualified Stock Option Plan (the "Non-Qualified Plan") has been adopted by the Company's Board of Directors and is expected to be approved by the shareholders of the Company prior to the consummation of the contemplated initial public offering. The Non-Qualified Plan provides for the grant of
non-qualified stock options to purchase up to        shares of Common Stock.
Upon the completion of the contemplated initial public offering, options to
purchase        shares of Common Stock at the initial public offering price will be granted to certain executive officers of BIG. All of such options expire on the tenth anniversary of the date of grant. Options shall become exercisable over a period of five years in equal amounts.

                   INSURANCE MANAGEMENT SOLUTIONS GROUP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 9.  SHAREHOLDERS' EQUITY -- (CONTINUED)
  Preferred Stock

     The Company is authorized to issue 20,000,000 shares of Preferred Stock, $.01 par value per share. The Board of Directors has the authority, without any further vote or action by the Company's shareholders, to issue Preferred Stock in one or more series and to fix the number of shares, designations, relative rights (including voting rights), preferences, and limitations of those series to the full extent now or hereafter permitted by Florida law. The Company has no present intention to issue shares of Preferred Stock, although it may determine to do so in the future.

NOTE 10.  INCOME TAXES

     The provision for income taxes is summarized as follows:

                                                                           THREE MONTHS
                                         YEAR ENDED DECEMBER 31,          ENDED MARCH 31,
                                     --------------------------------   -------------------
                                       1995       1996        1997        1997       1998
                                     --------   --------   ----------   --------   --------
                                                                            (UNAUDITED)
Current:
  Federal..........................  $142,200   $441,600   $1,686,500   $403,600   $554,100
  State............................    24,400     70,200      294,700     74,000     94,900
                                     --------   --------   ----------   --------   --------
                                      166,600    511,800    1,981,200    477,600    649,000
                                     --------   --------   ----------   --------   --------
Deferred:
  Federal..........................    (3,600)   (98,900)     112,400     29,500    (98,000)
  State............................      (600)   (16,900)      18,600      5,800    (16,100)
                                     --------   --------   ----------   --------   --------
                                       (4,200)  (115,800)     131,000     35,300   (114,100)
                                     --------   --------   ----------   --------   --------
                                     $162,400   $396,000   $2,112,200   $512,900   $534,900
                                     ========   ========   ==========   ========   ========

     Reconciliation of the federal statutory income tax rate of 34% to the effective income tax rate is as follows:

                                                                           THREE MONTHS
                                        YEAR ENDED DECEMBER 31,          ENDED MARCH 31,
                                    --------------------------------   --------------------
                                      1995       1996        1997        1997       1998
                                    --------   --------   ----------   --------   ---------
                                                                           (UNAUDITED)
Federal income taxes, at statutory
  rates...........................  $141,500   $344,400   $1,955,400   $457,600   $ 604,000
State taxes, net of federal
  benefit.........................    15,700     35,200      206,800     48,900      64,500
Equity in earnings of Geotrac,
  Inc.............................        --         --      (68,300)        --    (138,800)
Other, net........................     5,200     16,400       18,300      6,400       5,200
                                    --------   --------   ----------   --------   ---------
                                    $162,400   $396,000   $2,112,200   $512,900   $ 534,900
                                    ========   ========   ==========   ========   =========

                   INSURANCE MANAGEMENT SOLUTIONS GROUP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 10.  INCOME TAXES -- (CONTINUED)
     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the corresponding amounts used for income tax reporting purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                           DECEMBER 31,
                                                        -------------------    MARCH 31,
                                                          1996       1997        1998
                                                        --------   --------   -----------
                                                                              (UNAUDITED)
Deferred tax assets
  Non-deductible items, principally vacation pay......  $183,900   $172,400    $241,000
Deferred tax liability
  Depreciation and fixed asset bases differences......   (55,200)  (174,700)   (101,200)
  Other...............................................        --         --     (28,000)
                                                        --------   --------    --------
Net deferred tax asset (liability)....................  $128,700   $ (2,300)   $111,800
                                                        ========   ========    ========

NOTE 11.  COMMITMENTS AND CONTINGENCIES

  Risks and Uncertainties

     The Company derives a substantial portion of its revenues from outsourcing services provided to its principal shareholder, BIG. The Company has entered into contracts with BIG pursuant to which it will continue to provide administrative services to BIG (See Note 12). Any loss of or material decrease in the business from BIG could have a material adverse effect on the business, financial condition and results of operations of the Company. The Company's future financial condition and results of operations will depend to a significant extent upon the commercial success of BIG and its continued willingness to utilize the Company's services. Any significant downturn in the business of BIG or its commitment in utilizing the Company's services could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company's business is dependent upon various factors, such as general economic conditions and weather patterns, that are beyond its control. For example, the demand for flood zone determinations by lenders and their customers is directly related to the affordability of mortgage financing and refinancing. Current interest rates are relatively low and therefore conducive to a higher volume of mortgage lending and flood zone determinations. An increase in interest rates would have a negative impact on mortgage lending and consequently also on the level of flood zone determinations requested. Fluctuations in interest rates will likely produce fluctuations in the Company's earnings and operating results. Likewise, natural disasters such as hurricanes, tornadoes and floods, all of which are unpredictable, directly impact the demand for both the Company's outsourcing and flood zone determination services.

  Legal Proceedings

     Bankers Insurance Company ("BIC"), the Company's principal customer and a wholly-owned subsidiary of BIG, is currently subject to an investigation by the Florida Department of Insurance (the "DOI") stemming from BIC's use of a private investigator to gather information on a DOI employee. In a separate action, certain officers and employees of BIC and the Company have been subpoenaed by the Federal Emergency Management Agency ("FEMA") to produce documentation in connection with FEMA's investigation of, among other things, certain cash management practices. The management of BIC and the Company do not believe the outcome of these investigations will have a material adverse effect on the business, financial condition or results of operations of BIC or the Company. Since the investigations are in the early stages, it is impossible at this time to predict the ultimate outcome of these investigations.

                   INSURANCE MANAGEMENT SOLUTIONS GROUP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 11.  COMMITMENTS AND CONTINGENCIES -- (CONTINUED)
     The Company is involved in various legal actions arising in the ordinary course of business. Management cannot predict the outcome of these matters. It is management's belief, after discussion with legal counsel, that the ultimate resolution of these actions will not have a material adverse effect on the Company's financial position, results of operations, or liquidity.

  Tax Examination

     The Company's ultimate parent, Bankers International Financial Corporation, is currently undergoing an income tax examination by the Internal Revenue Service related to the years 1995 and 1996; however, no assessment has been levied. While it is not possible to determine with certainty the outcome of these matters, in the opinion of management, the eventual resolution of the examination will not have a material adverse effect on the Company's financial position, results of operations, or liquidity.

  Employment Agreements

     The Company entered into employment agreements with certain members of its executive management team, which will be effective on completion of the contemplated initial public offering. The agreements provide for employment terms of three years and shall continue indefinitely until terminated by either party pursuant to the terms of the agreements. In the event an employment agreement is terminated by the Company without cause, the employee shall be entitled to earned, but unpaid benefits as well as a "Severance Payment" equal to the employee's base salary for a period of twelve months, subject to adjustment as defined. The agreements contain non-compete provisions, which prevent a terminated employee from soliciting customers, prospective customers or employees of the Company.

     In connection with the acquisition of Geotrac, Inc., the Company entered into an employment agreement with the President and Chief Executive Officer of Geotrac, Inc. This agreement provides for an initial term of four years and shall continue in effect thereafter until terminated by either party upon 90 days prior written notice. The agreement provides for an initial annual base salary of $150,000 subject to annual review by Geotrac, Inc.'s Board of Directors. In the event of Mr. White's death or disability, Geotrac, Inc.'s obligations under the agreement will automatically terminate, except that Mr. White shall be entitled to severance equal to his then current annual base salary. The agreement further provides that, in the event of termination by Geotrac, Inc. without cause (as defined therein) or by Mr. White for good reason (as defined therein), or in the event the agreement is not renewed for any reason other than death, disability or for cause, then Geotrac, Inc. shall pay Mr. White at the rate of his annual base salary then in effect for the longer of
(i) the remainder of the term of the agreement and (ii) one year after such termination date, subject to a credit of up to 75% of the base salary paid to Mr. White by his new employer, if any.

NOTE 12.  RELATED PARTY TRANSACTIONS

  Service and Administrative Agreements

     During 1995, 1996 and 1997, the Company provided information technology services to affiliated entities based generally on actual cost incurred (including selling, general and administrative expenses), which amounted to $3,443,628, $4,787,772 and $3,236,255 of the outsourcing revenues for 1995, 1996 and 1997, respectively, and $863,375 for the three months ended March 31, 1997. For the three months ended March 31, 1998, these charges are included in the fee structure related to the affiliated service agreement discussed below.

     In 1997, the Company charged a monthly fee for its policy and claims administration services based on certain factors under the terms of the 1997 service agreements with BIG and other affiliated companies. For

                   INSURANCE MANAGEMENT SOLUTIONS GROUP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 12. RELATED PARTY TRANSACTIONS -- (CONTINUED) policy and claims administration, the Company charged a fee based on a percentage of direct written premiums and a percentage of direct paid losses for certain lines of business, as defined, respectively. The fee ranged from 8.5% to 9% for services rendered in connection with policy administration and .5% to 15% for claims administration related to these policies. Also, in 1997 the Company processed claims for BIG and its other affiliates related to those lines of business not covered under the servicing agreement and provided other miscellaneous services on a cost reimbursement basis. Amounts charged related to this claims processing and other miscellaneous services amounted to $9,518,525 for 1997 and $2,379,632 for the three months ended March 31, 1997.

     Effective January 1, 1998, the Company and BIG, along with its affiliates, entered into a service agreement which replaced the previous arrangement. For policy administration, the Company charges a fee, ranging from 8% to 10% of direct written premiums for certain lines of business, as defined. In 1998, in addition to policy processing services previously provided under the 1997 service agreements, the Company also provides policy processing related to its affiliated companies' automobile lines of business. In addition, claims services that were previously provided on a cost reimbursement basis are included in its 1998 affiliated servicing agreements. For claims administration, the Company charges fees ranging from 7% to 12.50% of direct earned premiums, except for flood related programs which are based on 1% of earned premiums and 1.5% of incurred losses. Also, a service fee of 2% of direct earned premiums is charged related to information technology services.

     Under these service agreements, the Parent Company accounted for $16,359,821 of total outsourcing revenue in 1997, and $3,521,648 and $8,221,734 for the three months ended March 31, 1997 and 1998, respectively.

     The Company has historically been charged a monthly management fee under a management agreement with BIG for common costs that are incurred by its Parent and allocated to its affiliated companies. These common costs include human resources, legal, corporate planning and communications, cash management, certain executive management and rent. The basis of allocation for the management services is employee head counts and estimates of time incurred, which management believes to be a reasonable basis of allocation. Total management fees in 1995, 1996, 1997 and the three months ended March 31, 1997 were $724,904, $1,053,546, $2,343,866 and $585,966, respectively. Effective
January 1, 1998, the Company is being charged for these services, exclusive of rent, generally based on agreed upon quarterly amounts totaling $426,266 for the three months ended March 31, 1998.

     Prior to December 31, 1997, the Company was also charged for rental expenses through the management services allocated from its Parent as discussed above. Subsequent to this time, the Company entered into specific lease agreements for its office space. The future minimum lease payments under these non-cancelable operating leases are $1,150,535 and $1,384,180 for the years ending December 31, 1998 and 1999, respectively. For financial statement purposes, rent expense of $252,306 for the three months ended March 31, 1998 is included in management services from Parent.

     The Company leases certain employees, from time to time, that have been trained in customer service and other areas of property and casualty insurance from its affiliated companies. The Company has agreed to pay all direct and indirect expenses in connection with these employees. These charges are included in cost of outsourcing services and selling, general and administrative expenses and amounted to $6,635,249 for 1997, and $374,947 and $1,242,823 for the three months ended March 31, 1997 and 1998, respectively.

     Effective January 1, 1998, the Company entered into a perpetual license agreement with BIG and BIC pursuant to which the Company licensed its primary operating systems from BIG and BIC in exchange for a

                   INSURANCE MANAGEMENT SOLUTIONS GROUP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 12. RELATED PARTY TRANSACTIONS -- (CONTINUED) nominal fee. The license agreement provides that the Company shall be solely responsible for maintaining and upgrading the systems and shall have the authority to license such systems to third parties.

     Flood zone determination services performed for affiliated companies amounted to $239,980, $414,209 and $1,028,358 for 1995, 1996 and 1997,
respectively, and $215,077 and $236,368 for the three months ended March 31, 1997 and 1998, respectively.

  Intercompany Accounts

     The Company's due from affiliates, including the note receivable -- affiliate, generally resulted from the zero balance account arrangement with BIG (See Note 2) whereby the Company's excess cash was swept into BIG's operating cash account. The Company's due to affiliates, including the note payable -- affiliate, generally resulted from the Company's affiliates advancing service fees and paying certain expenses on behalf of the Company. The Company's income tax payable to Parent represents the current income tax liability owed to the Parent under the intercompany tax sharing/allocation agreement.

     At the time of the Company's contemplated initial public offering, the Company will be owned approximately 20% by a Cayman Islands corporation. The Cayman Islands corporation acquired its interest in the Company directly from the Company's Parent. The Cayman Islands corporation is wholly owned by a discretionary charitable trust. The sole trustee of this trust is a Cayman Islands bank unaffiliated with BIG, the Company or their respective officers or directors. BIG is indirectly owned by a separate Cayman Islands corporation which is owned by a separate discretionary charitable trust. The sole trustee of this trust is a Cayman Islands corporation unaffiliated with BIG, the Company or their respective officers or directors. The declaration of each trust provides that the same not-for-profit Cayman Islands corporation possesses the discretionary power to (i) direct the trustee to appoint the trust fund to another trust for the benefit of one or more of the beneficiaries of the trust and (ii) remove the trustee and appoint one or more new trustees outside the Cayman Islands. The Board of Directors of this entity includes certain executive officers of BIG and the Company. The Cayman Islands corporation is selling a portion of its interest in the Company in the offering, and a subsidiary of the Cayman Island corporation has agreed to loan approximately $17.5 million to BIG in exchange for a subordinated note. A portion of the funds to be received by BIG will be used to satisfy the due from affiliates and note receivable -- affiliate balances recorded by the Company. With the funds, the Company will repay the entire due to affiliate, income taxes payable to Parent and note payable -- affiliate balances at that time.

     In the event that the Company's offering is not completed, the due to affiliates (including income taxes payable to Parent) and due from affiliates, which are without any specific terms and are non-interest bearing, will be satisfied during the ordinary course of business.

     This note should also be read in conjunction with the other notes to the financial statements for additional related party transactions.

NOTE 13.  EMPLOYEE BENEFIT PLANS

     The Company's employees participate in its Parent company's 401(k) plan. The Plan covers substantially all employees. Benefits vest based on the number of years of service. To participate in the plan, employees must be at least 21 years old and have completed twelve months of service. The Company, at its discretion, can make matching contributions based upon the participant's deferral depending on the participant's annual salary up to a maximum of 6% of compensation. The Company's expense related to this plan was approximately $70,191, $121,390 and $466,096 in 1995, 1996 and 1997, respectively, and $98,595 and $159,602 for the three months ended March 31, 1997 and 1998, respectively.

                   INSURANCE MANAGEMENT SOLUTIONS GROUP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 13.  EMPLOYEE BENEFIT PLANS (CONTINUED)
     In addition, the Company's employees participate in self-insured medical and dental plans provided by the Parent. The medical program provides for specific excess loss reinsurance for individual claims greater than $60,000 for any one claimant and aggregate claims greater than $1,000,000. The Company accrues the estimated liabilities for the ultimate costs of both reported claims and incurred but not reported claims.

NOTE 14.  SEGMENT INFORMATION

     The Company primarily operates in two business segments within the United States; providing policy and claims administration services and flood zone determinations. No unaffiliated customer accounted for more than 10% of the Company's total revenues for the periods presented. The following table provides information about these reportable segments as required by SFAS No. 131 "Disclosures About Segments of an Enterprise and Related Information":

                                                                            INTERCOMPANY
                                             OUTSOURCING     FLOOD ZONE     ELIMINATIONS   CONSOLIDATED
                                              SERVICES     DETERMINATIONS    AND OTHER        TOTALS
                                             -----------   --------------   ------------   ------------
1995
Operating revenues -- affiliated...........  $ 3,516,704    $   239,980     $   (73,076)   $ 3,683,608
Operating revenues -- unaffiliated.........           --      4,886,946              --      4,886,946
Operating income...........................     (244,310)       732,073              --        487,703
Interest expense...........................       17,527         53,966              --         71,493
Depreciation and amortization..............       92,597         91,558              --        184,155
Identifiable assets........................      613,022      2,036,315              --      2,649,337
Equity in earnings of Geotrac, Inc.........           --             --              --             --
1996
Operating revenues -- affiliated...........  $ 4,819,786    $   417,949     $   (35,754)   $ 5,201,981
Operating revenues -- unaffiliated.........      337,458      7,291,031              --      7,628,489
Operating income...........................      (78,801)     1,167,115              --      1,088,314
Interest expense...........................       11,901         63,449              --         75,350
Depreciation and amortization..............      171,683        137,505              --        309,188
Identifiable assets........................    1,508,426      1,932,816              --      3,441,242
Equity in earnings of Geotrac, Inc.........           --             --              --             --
1997
Operating revenues -- affiliated...........  $30,374,066    $ 1,028,359     $(1,259,465)   $30,142,960
Operating revenues -- unaffiliated.........      599,443      7,763,576              --      8,363,019
Operating income...........................    3,290,830      2,408,676              --      5,699,506
Interest expense...........................       69,781         79,564              --        149,345
Depreciation and amortization..............      404,830        278,842              --        683,672
Identifiable assets........................    8,178,483     11,353,222              --     19,531,705
Equity in earnings of Geotrac, Inc.........           --        201,009              --        201,009
MARCH 31, 1997 -- (UNAUDITED)
Operating revenues -- affiliated...........  $ 6,983,198    $   215,077     $  (218,543)   $ 6,979,732
Operating revenues -- unaffiliated.........       91,702      1,732,116              --      1,823,818
Operating income...........................      913,610        669,956              --      1,381,397
Interest expense...........................       17,445         18,021              --         35,466
Depreciation and amortization..............       75,600         40,533              --        116,133
Identifiable assets........................    6,526,340      2,289,471         (77,844)     8,737,967
Equity in earnings of Geotrac, Inc.........           --             --              --             --

                   INSURANCE MANAGEMENT SOLUTIONS GROUP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 14.  SEGMENT INFORMATION -- (CONTINUED)

                                                                            INTERCOMPANY
                                             OUTSOURCING     FLOOD ZONE     ELIMINATIONS   CONSOLIDATED
                                              SERVICES     DETERMINATIONS    AND OTHER        TOTALS
                                             -----------   --------------   ------------   ------------
MARCH 31, 1998 -- (UNAUDITED)
Operating revenues -- affiliated...........  $8,802,652     $   236,368     $  (308,864)   $ 8,730,156
Operating revenues -- unaffiliated.........     161,231       2,054,552              --      2,215,783
Operating income...........................     698,641         752,830              --      1,451,471
Interest expense...........................      62,827          20,363              --         83,190
Depreciation and amortization..............     173,462          99,459              --        272,921
Identifiable assets........................  13,307,037      12,111,488              --     25,418,525
Equity in earnings of Geotrac, Inc.........          --         408,138              --        408,138

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Geotrac, Inc.

     We have audited the accompanying balance sheets of Geotrac, Inc. (formerly YoSystems, Inc.) as of December 31, 1996 and 1997, and the related statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Geotrac, Inc. as of December 31, 1996 and 1997 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          GRANT THORNTON LLP

Tampa, Florida
May 29, 1998

                                 GEOTRAC, INC.

                                 BALANCE SHEETS

                                                                 DECEMBER 31,
                                                            ----------------------    MARCH 31,
                                                              1996        1997          1998
                                                            --------   -----------   -----------
                                                                                     (UNAUDITED)
                                             ASSETS
CURRENT ASSETS
  Cash and cash equivalents...............................  $    138   $ 1,897,262   $ 2,073,279
  Accounts receivable, net................................        --     2,227,236     2,844,241
  Prepaid expenses........................................        --       278,734       236,128
  Deferred tax assets.....................................        --       290,000       312,000
                                                            --------   -----------   -----------
          Total current assets............................       138     4,693,232     5,465,648
PROPERTY AND EQUIPMENT, net...............................        --     3,419,916     3,312,670
OTHER ASSETS
  Goodwill, net...........................................        --     8,662,804     8,552,215
  Customer contracts, net.................................        --     1,516,667     1,466,667
  Deferred tax assets.....................................        --        25,000         8,000
  Other...................................................        --       319,063       307,201
                                                            --------   -----------   -----------
          Total assets....................................  $    138   $18,636,682   $19,112,401
                                                            ========   ===========   ===========

                         LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
  Current portion of long-term debt.......................  $     --   $ 1,250,000   $ 1,250,000
  Current portion of capital lease obligations............        --       288,952       288,952
  Accounts payable........................................        --       120,754       224,183
  Accounts payable -- related party.......................    25,139            --            --
  Income taxes payable....................................        --       297,000       562,000
  Deferred compensation...................................        --       705,000       705,000
  Other current liabilities...............................        --       629,318       607,737
                                                            --------   -----------   -----------
          Total current liabilities.......................    25,139     3,291,024     3,637,872
LONG-TERM DEBT............................................        --     7,187,500     6,562,500
CAPITAL LEASE OBLIGATIONS.................................        --       557,356       493,293
DEFERRED REVENUE..........................................        --       475,000       460,000
COMMITMENTS AND CONTINGENCIES.............................        --            --            --
SHAREHOLDERS' EQUITY (DEFICIT)
  Common Stock, $.01 par value, 1,000 shares authorized;
     490, 1,000 and 1,000 shares issued and outstanding at
     December 31, 1996, 1997 and March 31, 1998,
     respectively.........................................         5            10            10
  Additional paid-in capital..............................     5,995     6,715,570     6,715,570
  Retained earnings (deficit).............................   (31,001)      410,222     1,243,156
                                                            --------   -----------   -----------
          Total shareholders' equity (deficit)............   (25,001)    7,125,802     7,958,736
                                                            --------   -----------   -----------
          Total liabilities and shareholders' equity
            (deficit).....................................  $    138   $18,636,682   $19,112,401
                                                            ========   ===========   ===========

        The accompanying notes are an integral part of these statements.

                                 GEOTRAC, INC.

                            STATEMENTS OF OPERATIONS

                                                                                       THREE MONTHS
                                                                                          ENDED
                                                        YEAR ENDED DECEMBER 31,         MARCH 31,
                                                    --------------------------------   ------------
                                                      1995       1996        1997          1998
                                                    --------   --------   ----------   ------------
                                                                                       (UNAUDITED)
REVENUES
  Flood zone determination services...............  $     --   $     --   $6,242,815    $4,463,616
  Other revenues..................................        --         --       93,210       109,250
                                                    --------   --------   ----------    ----------
          Total revenues..........................        --         --    6,336,025     4,572,866
                                                    --------   --------   ----------    ----------
EXPENSES
  Cost of revenues................................        --         --    2,678,557     1,874,263
  Selling, general and administrative expense.....     9,755     29,841    1,319,434       761,866
  Deferred compensation (non-recurring item)......        --         --      732,795
  Depreciation and amortization...................        --         --      594,045       360,196
                                                    --------   --------   ----------    ----------
          Total expenses..........................     9,755     29,841    5,324,831     2,996,325
                                                    --------   --------   ----------    ----------
OPERATING INCOME (LOSS)...........................    (9,755)   (29,841)   1,011,194     1,576,541
OTHER INCOME (non-recurring item).................   932,222         --    1,700,000            --
INTEREST EXPENSE..................................        --         --     (338,391)     (189,607)
                                                    --------   --------   ----------    ----------
INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES...   922,467    (29,841)   2,372,803     1,386,934
PROVISION FOR INCOME TAXES........................        --         --      272,000       554,000
                                                    --------   --------   ----------    ----------
NET INCOME (LOSS).................................  $922,467   $(29,841)  $2,100,803    $  832,934
                                                    ========   ========   ==========    ==========

        The accompanying notes are an integral part of these statements.

                                 GEOTRAC, INC.

                  STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT)

                                                            ADDITIONAL    RETAINED
                                                   COMMON    PAID-IN      EARNINGS
                                                   STOCK     CAPITAL      (DEFICIT)       TOTAL
                                                   ------   ----------   -----------   -----------
Balance at January 1, 1995.......................   $ 5     $    5,995   $    78,744   $    84,744
  Dividend paid to shareholder...................    --             --    (1,002,371)   (1,002,371)
  Net income.....................................    --             --       922,467       922,467
                                                    ---     ----------   -----------   -----------
Balance at December 31, 1995.....................     5          5,995        (1,160)        4,840
  Net loss.......................................    --             --       (29,841)      (29,841)
                                                    ---     ----------   -----------   -----------
Balance at December 31, 1996.....................     5          5,995       (31,001)      (25,001)
  Dividend paid to S Corporation shareholder.....    --             --    (1,700,000)   (1,700,000)
  Sale of Common Stock...........................     5      6,749,995            --     6,750,000
  Recapitalization of Company for change from S
     Corporation to C Corporation................              (40,420)       40,420            --
  Net income.....................................    --             --     2,100,803     2,100,803
                                                    ---     ----------   -----------   -----------
Balance at December 31, 1997.....................    10      6,715,570       410,222     7,125,802
  Net income (unaudited).........................    --             --       832,934       832,934
                                                    ---     ----------   -----------   -----------
Balance at March 31, 1998 (unaudited)............   $10     $6,715,570   $ 1,243,156   $ 7,958,736
                                                    ===     ==========   ===========   ===========

         The accompanying notes are an integral part of this statement.

                                 GEOTRAC, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                           THREE
                                                                                          MONTHS
                                                       YEAR ENDED DECEMBER 31,             ENDED
                                                 ------------------------------------    MARCH 31,
                                                    1995         1996        1997          1998
                                                 -----------   --------   -----------   -----------
                                                                                        (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)............................  $   922,467   $(29,841)  $ 2,100,803   $  832,934
  Adjustments to reconcile net income (loss) to
     net cash provided by (used in) operating
     activities:
     Depreciation and amortization.............           --         --       594,045      360,196
     Deferred federal income tax (credit)
       expense.................................           --         --      (315,000)      (5,000)
     Changes in assets and liabilities:
       Accounts receivable.....................       84,298         --         8,284     (617,005)
       Prepaid expenses and other assets.......           --         --       (73,945)      42,431
       Accounts payable and other
          liabilities..........................           --     25,139       768,058       81,848
       Income taxes payable....................           --         --       297,000      265,000
       Deferred revenue........................           --         --       (25,000)     (15,000)
                                                 -----------   --------   -----------   ----------
          Net cash provided by (used in)
            operating activities...............    1,006,765     (4,702)    3,354,245      945,404
                                                 -----------   --------   -----------   ----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of property and equipment..........           --         --      (153,371)     (80,324)
  Acquisition of business, net of cash
     acquired..................................           --         --    (6,163,057)          --
                                                 -----------   --------   -----------   ----------
          Net cash used in investing
            activities.........................           --         --    (6,316,428)     (80,324)
                                                 -----------   --------   -----------   ----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Payment of note payable from shareholder.....           --         --      (200,000)          --
  Proceeds from note payable...................           --         --       447,800           --
  Payments on note payable.....................           --         --      (312,500)    (625,000)
  Payments on capital lease obligations........           --         --      (125,993)     (64,063)
  Dividend paid S corporation shareholder......   (1,002,371)        --    (1,700,000)          --
  Sale of common stock.........................           --         --     6,750,000           --
                                                 -----------   --------   -----------   ----------
          Net cash provided by (used in)
            financing activities...............   (1,002,371)        --     4,859,307     (689,063)
                                                 -----------   --------   -----------   ----------
INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS.............................        4,394     (4,702)    1,897,124      176,017
CASH AND CASH EQUIVALENTS, beginning of
  period.......................................          446      4,840           138    1,897,262
                                                 -----------   --------   -----------   ----------
CASH AND CASH EQUIVALENTS, end of period.......  $     4,840   $    138   $ 1,897,262   $2,073,279
                                                 ===========   ========   ===========   ==========
SUPPLEMENT DISCLOSURES OF
  CASH FLOW INFORMATION
  Cash paid for interest.......................  $        --   $     --   $   155,110   $  372,888
                                                 ===========   ========   ===========   ==========
  Cash paid for income taxes...................  $        --   $     --   $   290,000   $  294,000
                                                 ===========   ========   ===========   ==========

                                 GEOTRAC, INC.

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

     During the year ended December 31, 1997, the Company financed $8,302,200 of the acquisition of SMS Geotrac, Inc. ($8,250,000) and deferred financing costs ($52,200).

     During the year ended December 31, 1997, the Company acquired $25,398 in equipment under a capital lease.

     Acquisition of Business Net of Cash Acquired:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
Fair value of assets acquired...............................  $17,308,778
Liabilities assumed.........................................   (2,308,778)
Debt issued.................................................   (8,250,000)
Cash acquired...............................................     (586,943)
                                                              -----------
                                                              $ 6,163,057
                                                              ===========

        The accompanying notes are an integral part of these statements.

                                 GEOTRAC, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1.  DESCRIPTION OF BUSINESS AND ORGANIZATION

     Geotrac, Inc. (the "Company"), formerly YoSystems, Inc., is a provider of flood zone determination services for financial services companies and individuals located throughout the United States.

     On July 31, 1997, the Company acquired the outstanding stock of SMS Geotrac, Inc., a wholly-owned subsidiary of Strategic Mortgage Services, Inc.
(SMS), an unrelated company, for $15,000,000. Prior to the acquisition, the Company had limited activity and was an S corporation for federal income tax purposes. The Company's principal activity prior to July 31, 1997 was to receive contingent earnout payments from the sale of its operating assets during 1994 and to distribute any payments received to its shareholder.

     Simultaneous with the acquisition of SMS Geotrac, Inc., the Company sold 49% of its outstanding shares to Bankers Hazard Determination Services, Inc.
(BHDS), a subsidiary of Insurance Management Solutions Group, Inc. (IMSG), for $6,750,000. Such proceeds of the stock sale together with the proceeds of $8,250,000 from a bank borrowing were used to acquire SMS Geotrac, Inc. Subsequent to the acquisition, the Company changed its name from YoSystems, Inc. to Geotrac, Inc. As of July 31, 1997, the Company became a C corporation for federal income tax purposes.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Use of Estimates

     In preparing the financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash Equivalents

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

  Concentration of Credit

     The Company provides flood zone determination services primarily to insurance companies and financial institutions throughout the United States. Credit is extended to customers (primarily financial services companies) based on management's assessment of their credit worthiness. Customer deposits are required in certain instances.

  Property and Equipment

     Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization is provided for using the straight line method over the estimated useful life of the assets.

     Capitalized costs include the cost of purchasing maps as well as the direct labor cost of converting the maps to digitized computer files. The Company capitalizes the costs of acquiring and computerizing maps that are used as a basis for making flood zone determinations. These capitalized costs are amortized on a straight-line basis over a period of five years.

                                 GEOTRAC, INC.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) Impairment of Long-Lived Assets

     The Company evaluates the recoverability of its long-lived assets and intangibles (including goodwill) held whenever adverse events or changes in business climate indicate that the expected undiscounted future cash flows from the related asset may be less than previously anticipated. If the net book value of the related asset exceeds the undiscounted future cash flows of the asset, the carrying amount would be reduced to the present value of its expected future cash flows and an impairment loss would be recognized. As of December 31, 1997 and March 31, 1998 management does not believe that an impairment reserve is required.

  Goodwill

     Goodwill of $8,847,119 related to the acquisition of SMS Geotrac, Inc., is being amortized using the straight-line method over twenty years. Accumulated amortization at December 31, 1997 and March 31, 1998 was $184,315 and $294,904, respectively.

  Customer Contracts

     In connection with the acquisition of SMS Geotrac, Inc., the Company estimated the fair value of its customer contracts and allocated $1,600,000 of the purchase price to such contracts. Customer contracts are being amortized using the straight-line method over eight years. Accumulated amortization of December 31, 1997 and March 31, 1998 was $83,333 and $133,333, respectively.

  Revenues

     Revenue earned on flood zone determination services is recognized when the determination is performed.

     The Company provides life of loan monitoring of flood zone determinations whereby the Company notifies its customers of changes in previously issued flood zone determinations. The Company estimates the revenues associated with this future obligation to monitor changes and notify customers and defers and amortizes these amounts using the straight-line method over the life of the loan, approximately 8 years.

  Income Taxes

     For the year ended December 31, 1996 and through July 31, 1997 the Company was an S Corporation for federal income tax purposes. Accordingly, federal income taxes on net earnings of the Company were payable by the shareholder.

     Beginning August 1, 1997, the Company accounts for income taxes on the asset and liability method. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax expense is the result of changes in deferred tax assets and liabilities. At the date of the termination of the S Corporation election, there were no deferred tax assets or liabilities created.

  Deferred Financing Costs

     The Company has deferred financing costs of approximately $337,000, as it relates to its bank borrowings which are being amortized using the straight line method (approximates the effective yield method) over the term of the loan (see
Note 5).

                                 GEOTRAC, INC.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) Fair Value of Financial Instruments

     The carrying amount of the Company's financial instruments at December 31, 1997, and March 31, 1998, which includes cash, accounts receivable, accounts payable and debt, approximates fair value due to the short maturity of those instruments. The Company considers the fixed rate and variable rate financial instruments to be representative of current market interest rates and, accordingly, the recorded amounts approximate their present fair market value.

  Unaudited Financial Statements

     The unaudited financial statements and the related notes thereto for March 31, 1998 include all normal and recurring adjustments, which in the opinion of management are necessary for a fair presentation and are prepared on the same basis as audited annual statements. The interim results are not necessarily indicative of the results that may be expected for the full year.

  Segments and Related Information

     The Company adopted SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information" ("SFAS 131"), which establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. This statement also establishes standards for related disclosures about products and services geographic areas, and major customers. This statement requires the reporting of financial and descriptive information about an enterprise's reportable operating segments. The Company only has one operating segment and one principal product or service (See Note
1). All the Company's operations are located within the United States and no individual customer represents more than 10% of total revenues for all periods presented herein.

  New Accounting Pronouncement Not Yet Adopted

     In June 1997, the FASB issued SFAS No. 130, "Reporting of Comprehensive Income' ("SFAS 130"), which establishes standards for reporting and display of comprehensive income and its components (revenues, expense, gains and losses) in a full set of financial statements as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This statement is effective for fiscal years beginning after December 15, 1997. Earlier application is permitted. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company believes that adoption of SFAS 130 will have no effect on the financial statements.

NOTE 3.  ACQUISITION OF SMS GEOTRAC, INC.

     On July 31, 1997 the Company acquired all of the outstanding common stock of SMS Geotrac, Inc. (Note 1) for a purchase cost of $15,000,000 which was funded as follows:

Cash contributed by BHDS....................................  $ 6,750,000
Bank borrowing..............................................    8,750,000
Excess cash not required for acquisition....................     (500,000)
                                                              -----------
                                                              $15,000,000
                                                              ===========

                                 GEOTRAC, INC.

NOTE 3.  ACQUISITION OF SMS GEOTRAC, INC. -- (CONTINUED)
     The acquisition has been accounted for as a purchase, and accordingly the net assets acquired on July 31, 1997 were recorded at their estimated fair value as follows:

Current assets..............................................  $ 3,026,152
Property and equipment......................................    3,547,454
Excess of cost over assets acquired.........................    8,847,119
Customer contracts..........................................    1,600,000
Other assets................................................      288,053
Liabilities assumed.........................................   (2,308,778)
                                                              -----------
                                                              $15,000,000
                                                              ===========

     In addition, BHDS and the Company entered into a cross licensing agreement; whereby, the Company is to receive a total of $900,000 for the use of its database of digitized maps, for the period from the date of acquisition through June 2000. Further, BHDS will reimburse the Company for fifty percent of its cost to maintain the database as of December 31, 1997, approximately $250,000 has been recorded under this agreement.

     The following unaudited proforma consolidated results of operations for the year ended December 31, 1997 is presented as if the acquisition of SMS Geotrac, Inc. has been made on January 1, 1996. The unaudited proforma information is not necessarily indicative of either the results of operations that would have occurred had the purchase been made at January 1, 1996 or the future results of the consolidated operations:

                                                                 1996          1997
                                                              -----------   -----------
                                                                     (UNAUDITED)
Revenues....................................................  $13,374,610   $14,062,666
Net earnings................................................  $   555,676   $ 2,489,623

     The following table distinguishes the condensed historical results of operations for the year ended December 31, 1997 by the period before and after the acquisition of SMS Geotrac, Inc.

                                                                     AUGUST 1,
                                                     JANUARY 1,         1997
                                                        1997          THROUGH
                                                       THROUGH      DECEMBER 31,
                                                    JULY 31, 1997       1997         TOTAL
                                                    -------------   ------------   ----------
Revenues..........................................   $       --      $6,336,025    $6,336,025
Operating income (loss)...........................       (9,419)      1,001,775     1,011,194
Other income (expense)............................    1,700,000        (338,391)    1,361,069
                                                     ----------      ----------    ----------
          Net income..............................   $1,690,581      $  410,222    $2,100,803
                                                     ==========      ==========    ==========

                                 GEOTRAC, INC.

NOTE 4.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                          LIFE    DECEMBER 31,   MARCH 31,
                                                         YEARS        1997          1998
                                                         ------   ------------   ----------
Computer equipment.....................................  3-5       $1,343,736    $1,364,419
Furniture and fixtures.................................   7           498,002       500,567
Transportation equipment...............................   5            28,908        28,908
Maps and map database..................................   5         1,855,554     1,912,930
                                                                   ----------    ----------
                                                                    3,726,200     3,806,824
Less accumulated depreciation and amortization.........              (306,284)     (494,154)
                                                                   ----------    ----------
                                                                   $3,419,916    $3,312,670
                                                                   ==========    ==========

     Depreciation and amortization expense for the year ended December 31, 1997 and the three month period ended March 31, 1998 were $306,284 and $187,870, respectively.

NOTE 5.  LONG-TERM DEBT

     In connection with the purchase of SMS Geotrac, Inc., the Company borrowed $8,750,000 from a bank. The note is payable in quarterly installments of $312,500 plus interest. Interest is charged, at the Company's option, at 1) the current prime rate; 2) a seven year fixed rate; 3) a certain percentage over the LIBOR rate based upon a formula; or 4) a combination of the above rates. In addition to the quarterly payments, annual prepayments may be required in an amount equal to fifty percent of excess cash flow, as defined in the loan agreement. The agreement contains covenants that require the Company to maintain certain financial ratios (e.g., stockholders' equity of at least $6,250,000 through June 30, 1998 increasing by 50% of net income thereafter), limits the dollar value of capital expenditures and restricts the payment of dividends to 50% of excess cash flows (as defined). The note is collateralized by substantially all the assets of the Company. The outstanding balance (and prime interest rate) at December 31, 1997 and March 31, 1998 was $8,437,500 (8.5%) and $7,812,500 (8.5%), respectively.

     Scheduled maturities of the note payable to bank at December 31, 1997 are as follows:

1998........................................................  $1,250,000
1999........................................................   1,250,000
2000........................................................   1,250,000
2001........................................................   1,250,000
2002........................................................   1,250,000
Thereafter..................................................   2,187,500
                                                              ----------
                                                              $8,437,500
                                                              ==========

NOTE 6.  OTHER INCOME (NON-RECURRING ITEM)

     During 1996 and on July 30, 1997 the Company received contingent earn-out payments of $932,222 and $1,700,000 (final payment), respectively associated with the sale of its operating assets during 1994. These amounts are classified as other income and a non-recurring item.

                                 GEOTRAC, INC.

NOTE 7.  COMMITMENTS AND CONTINGENCIES

  Operating Leases

     The Company leases office space and equipment under operating leases with unexpired terms ranging from a month-to-month basis to seven years. Rent expense under all operating leases was approximately $135,000 and $80,000 for the year ended December 31, 1997 and the three month period ended March 31, 1998, respectively. The Company is currently leasing one of its operating facilities from its 51 percent shareholder. This lease requires monthly rental payments of $8,717 through August 1998.

     The future minimum lease payments under these operating lease agreements are as follows:

                  YEAR ENDED DECEMBER 31,
                  -----------------------
1998........................................................    $416,161
1999........................................................     371,274
2000........................................................     255,766
2001........................................................     216,672
2002........................................................     198,616
                                                              ----------
                                                              $1,458,489
                                                              ==========

  Capital Leases

     The Company has capital lease agreements for computer equipment and furniture and fixtures. At December 31, 1997 and March 31, 1998 property and equipment includes $695,623 of assets recorded under capital leases and accumulated depreciation of $57,543 and $92,326, respectively.

     The future minimum lease payments under these capital lease agreements are as follows:

                  YEAR ENDED DECEMBER 31,
                  -----------------------
1998........................................................  $343,762
1999........................................................   323,763
2000........................................................   241,835
2001........................................................    38,099
                                                              --------
          Total.............................................   947,459
Less amount representing interest...........................   101,151
                                                              --------
Present value of minimum lease payments.....................   846,308
Less amount representing current portion....................   288,952
                                                              --------
  Long-term portion.........................................  $557,356
                                                              ========

  Deferred Compensation

     On September 11, 1997 the Company's Board of Directors, recognizing SMS Geotrac, Inc's president's nonbinding commitment which originated prior to the acquisition of SMS Geotrac, approved and granted bonuses to certain current and former employees of SMS Geotrac. Such bonuses were principally related to prior services rendered by these employees and resulted in additional compensation of $732,795 which is separately disclosed in the statement of operations as deferred compensation (a non-recurring item) of which approximately $362,000 and 371,000 relates to cost of revenues and selling, general and administrative expenses, respectively. These amounts are to be paid to the individuals on or before December 31, 1998.

  Common Stock Awards

     Prior to and at the time of the acquisition of SMS Geotrac, the president of SMS Geotrac also had a nonbinding commitment to grant to certain former and current employees options to purchase shares of Geotrac, Inc. (formerly YoSystems) common stock held by the president and his wife, for prior employee

                                 GEOTRAC, INC.

NOTE 7. COMMITMENTS AND CONTINGENCIES -- (CONTINUED) services rendered. On May 12, 1998, the president awarded 46.45 shares of his and his wife's common stock to these individuals. In conjunction with the agreement and plan of merger with IMSG, which is expected to close by June 26, 1998, the Company is to acquire the common stock held by these individuals for approximately $728,069. On May 12, 1998, the Company recorded additional compensation expense (non-recurring item) of $728,069 and an increase to contributed capital of $728,069.

  Risks and Uncertainties

     The nature of the Company's business is such that it is dependent upon various factors such as general economic conditions and weather patterns that are beyond its control. The demand for flood zone determinations by lenders and their customers is directly related to the affordability of mortgage financing and refinancing. Current interest rates are relatively low and therefore conducive to a higher volume of mortgage lending and flood zone determinations. An increase in interest rates would have a negative impact on mortgage lending and consequently on the level of flood zone determinations performed. Fluctuations in interest rates will likely produce fluctuations in the Company's operating results. Likewise, natural disasters such as hurricanes, tornadoes, and floods, all or which are unpredictable, directly impact the demand for the Company's flood zone determination business.

NOTE 8.  INCOME TAXES

     The provision for income taxes consists of the following components:

                                                                                THREE
                                                                  YEAR          MONTHS
                                                                  ENDED         ENDED
                                                              DECEMBER 31,    MARCH 31,
                                                                  1997           1998
                                                              -------------   ----------
Federal:
  Current...................................................    $ 461,000      $434,000
  Deferred (benefit)........................................     (249,000)       (5,000)
                                                                ---------      --------
                                                                  212,000       429,000
                                                                ---------      --------
State:
  Current...................................................      126,000       125,000
  Deferred (benefit)........................................      (66,000)           --
                                                                ---------      --------
                                                                   60,000       125,000
                                                                ---------      --------
          Total.............................................    $ 272,000      $554,000
                                                                =========      ========

     A reconciliation of the federal statutory income tax rate to the Company's effective income tax rate is as follows:

                                                                                THREE
                                                                  YEAR          MONTHS
                                                                  ENDED         ENDED
                                                              DECEMBER 31,    MARCH 31,
                                                                  1997           1998
                                                              -------------   ----------
Federal income taxes, at statutory rates....................    $ 807,000      $472,000
S corporation earnings not subject to tax...................     (575,000)           --
State taxes, net............................................       40,000        82,000
                                                                ---------      --------
                                                                $ 272,000      $554,000
                                                                =========      ========

                                 GEOTRAC, INC.

NOTE 8.  INCOME TAXES -- (CONTINUED)
     Deferred federal income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the corresponding amounts used for income tax purposes. Significant components of the Company's deferred tax assets are as follows:

                                                              DECEMBER 31,   MARCH 31,
                                                                  1997         1998
                                                              ------------   ---------
Current deferred tax assets (liabilities):
  Vacation accrual..........................................    $(18,000)    $ (9,000)
  Deferred compensation.....................................     303,000      303,000
  Allowance for doubtful accounts...........................       5,000       18,000
                                                                --------     --------
  Net current deferred tax asset............................    $290,000     $312,000
                                                                ========     ========
  Long-term deferred tax asset:
  Depreciation and amortization.............................    $ 25,000     $  8,000
                                                                ========     ========

NOTE 9.  EMPLOYEE BENEFIT PLAN

     From August 1, 1997 through December 31, 1997, the Company participated in a 401(k) plan established by the former Parent of SMS Geotrac, Inc. Eligible full-time employees of the Company made voluntary contributions to the plan. No Company contributions were made to the plan. Effective January 1, 1998 the Company established its own 401(k) plan. Any contributions to the new plan by the Company are discretionary.

NOTE 10.  SUBSEQUENT EVENT

     On May 12, 1998, the Company, its shareholders (including BHDS), IMSG and IMSG's parent, Bankers Insurance Group, Inc., executed a definitive agreement whereby all the shares of common stock held by the Company's president, his wife and by certain employees representing 51% of the outstanding shares, will be acquired by IMSG and BHDS for total consideration of $7,994,250 consisting of:

Shares of IMSG Common Stock.................................  $5,766,181
Promissory note.............................................   1,500,000
Cash........................................................     728,069
                                                              ----------
                                                              $7,994,250
                                                              ==========

     Upon the completion of the transaction, the Company will merge into BHDS, with BHDS being the surviving corporation. The cross-license agreement with BHDS (See Note 3) will be terminated, along with any amounts due to or from which are expected to be insignificant.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
SMS Geotrac, Inc.

     We have audited the accompanying statements of income, shareholder's equity and cash flows of SMS Geotrac, Inc. for each of the two years in the period ended June 30, 1997 and the one month period ended July 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of its operations its and cash flows of SMS Geotrac, Inc. for each of the two years in the period ended June 30, 1997 and the one month period ended July 31, 1997, in conformity with generally accepted accounting principles.

                                          GRANT THORNTON LLP

Tampa, Florida
May 29, 1998

                               SMS GEOTRAC, INC.

                              STATEMENTS OF INCOME

                                                                                       ONE MONTH
                                                              YEAR ENDED JUNE 30,        ENDED
                                                           -------------------------    JULY 31,
                                                              1996          1997          1997
                                                           -----------   -----------   ----------
REVENUES
  Flood zone determination services......................  $12,286,525   $12,313,735   $1,197,314
  Other revenues.........................................      203,301       207,772       12,365
                                                           -----------   -----------   ----------
          Total revenues.................................   12,489,826    12,521,507    1,209,679
                                                           -----------   -----------   ----------
EXPENSES
  Cost of revenues.......................................    6,219,142     5,913,800      529,597
  Selling, general and administrative expense............    3,079,377     2,839,433      227,286
  Depreciation and amortization..........................      688,678     1,330,876      103,560
                                                           -----------   -----------   ----------
          Total expenses.................................    9,987,197    10,084,109      860,443
                                                           -----------   -----------   ----------
OPERATING INCOME.........................................    2,502,629     2,437,398      349,236
INTEREST EXPENSE.........................................      (81,495)      (78,850)      (8,215)
                                                           -----------   -----------   ----------
INCOME BEFORE PROVISION FOR INCOME TAXES.................    2,421,134     2,358,548      341,021
PROVISION FOR INCOME TAXES...............................    1,046,900     1,079,100      148,000
                                                           -----------   -----------   ----------
NET INCOME...............................................  $ 1,374,234   $ 1,279,448   $  193,021
                                                           ===========   ===========   ==========

        The accompanying notes are an integral part of these statements.

                               SMS GEOTRAC, INC.

                       STATEMENT OF SHAREHOLDER'S EQUITY

                                                              ADDITIONAL
                                                     COMMON    PAID-IN      RETAINED
                                                     STOCK     CAPITAL      EARNINGS      TOTAL
                                                     ------   ----------   ----------   ----------
Balance at July 1, 1996............................    $1     $1,464,047   $  326,215   $1,790,263
  Capital contribution from parent.................    --        932,222           --      932,222
  Net income.......................................    --             --    1,374,234    1,374,234
                                                       --     ----------   ----------   ----------
Balance at June 30, 1996...........................     1      2,396,269    1,700,449    4,096,719
  Capital contributions from parent................    --      2,111,140           --    2,111,140
  Net income.......................................    --             --    1,279,448    1,279,448
                                                       --     ----------   ----------   ----------
Balance at June 30, 1997...........................     1      4,507,409    2,979,897    7,487,307
  Capital contribution from parent.................    --      1,700,000           --    1,700,000
  Net income.......................................    --             --      193,021      193,021
                                                       --     ----------   ----------   ----------
Balance at July 31, 1997...........................    $1     $6,207,409   $3,172,918   $9,380,328
                                                       ==     ==========   ==========   ==========

         The accompanying notes are an integral part of this statement.

                               SMS GEOTRAC, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                       ONE MONTH
                                                             YEAR ENDED JUNE 30,         ENDED
                                                          -------------------------    JULY 31,
                                                             1996          1997          1997
                                                          -----------   -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income..........................................    $ 1,374,234   $ 1,279,448   $   193,021
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization....................        688,678     1,330,876       103,560
     Deferred federal income tax (credit) expense.....       (240,400)       53,100         8,000
     Income taxes due to Parent.......................      1,304,440     1,106,539       139,988
     Gain on sale of property and equipment...........         (1,252)           --            --
     Provision for bad debts..........................        385,908            --            --
     Changes in assets and liabilities:
       Accounts receivable............................     (1,204,784)      517,209        49,514
       Prepaid expenses and other assets..............        (99,933)      (38,993)      (38,223)
       Accounts payable and other liabilities.........        241,530      (459,510)      (11,793)
       Deferred revenue...............................        231,261       157,880        (1,490)
                                                          -----------   -----------   -----------
          Net cash provided by operating activities...      2,679,682     3,946,549       442,577
                                                          -----------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Property and equipment deposit returned.............             --            --       130,670
  Purchases of property and equipment.................     (1,679,980)   (1,457,719)      (60,941)
  Proceeds from disposal of property and equipment....         12,400            --            --
                                                          -----------   -----------   -----------
          Net cash provided by (used in) investing
            activities................................     (1,667,580)   (1,457,719)       69,729
                                                          -----------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Advance from officer................................             --            --       200,000
  Advance to related party............................             --            --      (796,597)
  Net repayments on revolving line of credit..........       (283,884)           --            --
  Repayment of capital lease obligations..............       (146,788)     (291,219)      (22,433)
  Advances to parent..................................             --      (905,780)   (1,850,000)
  Capital contribution from parent....................             --       500,000            --
                                                          -----------   -----------   -----------
          Net cash used in financing activities.......       (430,672)     (696,999)   (2,469,030)
                                                          -----------   -----------   -----------
INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS....................................        581,430     1,791,831    (1,956,724)
CASH AND CASH EQUIVALENTS, beginning of period........        170,406       751,836     2,543,667
                                                          -----------   -----------   -----------
CASH AND CASH EQUIVALENTS, end of period..............    $   751,836   $ 2,543,667   $   586,943
                                                          ===========   ===========   ===========
SUPPLEMENT DISCLOSURES OF CASH
  FLOW INFORMATION
  Cash paid for interest..............................    $    81,495   $    78,850   $     8,215
                                                          ===========   ===========   ===========

     Supplemental disclosures of non-cash investing and financing activities:

     During the year ended June 30, 1996 and on July 31, 1997, the Company's parent made a payment of $932,222 and $1,700,000 to the Company's former owner in conjunction with the August 1, 1994 purchase of the Company. The amounts were recorded as an increase to goodwill and an additional capital contribution to the Company.

     During the year ended June 30, 1997, the Company and its parent agreed to treat $1,611,140 of intercompany obligations as a capital contribution to the Company.

     During the year ended June 30, 1997, the Company entered into capital lease agreements relating to equipment with a cost of $427,453.

        The accompanying notes are an integral part of these statements.

                               SMS GEOTRAC, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1.  DESCRIPTION OF BUSINESS AND ORGANIZATION

     SMS Geotrac, Inc. (the "Company"), headquartered in Norwalk, Ohio, is principally a provider of flood zone determination services for insurance companies and financial institutions located throughout the United States. The Company is a wholly-owned subsidiary of Strategic Mortgage Services, Inc. (Parent).

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Use of Estimates

     In preparing the financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash Equivalents

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

  Concentration of Credit

     The Company provides professional flood zone determination services for financial services companies and individuals throughout the United States. Credit is extended to customers (primarily financed services companies) based on management's assessment of their credit worthiness. Customer deposits are required in certain instances.

  Depreciation and Amortization of Property and Equipment

     Depreciation and amortization is computed using accelerated methods for financial reporting and federal income tax purposes, over the estimated useful lives of the assets which range from 3-5 years for computer equipment and 5-7 years for furniture and fixtures, transportation equipment and maps. Depreciation and amortization for the years ended June 30, 1996 and 1997 were $594,797 and $1,226,820, respectively and $94,889 for the one month period ended July 31, 1997.

  Goodwill

     Goodwill is being amortized using the straight-line method over fifteen years. Amortization for the years ended June 30, 1996 and 1997 was $93,881 and $104,056, respectively; and $8,671 for the one month period ended July 31, 1997.

  Revenues

     Revenue earned on flood zone determination services is recognized when the determination is performed. For an additional fee, the Company provides life of loan monitoring of flood zone determinations whereby the Company notifies its customers of changes in previously issued flood zone determinations. The estimated revenues associated with this future obligation to monitor changes and notify customers are deferred and amortized using the straight-line method over the expected life of the loan, approximately 7 years.

  Income Taxes

     Income taxes are accounted for on the asset and liability method. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as

                               SMS GEOTRAC, INC.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax expense is the result of changes in deferred tax assets and liabilities.

  New Pronouncements Not Yet Adopted

     In June 1997, the FASB issued SFAS No. 130, "Reporting of Comprehensive Income" ("SFAS 130"), which establishes standards for reporting and display of comprehensive income and its components (revenues, expense, gains and losses) in a full set of financial statements as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This statement is effective for fiscal years beginning after December 15, 1997. Earlier application is permitted. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company does not anticipate that adoption of SFAS 130 will have material effect on the financial statements.

  Segments and Related Information

     The Company adopted SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information" ("SFAS 131"), which establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. This statement also establishes standards for related disclosures about products and services geographic areas, and major customers. This statement requires the reporting of financial and descriptive information about an enterprise's reportable operating segments. The Company only has one operating segment and one principal product or service (See Note
1). All the Company's operations are located within the United States and no individual customer represents more than 10% of total revenues for all periods presented herein.

NOTE 3.  COMMITMENTS AND CONTINGENCIES

  Operating Leases

     The Company leases office space and equipment under operating leases with unexpired terms ranging from a month to month basis to seven years. Rent expense under all operating leases was approximately $296,000 and $314,000 for the years ended June 30, 1996 and 1997, respectively and $27,000 for the one month period ended July 31, 1997. The Company leases one of its operating facilities from a Company controlled by the President of the Company. This lease requires monthly rental payments of $8,717 through August 1998.

     The future minimum lease payments under these operating lease agreements are as follows:

YEAR ENDED JUNE 30,
-------------------
1998........................................................  $  419,400
1999........................................................     410,159
2000........................................................     316,359
2001........................................................     291,600
2002........................................................     219,399
Thereafter..................................................      90,280
                                                              ----------
                                                              $1,747,197
                                                              ==========

                               SMS GEOTRAC, INC.

NOTE 3.  COMMITMENTS AND CONTINGENCIES -- (CONTINUED)
  Capital Leases

     The Company has capital lease agreements for computer equipment and furniture and fixtures. The future minimum lease payments under these capital lease agreements are as follows:

YEAR ENDED JUNE 30,
-------------------
1998........................................................  $  356,670
1999........................................................     316,670
2000........................................................     316,670
2001........................................................     105,460
2002........................................................       4,412
                                                              ----------
          Total.............................................   1,099,882
Less amount representing interest...........................     130,546
                                                              ----------
Present value of minimum lease payments.....................     969,336
Less amount representing current portion....................     304,950
                                                              ----------
Long-term portion...........................................  $  664,386
                                                              ==========

  Risks and Uncertainties

     The nature of the Company's business is such that it is dependent upon various factors such as general economic conditions and weather patterns that are beyond its control. The demand for flood zone determinations by lenders and their customers is directly related to the affordability of mortgage financing and refinancing. Current interest rates are relatively low and therefore conducive to a higher volume of mortgage lending and flood zone determinations. An increase in interest rates would have a negative impact on mortgage lending and consequently on the level of flood zone determinations performed. Fluctuations in interest rates will likely produce fluctuations in the Company's operating results. Likewise, natural disasters such as hurricanes, tornadoes, and floods, all or which are unpredictable, directly impact the demand for the Company's flood zone determination business.

NOTE 4.  INCOME TAXES

     The Company's results of operations are included in the consolidated federal income tax return of its Parent. Income taxes are determined and recorded in the amount that would have been due and payable had the Company filed a separate income tax return on an accrual basis. Federal and state income taxes payable is included in the amount due to Parent. The provision for income taxes consists of the following components:

                                                                               ONE MONTH
                                                       YEAR ENDED JUNE 30,       ENDED
                                                     -----------------------   JULY 31,
                                                        1996         1997        1997
                                                     ----------   ----------   ---------
Federal:
  Current..........................................  $1,016,500   $  793,000   $111,000
  Deferred.........................................    (164,700)      37,100      6,000
                                                     ----------   ----------   --------
                                                        851,800      830,100    117,000
                                                     ----------   ----------   --------
State:
  Current..........................................     270,800      233,000     29,000
  Deferred.........................................     (75,700)      16,000      2,000
                                                     ----------   ----------   --------
                                                        195,100      249,000     31,000
                                                     ----------   ----------   --------
          Totals...................................  $1,046,900   $1,079,100   $148,000
                                                     ==========   ==========   ========

                               SMS GEOTRAC, INC.

NOTE 4.  INCOME TAXES -- (CONTINUED)
     A reconciliation of the federal statutory income tax rate to the effective income tax rate is as follows:

                                                                               ONE MONTH
                                                       YEAR ENDED JUNE 30,       ENDED
                                                     -----------------------   JULY 31,
                                                        1996         1997        1997
                                                     ----------   ----------   ---------
Federal income taxes, at statutory rates...........  $  823,000   $  802,000   $116,000
State taxes........................................     195,100      249,000     31,000
Other..............................................      28,800       28,000      1,000
                                                     ----------   ----------   --------
                                                     $1,046,900   $1,079,000   $148,000
                                                     ==========   ==========   ========

NOTE 5.  EMPLOYEE BENEFIT PLAN

     The Company participates in a 401(k) plan established by its Parent. Eligible full-time employees of the Company may make voluntary contributions to the plan. Matching Company contributions to the plan may be made at the discretion of the Board of Directors. No Company contributions were made during the years ended June 30, 1996 and 1997 or for the one month ended July 31, 1997.

NOTE 6.  RELATED PARTY TRANSACTIONS

     During the year ended June 30, 1996 and on July 30, 1997, the Company's parent made a payment of $932,222 and $1,700,000 to the Company's former owner (a company controlled by the President of the Company) in conjunction with the August 1, 1994 purchase of the Company. The amounts were recorded as an increase to goodwill and an additional capital contribution to the Company.

     During the year ended June 30, 1997, the Company and its Parent agreed to treat all outstanding amounts owed to the Parent, $1,611,140, as an additional capital contribution. In addition, the Parent contributed $500,000 to the Company.

     During the one month period ended July 31, 1997, the Company advanced $796,596 to YoSystems, Inc, a company owned by the Company's President.

NOTE 7.  SUBSEQUENT EVENT

     On July 31, 1997 all of the outstanding stock of the Company was acquired by YoSystems, Inc., which is owned by the Company's President, for $15 million. Concurrent with the acquisition of the Company, YoSystems, Inc. sold 49% of its common stock to Bankers Hazard Determination Services, Inc.

======================================================

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SHAREHOLDER OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE SHARES OF COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.
                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    1
Risk Factors..........................    5
Geotrac Acquisition...................   11
Use of Proceeds.......................   11
Dividend Policy.......................   12
Capitalization........................   13
Dilution..............................   14
Selected Consolidated Financial Data
  of the Company......................   15
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations of the Company........   17
Selected Consolidated Financial Data
  of Geotrac..........................   23
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations of Geotrac............   24
Business..............................   28
Management............................   40
Principal and Selling Shareholders....   46
Certain Transactions..................   46
Description of Capital Stock..........   50
Shares Eligible for Future Sale.......   52
Underwriting..........................   54
Legal Matters.........................   55
Experts...............................   55
Available Information.................   56
Index to Financial Statements.........  F-1

  UNTIL             , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
======================================================
======================================================
                                                SHARES

                                  [IMSG LOGO]

                                  COMMON STOCK
                            ------------------------
                                   PROSPECTUS
                            ------------------------
                        RAYMOND JAMES & ASSOCIATES, INC.

                                LEHMAN BROTHERS

                                  FURMAN SELZ
                                         , 1998
======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Securities and Exchange Commission filing fee...............  $23,600
NASD filing fee.............................................    8,500
Nasdaq listing fee..........................................
Transfer agent expenses and fees............................
Printing and engraving......................................
Accountants' fees and expenses..............................
Consultants' fees and expenses..............................
Legal fees and expenses.....................................
Miscellaneous...............................................
                                                              -------
          Total.............................................  $
                                                              =======

---------------

* All of the above fees, costs and expenses above will be paid by the Company. Other than the SEC filing fee and NASD filing fee, all fees and expenses are estimated.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Florida Business Corporation Act (the "Florida Act") permits a Florida corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances.

     The Company's Amended and Restated Articles of Incorporation and Amended and Restated Bylaws provide that the Company shall indemnify directors and executive officers to the fullest extent now or hereafter permitted by the Florida Act. In addition, the Company may enter into Indemnification Agreements with its directors and executive officers in which the Registrant has agreed to indemnify such persons to the fullest extent now or hereafter permitted by the Florida Act.

     The indemnification provided by the Florida Business Corporation Act and the Company's Amended and Restated Bylaws is not exclusive of any other rights to which a director or officer may be entitled. The general effect of the foregoing provisions may be to reduce the circumstances which an officer or director may be required to bear the economic burden of the foregoing liabilities and expense.

     The Company may obtain a liability insurance policy for its directors and officers as permitted by the Florida Act, which policy may extend to, among other things, liability arising under the Securities Act of 1933, as amended (the "Securities Act").

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     The Company is a holding company that was incorporated in the State of Florida on December 26, 1996 by its parent, Bankers Insurance Group, Inc. ("BIG"). On or about December 30, 1996, BIG contributed two of its wholly-owned operating subsidiaries, Insurance Management Solutions, Inc. and Bankers Hazard Determination Services, Inc., in exchange for 500 shares of the Company's Common Stock. The issuance of shares of the Company's Common Stock pursuant to this transaction is claimed to be exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     Effective May 8, 1998, the Company declared a stock dividend of 40,000 shares of Common Stock for each share of Common Stock then outstanding, resulting in an increase in the outstanding capital stock of the Company to 20,000,000 shares of Common Stock.

     On July 31, 1997, the Company acquired a 49% equity interest in Geotrac, Inc., an Ohio corporation ("Old Geotrac"), for $6.75 million in cash. On June
  , 1998, the Company acquired the remaining 51% equity interest in Old Geotrac
in exchange for (i)        shares of Common Stock (assuming an initial public
offering price of $     per share), (ii) a promissory note in the principal
amount of $1.5 million, and (iii) cash in the amount of $723,069. The transaction was effected pursuant to the merger of Old Geotrac into a wholly-owned subsidiary of the Company, with the surviving entity being known as "Geotrac, Inc." The issuance of shares of the Company's Common Stock pursuant to this merger is claimed to be exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits.

EXHIBIT
NUMBER                             EXHIBIT DESCRIPTION
-------                            -------------------
  1.1      --  Proposed Form of Underwriting Agreement.*
  3.1      --  Amended and Restated Articles of Incorporation of Insurance
               Management Solutions Group, Inc.
  3.2      --  Amended and Restated Bylaws of Insurance Management
               Solutions Group, Inc.
  4.1      --  Specimen certificate for the Common Stock of Insurance
               Management Solutions Group, Inc.*
  5.1      --  Opinion of Foley & Lardner.*
 10.1      --  Form of Employment Agreement between certain executive officers and Insurance Management Solutions Group, Inc.
 10.2      --  Insurance Management Solutions Group, Inc. Long Term
               Incentive Plan.
 10.3      --  Insurance Management Solutions Group, Inc. Non-Employee
               Directors' Stock Option Plan.
 10.4      --  Snell Arcade Building Lease, dated May 15, 1996, between
               Snell Arcade Limited Company and Bankers Insurance Group,
               Inc., as revised and assigned to Insurance Management
               Solutions Group, Inc., effective January 1, 1998.
 10.5      --  Bankers Building -- 5th Street North Lease Agreement, dated
               January 1, 1997, between Bankers Insurance Group, Inc. and
               Insurance Management Solutions Group, Inc.
 10.6      --  Bankers Financial Center Lease Agreement, dated January 1,
               1997, between Bankers Insurance Company and Insurance
               Management Solutions Group, Inc.
 10.7      --  Lease, dated September 2, 1994, between DanYo LLC (as
               successor to Sandan) and SMS Geotrac, Inc.
 10.8      --  Indenture of Lease, dated September 23, 1994, between
               Southview Business Center, Ltd., an Ohio limited
               partnership, and SMS Geotrac, Inc., including Addendum I,
               dated March 20, 1995, and Addendum II, dated December 8,
               1995.
 10.9      --  Master Equipment Lease Agreement, dated May 11, 1995, and executed on May 15, 1995, between National City Leasing
               Corporation and SMS Geotrac, Inc.
 10.10     --  Term Lease Master Agreement, dated June 30, 1995, between
               IBM Credit Corporation and SMS Geotrac, Inc.
 10.11     --  Employee Leasing Agreement, dated May 19, 1998, between
               Bankers Insurance Company and Insurance Management Solutions
               Group, Inc.
 10.12     --  Administration Services Agreement, dated January 1, 1998, between Bankers Insurance Group, Inc. and Insurance
               Management Solutions Group, Inc.

EXHIBIT
NUMBER                             EXHIBIT DESCRIPTION
-------                            -------------------
 10.13     --  Service Agreement, dated January 1, 1998, between Insurance
               Management Solutions, Inc. and Bankers Insurance Company.
 10.14     --  Service Agreement dated January 1, 1998 between Insurance
               Management Solutions, Inc. and Bankers Security Insurance
               Company.
 10.15     --  Service Agreement dated January 1, 1998 between Insurance
               Management Solutions, Inc. and First Community Insurance
               Company.
 10.16     --  Vendor Flood Insurance Agreement, dated January 1, 1996, between Insurance Management Solutions, Inc. (as successor to Insurance Management Information Services, Inc.) and
               Mobile USA Insurance Company, Inc.
 10.17     --  Vendor Flood Insurance Agreement, dated November 10, 1995, between AAA Auto Club South Insurance Company and Insurance
               Management Information Services, Inc.
 10.18     --  Flood Insurance Program Services Agreement by and among
               Insurance Management Information Services, Inc., American
               Alternative Insurance Corporation, and Corporate Insurance
               Agency Services.
 10.19     --  Loan and Security Agreement, dated July 31, 1997, between
               Huntington National Bank, YoSystems, Inc. and SMS Geotrac,
               Inc.
 10.20     --  Pledge and Security Agreement, dated May 8, 1998, by
               Insurance Management Solutions Group, Inc. in favor of
               SouthTrust Bank, N.A.
 10.21     --  Agreement and Plan of Merger, dated May 12, 1998, by and among Geotrac, Inc., Insurance Management Solutions, Inc.,
               Daniel J. and Sandra White, Bankers Insurance Group, Inc.
               and Bankers Hazard Determination Services, Inc.
 10.22     --  Employment Agreement, dated             , 1998, between
               Geotrac, Inc. and Daniel J. White.
 10.23     --  Term Lease Master Agreement, dated August 6, 1996, between
               IBM Credit Corporation and Bankers Insurance Company,
               assigned by Bankers Insurance Company to Insurance
               Management Solutions, Inc., effective April 1, 1998,
               pursuant to Sales and Assignment Agreement, dated May 6,
               1998.
 10.24     --  Sales and Assignment Agreement, dated May 6, 1998, by and between Insurance Management Solutions Group, Inc.,
               Insurance Management Solutions, Inc., Bankers Insurance
               Group, Inc., Bankers Insurance Services, Inc., Bankers Life
               Insurance Company, Southern Rental & Leasing Corporation,
               Bankers Insurance Company, and Bankers Security Insurance
               Company.
 10.25     --  Software Maintenance and Enhancement Agreement, dated
               January 7, 1997 between Systems Integration and Imaging
               Technologies Incorporated and Insurance Management
               Information Services, Inc.
 10.26     --  Corporate Governance Agreement, dated             , 1998,
               between Geotrac, Inc., Daniel J. White and Insurance
               Management Solutions Group, Inc.
 10.27     --  Tax Indemnity Agreement dated             , 1998 between
               Bankers Insurance Group, Inc., Insurance Management
               Solutions Group, Inc. and Daniel J. and Sandra White.
 10.28     --  Flood Insurance Agreement, dated January 6, 1998, between
               First Community Insurance Company and Keystone Insurance
               Company.
 10.29     --  Marketing Agreement, dated November 14, 1997, between First
               Community Insurance Company and Nobel Insurance Company.
 10.30     --  Flood Insurance Agreement, dated February 11, 1998, between
               First Community Insurance Company and Horace Mann Insurance
               Company.
 10.31     --  Promissory Note dated April 1, 1998, from Insurance
               Management Solutions, Inc. to Bankers Insurance Company in
               the principal amount of $2,353,424.42.

EXHIBIT
NUMBER                             EXHIBIT DESCRIPTION
-------                            -------------------
 10.32     --  Promissory Note dated April 1, 1998, from Insurance
               Management Solutions, Inc. to Southern Rental & Leasing
               Corporation in the principal amount of $448,749.95.
 10.33     --  Promissory Note dated May 8, 1998, from Insurance Management
               Solutions Group, Inc. to Heritage Hotel Holding Company in
               the principal amount of $6,750,000, as amended.
 10.34     --  Note dated December 30, 1994, from Insurance Management
               Solutions, Inc. (as successor to Bankers Data Center, Inc.)
               to First of America Bank -- Florida F.S.B. in the principal amount of $200,000.
 10.35     --  Loan Agreement dated December 30, 1994, between First of
               America Bank -- Florida F.S.B., Geotrac, Inc. (as successor to National Flood Certification Services, Inc.), Southern
               Rental & Leasing Corporation, Insurance Management
               Solutions, Inc. (as successor to Bankers Data Center, Inc.)
               and Bankers Insurance Group, Inc.
 10.36     --  Security Agreement dated December 30, 1994, by Insurance
               Management Solutions, Inc. (as successor to Bankers Data
               Center, Inc.) in favor of First of America Bank -- Florida
               F.S.B.
 10.37     --  Note dated December 30, 1994, from Geotrac, Inc. (as
               successor to National Flood Certification Services, Inc.) to
               First of America Bank -- Florida F.S.B. in the principal
               amount of $60,000.
 10.38     --  Security Agreement dated December 30, 1994, by Geotrac, Inc.
               (as successor to National Flood Certification Services,
               Inc.) in favor of First of America Bank -- Florida F.S.B.
 10.39     --  Note dated December 30, 1996, from Geotrac, Inc. (as
               successor to Bankers Hazard Determination Services, Inc.) to
               First of America Bank -- Florida F.S.B. in the principal
               amount of $245,000.
 10.40     --  Note dated December 30, 1996, from Insurance Management
               Solutions, Inc. (as successor to Insurance Management
               Information Services, Inc.) to First of American
               Bank -- Florida FSB in the principal amount of $809,000.
 10.41     --  Loan Agreement dated December 30, 1996, between First of
               America Bank -- Florida F.S.B., Geotrac, Inc. (as successor to Bankers Hazard Determination Services, Inc.), Bankers
               Insurance Group, Inc., Bankers Risk Management Services,
               Inc., Bankers Underwriters, Inc., Insurance Management
               Solutions, Inc. (as successor to Insurance Management
               Information Services, Inc.), Southern Rental & Leasing
               Corporation, Bankers Financial Corporation and Bankers
               International Financial Corporation.
 10.42     --  Security Agreement dated December 30, 1996, by Geotrac, Inc.
               (as successor to Bankers Hazard Determination Services
               Inc.), in favor of First of America Bank -- Florida F.S.B.
               securing $245,000 loan.
 10.43     --  Security Agreement dated December 30, 1996, by Insurance
               Management Solutions, Inc. (as successor to Insurance
               Management Information Services, Inc.) in favor of First of
               America Bank -- Florida F.S.B. securing $809,000 loan.
 10.44     --  Installment Note dated December 30, 1997, from Geotrac, Inc.
               (as successor to Bankers Hazard Determination Services,
               Inc.) to SouthTrust Bank, N.A. in the principal amount of
               $184,000.
 10.45     --  Cross-Collateralization and Cross-Default Agreement dated
               December 30, 1997, in favor of SouthTrust Bank, N.A. by
               Bankers Financial Corporation, Bankers Insurance Group,
               Inc., Insurance Management Solutions, Inc. and Geotrac, Inc.
               (as successor to Bankers Hazard Determination Services,
               Inc.).
 10.46     --  Security Agreement dated December 30, 1997, between Geotrac,
               Inc. (as successor to Bankers Hazard Determination Services,
               Inc.), and SouthTrust Bank, N.A.
 10.47     --  Revolving Line of Credit Note dated December 27, 1993, from
               Geotrac, Inc. (as successor to National Flood Certification
               Services, Inc.) to Marine Bank, in the amount of $600,000.
 10.48     --  Security Agreement dated December 27, 1993, between Geotrac,
               Inc. (as successor to National Flood Certification Services,
               Inc.) and Marine Bank.

EXHIBIT
NUMBER                             EXHIBIT DESCRIPTION
-------                            -------------------
 10.49     --  Installment Note dated December, 1997, from Insurance
               Management Solutions, Inc. to SouthTrust Bank, N.A. in the
               principal amount of $2,131,000.
 10.50     --  Promissory Note dated December 30, 1997, from Insurance
               Management Solutions, Inc. to SouthTrust Bank, N.A. in the
               principal amount of $500,000.
 10.51     --  Security Agreement dated December 30, 1997, between
               Insurance Management Solutions Group, Inc. and SouthTrust
               Bank, N.A.
 10.52     --  Flood Compliance Service Agreement dated November 1, 1996, between Geotrac, Inc. (as successor to SMS Geotrac) and
               Mortgage Corporation of America.
 10.53     --  Flood Compliance Service Agreement dated March 1, 1997, between Geotrac, Inc. (as successor to SMS Geotrac) and
               CitFed Mortgage Corporation of America.
 10.54     --  Flood Compliance Service Agreement dated March 1, 1998, between Geotrac, Inc. (as successor to SMS Geotrac), ABN
               AMRO North American and certain of its affiliates.
 10.55     --  Flood Compliance Service Agreement dated April 12, 1997, between Geotrac, Inc. (as successor to SMS Geotrac) and
               Third Federal Savings.
 10.56     --  Flood Compliance Service Agreement dated April 9, 1997, between Geotrac, Inc. (as successor to SMS Geotrac) and
               MidAm, Inc.
 10.57     --  Flood Compliance Service Agreement dated December 28, 1995, between Geotrac, Inc. and Crestar Bank.
 10.58     --  Flood Compliance Service Agreement dated April 1, 1996, between Geotrac, Inc. (as successor to SMS Geotrac) and
               ReliaStar Mortgage Corporation.
 10.59     --  Flood Zone Determination Agreement dated March 25, 1993, between Geotrac, Inc. (as successor to National Flood
               Certification Services, Inc.) and AIG Consultants, Inc.
 10.60     --  Flood Zone Determination Agreement dated December 28, 1995, between Geotrac, Inc. (as successor to Bankers Hazard
               Determination Services, Inc.) and SouthTrust Corporation, as
               amended on June 3, 1997.
 10.61     --  Flood Zone Determination Agreement dated July 14, 1994, between Geotrac, Inc. (as successor to National Flood
               Certification Services, Inc.) and SunBank, N.A.
 10.62     --  Flood Zone Determination Agreement dated November 8, 1993, between Geotrac, Inc. (as successor to National Flood
               Certification Services, Inc.) and Royal Indemnity Company.
 10.63     --  Flood Insurance Agreement, dated February 17, 1995, between
               First Community Insurance Company and Armed Forces Insurance
               Exchange, as amended.
 10.64     --  Flood Insurance Agreement, dated November 17, 1995, between
               First Community Insurance Company and Amica Mutual Insurance
               Company, as amended.
 10.65     --  Non-Qualified Stock Option Plan.
 10.66     --  Funding Agreement, dated June 19, 1998, by and between
               Bankers Insurance Group, Inc. and Insurance Management
               Solutions Group, Inc.
 10.67     --  Assignment of Registered Service Mark ("Floodwriter"), dated
               May 7, 1998, from Bankers Insurance Company to Insurance
               Management Solutions, Inc.
 10.68     --  Assignment of Registered Service Mark ("Undercurrents"),
               dated May 7, 1998, from Bankers Insurance Company to
               Insurance Management Solutions, Inc.
 10.69     --  Registration Rights Agreement, dated           , 1998,
               between Information Management Solutions Group, Inc. and
               Daniel J. and Sandra White
 10.70     --  Software License Agreement, effective January 1, 1998, between Insurance Management Solutions, Inc., Bankers
               Insurance Group, Inc. and Bankers Insurance Company.*
 21.1      --  List of subsidiaries of Insurance Management Solutions
               Group, Inc.

EXHIBIT
NUMBER                             EXHIBIT DESCRIPTION
-------                            -------------------
 23.1      --  Consent of Foley & Lardner (included in Exhibit (5.1)).
 23.2      --  Consent of Grant Thornton LLP.
 23.3      --  Consent of Grant Thornton LLP.
 23.4      --  Consent of Grant Thornton LLP.
 24.1      --  Power of Attorney relating to subsequent amendments
               (included on the signature page of this Registration
               Statement).
 27.1      --  Financial Data Schedule (filed for SEC purposes only).
 27.2      --  Financial Data Schedule (filed for SEC purposes only).
 27.3      --  Financial Data Schedule (filed for SEC purposes only).
 27.4      --  Financial Data Schedule (filed for SEC purposes only).
 27.5      --  Financial Data Schedule (filed for SEC purposes only).
 27.6      --  Financial Data Schedule (filed for SEC purposes only).

---------------

* To be filed by amendment.

     (b) Financial Statement Schedules.

     None.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Petersburg, and State of Florida, on this 25th day of June, 1998.

                                          INSURANCE MANAGEMENT SOLUTIONS GROUP,
                                          INC.

                                          By:      /s/ DAVID K. MEEHAN
                                            ------------------------------------
                                                      David K. Meehan
                                                 Chairman of the Board and
                                                  Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints David K. Meehan, Jeffrey S. Bragg and Kelly K. King, and each of them individually, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, (as well as any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933) and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                      SIGNATURE                                       TITLE                      DATE
                      ---------                                       -----                      ----

                 /s/ DAVID K. MEEHAN                     Chairman of the Board, Chief        June 25, 1998
-----------------------------------------------------      Executive Officer and Director
                   David K. Meehan                         (Principal Executive Officer)

                  /s/ KELLY K. KING                      Vice President, Chief Financial     June 25, 1998
-----------------------------------------------------      Officer and Treasurer
                    Kelly K. King

                /s/ JEFFREY S. BRAGG                     Director                            June 25, 1998
-----------------------------------------------------
                  Jeffrey S. Bragg

                 /s/ ROBERT M. MENKE                     Director                            June 25, 1998
-----------------------------------------------------
                   Robert M. Menke

                 /s/ ROBERT G. MENKE                     Director                            June 25, 1998
-----------------------------------------------------
                   Robert G. Menke

               /s/ JOHN A. GRANT, JR.                    Director                            June 25, 1998
-----------------------------------------------------
                 John A. Grant, Jr.

                      SIGNATURE                                       TITLE                      DATE
                      ---------                                       -----                      ----

                /s/ WILLIAM D. HUSSEY                    Director                            June 25, 1998
-----------------------------------------------------
                  William D. Hussey

                 /s/ E. RAY SOLOMON                      Director                            June 25, 1998
-----------------------------------------------------
                   E. Ray Solomon

                 /s/ DANIEL J. WHITE                     Director                            June 25, 1998
-----------------------------------------------------
                   Daniel J. White

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                             EXHIBIT DESCRIPTION
-------                            -------------------
  1.1     --   Proposed Form of Underwriting Agreement.*
  3.1     --   Amended and Restated Articles of Incorporation of Insurance
               Management Solutions Group, Inc.
  3.2     --   Amended and Restated Bylaws of Insurance Management
               Solutions Group, Inc.
  4.1     --   Specimen certificate for the Common Stock of Insurance
               Management Solutions Group, Inc.*
  5.1     --   Opinion of Foley & Lardner.*
 10.1     --   Form of Employment Agreement between certain executive
               officers and Insurance Management Solutions Group, Inc.
 10.2     --   Insurance Management Solutions Group, Inc. Long Term
               Incentive Plan.
 10.3     --   Insurance Management Solutions Group, Inc. Non-Employee
               Directors' Stock Option Plan.
 10.4     --   Snell Arcade Building Lease, dated May 15, 1996, between
               Snell Arcade Limited Company and Bankers Insurance Group,
               Inc., as revised and assigned to Insurance Management
               Solutions Group, Inc., effective January 1, 1998.
 10.5     --   Bankers Building -- 5th Street North Lease Agreement, dated
               January 1, 1997, between Bankers Insurance Group, Inc. and
               Insurance Management Solutions Group, Inc.
 10.6     --   Bankers Financial Center Lease Agreement, dated January 1,
               1997, between Bankers Insurance Company and Insurance
               Management Solutions Group, Inc.
 10.7     --   Lease, dated September 2, 1994, between DanYo LLC (as
               successor to Sandan) and SMS Geotrac, Inc.
 10.8     --   Indenture of Lease, dated September 23, 1994, between
               Southview Business Center, Ltd., an Ohio limited
               partnership, and SMS Geotrac, Inc., including Addendum I,
               dated March 20, 1995, and Addendum II, dated December 8,
               1995.
 10.9     --   Master Equipment Lease Agreement, dated May 11, 1995 and
               executed on May 15, 1995, between National City Leasing
               Corporation and SMS Geotrac, Inc.
 10.10    --   Term Lease Master Agreement, dated June 30, 1995, between
               IBM Credit Corporation and SMS Geotrac, Inc.
 10.11    --   Employee Leasing Agreement, dated May 19, 1998, between
               Bankers Insurance Company and Insurance Management Solutions
               Group, Inc.
 10.12    --   Administration Services Agreement, dated January 1, 1998,
               between Bankers Insurance Group, Inc. and Insurance
               Management Solutions Group, Inc.
 10.13    --   Service Agreement, dated January 1, 1998, between Insurance
               Management Solutions, Inc. and Bankers Insurance Company.
 10.14    --   Service Agreement dated January 1, 1998 between Insurance
               Management Solutions, Inc. and Bankers Security Insurance
               Company.
 10.15    --   Service Agreement dated January 1, 1998 between Insurance
               Management Solutions, Inc. and First Community Insurance
               Company.
 10.16    --   Vendor Flood Insurance Agreement, dated January 1, 1996,
               between Insurance Management Solutions, Inc. (as successor to Insurance Management Information Services, Inc.) and
               Mobile USA Insurance Company, Inc.
 10.17    --   Vendor Flood Insurance Agreement, dated November 10, 1995, between AAA Auto Club South Insurance Company and Insurance
               Management Services, Inc.
 10.18    --   Flood Insurance Program Services Agreement by and among
               Insurance Management Services, Inc., American Alternative
               Insurance Corporation, and Corporate Insurance Company
               Services.
 10.19    --   Loan and Security Agreement, dated July 31, 1997, between
               Huntington National Bank, YoSystems, Inc. and SMS Geotrac,
               Inc.

EXHIBIT
NUMBER                             EXHIBIT DESCRIPTION
-------                            -------------------
 10.20    --   Pledge and Security Agreement, dated May 8, 1998, by
               Insurance Management Solutions Group, Inc. in favor of
               SouthTrust Bank, N.A.
 10.21    --   Agreement and Plan of Merger, dated May 12, 1998, by and
               among Geotrac, Inc., Insurance Management Solutions, Inc.,
               Daniel J. and Sandra White, Bankers Insurance Group, Inc.
               and Bankers Hazard Determination Services, Inc.
 10.22    --   Employment Agreement, dated             , 1998, between
               Geotrac, Inc. and Daniel J. White.
 10.23    --   Term Lease Master Agreement, dated August 6, 1996, between
               IBM Credit Corporation and Bankers Insurance Company,
               assigned by Bankers Insurance Company to Insurance
               Management Solutions, Inc., effective April 1, 1998,
               pursuant to Sales and Assignment Agreement, dated May 6,
               1998.
 10.24    --   Sales and Assignment Agreement, dated May 6, 1998, by and
               between Insurance Management Solutions Group, Inc.,
               Insurance Management Solutions, Inc., Bankers Insurance
               Group, Inc., Bankers Insurance Services, Inc., Bankers Life
               Insurance Company, Southern Rental & Leasing Corporation,
               Bankers Insurance Company, and Bankers Security Insurance
               Company.
 10.25    --   Software Maintenance and Enhancement Agreement, dated
               January 7, 1997 between Systems Integration and Imaging
               Technologies Incorporated and Insurance Management
               Information Services, Inc.
 10.26    --   Corporate Governance Agreement, dated             , 1998,
               between Geotrac, Inc., Daniel J. White and Insurance
               Management Solutions Group, Inc.
 10.27    --   Tax Indemnity Agreement dated             , 1998 between
               Bankers Insurance Group, Inc., Insurance Management
               Solutions Group, Inc. and Daniel J. and Sandra White.
 10.28    --   Flood Insurance Agreement, dated January 6, 1998, between
               First Community Insurance Company and Keystone Insurance
               Company.
 10.29    --   Marketing Agreement, dated November 14, 1997, between First
               Community Insurance Company and Nobel Insurance Company.
 10.30    --   Flood Insurance Agreement, dated February 11, 1998, between
               First Community Insurance Company and Horace Mann Insurance
               Company.
 10.31    --   Promissory Note dated April 1, 1998, from Insurance
               Management Solutions, Inc. to Bankers Insurance Company in
               the principal amount of $2,353,424.42.
 10.32    --   Promissory Note dated April 1, 1998, from Insurance
               Management Solutions, Inc. to Southern Rental & Leasing
               Corporation in the principal amount of $448,749.95.
 10.33    --   Promissory Note dated May 8, 1998, from Insurance Management
               Solutions Group, Inc. to Heritage Hotel Holding Company in
               the principal amount of $6,750,000, as amended.
 10.34    --   Note dated December 30, 1994, from Insurance Management
               Solutions, Inc. (as successor to Bankers Data Center, Inc.)
               to First of America Bank -- Florida F.S.B. in the principal amount of $200,000.
 10.35    --   Loan Agreement dated December 30, 1994, between First of
               America Bank -- Florida F.S.B., Geotrac, Inc. (as successor to National Flood Certification Services, Inc.), Southern
               Rental & Leasing Corporation, Insurance Management
               Solutions, Inc. (as successor to Bankers Data Center, Inc.)
               and Banker Insurance Group, Inc.
 10.36    --   Security Agreement dated December 30, 1994, by Insurance
               Management Solutions, Inc. (as successor to Bankers Data
               Center, Inc.) in favor of First of America Bank -- Florida
               F.S.B.
 10.37    --   Note dated December 30, 1994, from Geotrac, Inc. (as
               successor to National Flood Certification Services, Inc.) to
               First of America Bank -- Florida F.S.B. in the principal
               amount of $60,000.
 10.38    --   Security Agreement dated December 30, 1994, by Geotrac, Inc.
               (as successor to National Flood Certification Services,
               Inc.) in favor of First of America Bank -- Florida F.S.B.

EXHIBIT
NUMBER                             EXHIBIT DESCRIPTION
-------                            -------------------
 10.39    --   Note dated December 30, 1996, from Geotrac, Inc. (as
               successor to Bankers Hazard Determination Services, Inc.) to
               First of America Bank -- Florida F.S.B. in the principal
               amount of $245,000.
 10.40    --   Note dated December 30, 1996, from Insurance Management
               Solutions, Inc. (as successor to Insurance Management
               Information Services, Inc.) to First of American
               Bank -- Florida FSB in the principal amount of $809,000.
 10.41    --   Loan Agreement dated December 30, 1996, between First of
               America Bank -- Florida F.S.B., Geotrac, Inc. (as successor to Bankers Hazard Determination Services, Inc.), Bankers
               Insurance Group, Inc., Bankers Risk Management Services,
               Inc., Bankers Underwriters, Inc., Insurance Management
               Solutions, Inc. (as successor to Insurance Management
               Information Services, Inc.), Southern Rental & Leasing
               Corporation, Bankers Financial Corporation and Bankers
               International Financial Corporation.
 10.42    --   Security Agreement dated December 30, 1996, by Geotrac, Inc.
               (as successor to Bankers Hazard Determination Services,
               Inc.) in favor of First of America Bank -- Florida F.S.B.
               securing $245,000 loan.
 10.43    --   Security Agreement dated December 30, 1996, by Insurance
               Management Solutions, Inc. (as successor to Insurance
               Management Information Services, Inc.) in favor of First of
               America Bank -- Florida F.S.B. securing $809,000 loan.
 10.44    --   Installment Note dated December 30, 1997, from Geotrac, Inc.
               (as successor to Bankers Hazard Determination Services,
               Inc.) to SouthTrust Bank, N.A. in the principal amount of
               $184,000.
 10.45    --   Cross-Collateralization and Cross-Default Agreement dated
               December 30, 1997, in favor of SouthTrust Bank, N.A. by
               Bankers Financial Corporation, Bankers Insurance Group,
               Inc., Insurance Management Solutions, Inc. and Geotrac, Inc.
               (as successor to Bankers Hazard Determination Services,
               Inc.).
 10.46    --   Security Agreement dated December 30, 1997, between Geotrac,
               Inc. (as successor to Bankers Hazard Determination Services,
               Inc.), and SouthTrust Bank, N.A.
 10.47    --   Revolving Line of Credit Note dated December 27, 1993, from
               Geotrac, Inc. (as successor to National Flood Certification
               Services, Inc.) to Marine Bank, in the amount of $600,000.
 10.48    --   Security Agreement dated December 27, 1993, between Geotrac,
               Inc. (as successor to National Flood Certification Services,
               Inc.) and Marine Bank.
 10.49    --   Installment Note dated December, 1997, from Insurance
               Management Solutions, Inc. to SouthTrust Bank, N.A. in the
               principal amount of $2,131,000.
 10.50    --   Promissory Note dated December 30, 1997, from Insurance
               Management Solutions, Inc. to SouthTrust Bank, N.A. in the
               principal amount of $500,000.
 10.51    --   Security Agreement dated December 30, 1997, between
               Insurance Management Solutions Group, Inc. and SouthTrust
               Bank, N.A.
 10.52    --   Flood Compliance Service Agreement dated November 1, 1996, between Geotrac, Inc. (as successor to SMS Geotrac) and
               Mortgage Corporation of America.
 10.53    --   Flood Compliance Service Agreement dated March 1, 1997,
               between Geotrac, Inc. (as successor to SMS Geotrac) and
               CitFed Mortgage Corporation of America.
 10.54    --   Flood Compliance Service Agreement dated March 1, 1998,
               between Geotrac, Inc. (as successor to SMS Geotrac), ABN
               AMRO North American and certain of its affiliates.
 10.55    --   Flood Compliance Service Agreement dated April 12, 1997,
               between Geotrac, Inc. (as successor to SMS Geotrac) and
               Third Federal Savings.
 10.56    --   Flood Compliance Service Agreement dated April 9, 1997,
               between Geotrac, Inc. (as successor to SMS Geotrac) and
               MidAm, Inc.
 10.57    --   Flood Compliance Service Agreement dated December 28, 1995, between Geotrac, Inc. and Crestar Bank.

EXHIBIT
NUMBER                             EXHIBIT DESCRIPTION
-------                            -------------------
 10.58    --   Flood Compliance Service Agreement dated April 1, 1996,
               between Geotrac, Inc. (as successor to SMS Geotrac) and
               ReliaStar Mortgage Corporation.
 10.59    --   Flood Zone Determination Agreement dated March 25, 1993,
               between Geotrac, Inc. (as successor to National Flood
               Certification Services, Inc.) and AIG Consultants, Inc.
 10.60    --   Flood Zone Determination Agreement dated December 28, 1995, between Geotrac, Inc. (as successor to Bankers Hazard
               Determination Services, Inc.) and SouthTrust Corporation, as
               amended on June 3, 1997.
 10.61    --   Flood Zone Determination Agreement dated July 14, 1994,
               between Geotrac, Inc. (as successor to National Flood
               Certification Services, Inc.) and SunBank, N.A.
 10.62    --   Flood Zone Determination Agreement dated November 8, 1993, between Geotrac, Inc. (as successor to National Flood
               Certification Services, Inc.) and Royal Indemnity Company.
 10.63    --   Flood Insurance Agreement, dated February 17, 1995, between
               First Community Insurance Company and Armed Forces Insurance
               Exchange, as amended.
 10.64    --   Flood Insurance Agreement, dated November 17, 1995, between
               First Community Insurance Company and Amica Mutual Insurance
               Company.
 10.65    --   Non-Qualified Stock Option Plan.
 10.66    --   Funding Agreement, dated June 19, 1998, by and between
               Bankers Insurance Group, Inc. and Insurance Management
               Solutions Group, Inc.
 10.67    --   Assignment of Registered Service Mark ("Floodwriter"), dated
               May 7, 1998, from Bankers Insurance Company to Insurance
               Management Solutions, Inc.
 10.68    --   Assignment of Registered Service Mark ("Undercurrents"),
               dated May 7, 1998, from Bankers Insurance Company to
               Insurance Management Solutions, Inc.
 10.69    --   Registration Rights Agreement, dated           , 1998,
               between Information Management Solutions Group, Inc. and
               Daniel J. and Sandra White
 10.70    --   Software License Agreement, effective January 1, 1998,
               between Insurance Management Solutions, Inc., Bankers
               Insurance Group, Inc. and Bankers Insurance Company.*
 21.1     --   List of subsidiaries of Insurance Management Solutions
               Group, Inc.
 23.1     --   Consent of Foley & Lardner (included in Exhibit (5.1)).
 23.2     --   Consent of Grant Thornton LLP.
 23.3     --   Consent of Grant Thornton LLP.
 23.4     --   Consent of Grant Thornton LLP.
 24.1     --   Power of Attorney relating to subsequent amendments
               (included on the signature page of this Registration
               Statement).
 27.1     --   Financial Data Schedule (filed for SEC purposes only.)
 27.2     --   Financial Data Schedule (filed for SEC purposes only).
 27.3     --   Financial Data Schedule (filed for SEC purposes only).
 27.4     --   Financial Data Schedule (filed for SEC purposes only).
 27.5     --   Financial Data Schedule (filed for SEC purposes only).
 27.6     --   Financial Data Schedule (filed for SEC purposes only).

---------------

* To be filed by amendment.